                                                                      EXHIBIT 99
Information Statement

                          Varian Medical Systems, Inc.

                                  Common Stock
                            (par value $1 per share)

This Information Statement is being furnished in connection with the distribution (the "Distribution") by Varian Associates, Inc., a Delaware corporation ("Varian"), to holders of record of the common stock of Varian, par value $1 per share ("Varian Common Stock"), at the close of business on March 24, 1999 (the "Distribution Record Date") of one share of common stock, par value $0.01 per share (the "IB Common Stock"), of Varian, Inc., a Delaware corporation ("IB"), and one share of common stock, par value $0.01 per share (the "VSEA Common Stock"), of Varian Semiconductor Equipment Associates, Inc., a Delaware corporation ("VSEA"), for each share of Varian Common Stock owned on the Distribution Record Date. See "The Distribution - Manner of Effecting the Distribution."

IB and VSEA are wholly-owned subsidiaries of Varian. On or prior to the Distribution, Varian will effectuate certain transactions (the "Internal Transfers") intended to allocate assets and liabilities relating to (i) the manufacture and sale of health care systems, including linear accelerators, simulators, brachytherapy systems and related data management systems and x-ray components (the "Health Care Systems Business") to Varian; (ii) the manufacture and sale of analytical and research instruments and vacuum products (the "Instruments Business") to IB and (iii) the manufacture and sale of ion implantation processing systems used in the manufacture of integrated circuits (the "Semiconductor Equipment Business") to VSEA. As of the Distribution, Varian will change its name to "Varian Medical Systems, Inc." (Varian after the Distribution being referred to herein as "VMS").

The Distribution is payable April 2, 1999 (the "Distribution Date"). Stock distribution statements reflecting ownership of IB Common Stock and VSEA Common Stock will be mailed as soon as practicable after the Distribution. No consideration will be paid by Varian's stockholders for shares of IB Common Stock and VSEA Common Stock received by them in the Distribution, nor will they be requested to surrender or exchange Varian Common Stock in order to receive IB Common Stock and VSEA Common Stock.

Varian Common Stock is expected to continue to be listed on the New York Stock Exchange (the "NYSE") under the symbol "VAR" after the Distribution.

No proxies are being solicited in connection with this Information Statement and you are requested not to send us a proxy.

These securities have not been approved or disapproved by the Securities and Exchange Commission or any state securities commission nor has the Securities and Exchange Commission or any state securities commission passed upon the accuracy or adequacy of this information. Any representation to the contrary is a criminal offense.

See "Risk Factors" beginning on page 10 for a discussion of certain factors that should be considered by holders of VMS Common Stock.

This Information Statement does not constitute an offer to sell or the solicitation of an offer to buy any securities.

Stockholders of Varian with inquiries related to the Distribution should contact First Chicago Trust Company of New York, the Distribution Agent for the Distribution, at 1-800-756-8200 or the Secretary of Varian at 650-493-4000.

The date of this Information Statement is March 8, 1999.

Cautionary Statement for Purposes of "Safe Harbor" Provisions of The Private Securities Litigation Reform Act of 1995.

This Information Statement contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 concerning, among other things, VMS's prospects, developments and business strategies for its operations, all of which are subject to risks and uncertainties. These forward-looking statements are identified by their use of such terms and phrases as "intend," "intends," "intended," "goal," "estimate," "estimates," "estimated," "expect," "expects," "expected," "project," "projects," "projected," "projections," "plans," "anticipate," "anticipates," "anticipated," "should," "designed to," "foreseeable future," "believe," "believes," "believed" and "scheduled" and in many cases are followed by a cross-reference to "Risk Factors."

When a forward-looking statement includes a statement of the assumptions or bases underlying the forward-looking statement, the management of VMS cautions that, while it believes such assumptions or bases to be reasonable and makes them in good faith, assumed facts or bases almost always vary from actual results, and the differences between assumed facts or bases and actual results can be material, depending upon the circumstances. Where, in any forward-looking statement, VMS or its management expresses an expectation or belief as to future results, such expectation or belief is expressed in good faith and believed to have a reasonable basis, but there can be no assurance that the statement of expectation or belief will result or be achieved or accomplished.

The actual results of VMS may differ significantly from the results discussed in the forward-looking statements. Factors that might cause such a difference include (i) factors discussed under "Risk Factors" and particularly, in cases where the forward-looking statement is followed by a cross reference to "Risk Factors," the factors discussed in the section or sections under "Risk Factors" that are referred to in the cross reference, (ii) the factors discussed under "Management's Discussion and Analysis of Financial Condition and Results of Operations," "Forecasted Capitalization," and "Business" and (iii) the following factors: product demand and market acceptance risks; the effect of general economic conditions and foreign currency fluctuations; the impact of competitive products and pricing; new product development and commercialization; the impact of managed care initiatives in the United States on capital expenditures and resulting pricing pressures on medical equipment; the ability to increase operating margins on higher sales; the impact of economic conditions in Asian markets on sales in those areas; successful implementation by VMS and certain third parties of corrective actions to address the impact of the Year 2000; completion of the Distribution on the current schedule within current budgets; the ability to sell certain surplus assets in connection with the Distribution; the ability of VMS to realize anticipated cost savings resulting from the Distribution; and other risks detailed from time to time in the filings of VMS with the Securities and Exchange Commission (the "Commission"). VMS undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

                               TABLE OF CONTENTS

                                        Page
                                        ----
Summary...............................     3
Introduction..........................     9
Risk Factors..........................    10
The Distribution......................    22
Forecasted Capitalization.............    32
Pro Forma Consolidated Financial
 Statements...........................    33
Management's Discussion and Analysis
 of Financial Condition and Results of
 Operations...........................    39
Business..............................    48
Management............................    59
Amendment and Restatement of the
 Varian Omnibus Stock Plan............    67

                                                                       Page
                                                                       ----
Amendment and Restatement of the Varian Management Incentive Plan.....   71
Ownership of VMS Common Stock.........................................   73
Financing.............................................................   75
Description of the Capital Stock......................................   76
Limitation of Liability and Indemnification Matters...................   78
Delaware Law and Certain Charter and By-Law Provisions................   78
Available Information.................................................   82
Incorporation of Certain Documents by Reference.......................   83
Index to Financial Statements.........................................  F-1

                                    SUMMARY

The following is a summary of certain information contained elsewhere in this Information Statement. Reference is made to, and this summary is qualified by, the more detailed information set forth in this Information Statement, which should be read in its entirety. Unless the context otherwise requires, (i) references in this Information Statement to "VMS" refer to Varian and its subsidiaries after giving effect to the Internal Transfers and the Distribution and (ii) references in this Information Statement to the "Health Care Systems Business" refer to the historical business and operations of the Health Care Systems Business conducted by Varian prior to the Distribution.

                                      VMS

Following the Internal Transfers and the Distribution, Varian will be renamed Varian Medical Systems, Inc. and will continue to conduct the Health Care Systems Business currently conducted by Varian. VMS will be a leading worldwide supplier of integrated cancer-care systems, including CLINAC(TM) medical linear accelerators and brachytherapy systems for treatment; simulators for therapy planning and verification; and ancillary equipment, software and networking systems to improve both therapeutic efficacy and administrative efficiency. VMS will also be a premier supplier of x-ray tubes for the world's diagnostic imaging industry, including tubes expressly designed for the most advanced mammography and CT scanning applications.

The principal executive offices of VMS will be located at 3100 Hansen Way, Palo Alto, California 94304-1030. Its telephone number at that address is (650) 493-4000.

                                THE DISTRIBUTION

Distributing Company...... Varian Associates, Inc., a Delaware corporation.
                           Concurrently with the Distribution, Varian will change its name to "Varian Medical Systems, Inc." (Varian after the Distribution being referred to herein as "VMS").

Distributed Companies..... Varian, Inc. and Varian Semiconductor Equipment
                           Associates, Inc., each a Delaware corporation and each currently a wholly-owned subsidiary of Varian.

Distribution Ratio........ Each stockholder of record of Varian as of the close of business on the Distribution Record Date will receive one share of IB Common Stock and one share of VSEA Common Stock for each share of Varian Common Stock held on the Distribution Record Date and will retain the shares of Varian Common Stock held by such stockholder immediately prior to the distribution (Varian Common Stock after the Distribution being referred to herein as "VMS Common Stock"). No consideration will be paid by Varian stockholders for shares of IB Common Stock and VSEA Common Stock to be received in the Distribution. See "The Distribution - Manner of Effecting the Distribution."

Shares to be
Distributed............... Approximately 30 million shares of IB Common Stock and VSEA Common Stock (based on 29,985,829 shares of Varian Common Stock outstanding on February 1,
                           1999). The shares to be distributed will constitute 100% of the outstanding shares of IB Common Stock and VSEA Common Stock.

Distribution Record
Date...................... Close of business on March 24, 1999.

Distribution Date......... April 2, 1999. On or prior to the Distribution
                           Date, the shares of IB Common Stock and VSEA Common Stock to be distributed in the Distribution will be delivered to First Chicago Trust Company of New York, as Distribution Agent (the "Distribution Agent"). The Distribution Agent will mail stock distribution statements reflecting ownership of shares of IB Common Stock and VSEA Common Stock as soon as practicable after the Distribution. See "The Distribution - Manner of Effecting the Distribution."

Reasons for the
Distribution.............. The Distribution is designed to separate three types of businesses that have different dynamics and business cycles, serve different markets and customers, are subject to different competitive forces and must be managed with different long-term and short-term strategies and goals. The Distribution will allow the management of VMS to focus on its own business, organize its capital structure, evaluate its growth opportunities, achieve market recognition, rationalize its organizational structure and design equity-based compensation programs targeted to its own performance.

Internal Transfers........ On or prior to the Distribution Date, Varian intends to consummate certain internal mergers and stock and asset transfers intended to allocate assets and liabilities relating to (i) the Health Care Systems Business to VMS, (ii) the Semiconductor Equipment Business to VSEA and (iii) the Instruments Business to IB (the "Internal Transfers"). See "The Distribution - Internal Mergers and Transfers" and "Pro Forma Consolidated Financial Statements."

Relationship Among VMS,
IB and VSEA After the
Distribution.............. For purposes of governing certain ongoing relationships among VMS, VSEA and IB after the Distribution and to provide mechanisms for an orderly transition, Varian, IB and VSEA have entered into a Distribution Agreement dated as of January 14, 1999 providing for, among other things, the Internal Transfers, the Distribution and cross-indemnification provisions. Before the Distribution, VMS, IB and VSEA will enter into additional agreements, including (i) the Tax Sharing Agreement (as defined), (ii) the Employee Benefits Allocation Agreement (as defined), (iii) the Transition Services Agreement (as defined) and
                           (iv) the Intellectual Property Agreement (as defined) (such agreements other than the Distribution Agreement are referred to herein collectively as the "Ancillary Agreements"). See "The Distribution - Relationship Among VMS, VSEA and IB After the Distribution."

Financing................. Varian is required to renegotiate the terms of its outstanding unsecured term loans (the "Term Loans") to permit 50% of these loans to be assumed by IB in connection with the Distribution. The Term Loans contain covenants that limit future borrowings and the payment of cash dividends and require the maintenance of certain levels of working capital and operating results of the borrower. In addition, certain short-term notes payable of Varian and its subsidiaries (the "Notes Payable") will, as a result of the Internal Transfers and the debt allocation provisions of the

                           Distribution Agreement, remain outstanding as direct and indirect obligations of VMS as of the Distribution Date. Based on the outstanding indebtedness of Varian under the Term Loans and Notes Payable as of January 1, 1999 and Varian's projected operating results and certain other transactions through the Distribution Date, it is anticipated that at the Distribution Date, VMS will have between $50 million and $100 million of outstanding indebtedness under the Term Loans and Notes Payable. In connection with the Distribution, Varian will contribute cash to VSEA so that at the Distribution Date, VSEA will have approximately $100 million in cash and cash equivalents and its consolidated debt, expected to be comprised of Notes Payable, will not exceed $5 million. Based on the assumptions stated in such section, the allocation of indebtedness to VMS at the Distribution Date should approximate the amounts reflected in "Forecasted Capitalization." See "The Distribution" and "Financing."

                           Varian will enter into a new credit facility for working capital and other general corporate purposes. The credit facility may contain certain representations and warranties; conditions; affirmative, negative and financial covenants; and events of default customary for such facilities. It is anticipated that Varian will borrow amounts under the new credit facility or under its existing credit facility on or prior to the Distribution in order to fund a portion of the cash contribution to be made to VSEA and IB, pay transaction expenses and for general corporate purposes. See "Financing."

Tax Consequences.......... Varian has received a private letter ruling from the Internal Revenue Service to the effect, among other things, that receipt of shares of IB Common Stock and VSEA Common Stock by stockholders of Varian will be tax-free (the "Tax Ruling"). For a description of the consequences to VMS and the holders of Varian Common Stock if the Distribution were not to qualify as tax-free, see "Risk
                           Factors - Federal Income Tax Considerations."

Distribution Agent........ First Chicago Trust Company of New York (the
                           "Distribution Agent").

                           VMS AFTER THE DISTRIBUTION

Board of Directors........ Effective as of the Distribution Date, following the resignations of nine of Varian's directors (all but one of whom are also currently directors of IB or VSEA) and the appointment of one new director, the Board of Directors of VMS is expected to consist of the following seven persons: John Seely Brown, Samuel Hellman, Terry R. Lautenbach, Richard
                           M. Levy, David W. Martin, Jr., Burton Richter and Richard W. Vieser. See "Management - Board of Directors."

Trading Market............ The VMS Common Stock is expected to continue to be listed on the NYSE following the Distribution under the ticker symbol "VAR." The trading price of the VMS Common Stock will be substantially affected by the Distribution. See "Risk Factors - Changes in Trading Prices" and "The Distribution - Listing and Trading of VMS Common Stock."

Certain Provisions of
Certificate of
Incorporation, By-Laws
and Rights Plan........... Certain provisions of the Certificate of
                           Incorporation and By-Laws of VMS may have the effect of making more difficult an acquisition of control of VMS in a transaction not approved by VMS's Board of Directors. In addition, Varian has adopted a stockholder rights plan (the "Rights Plan"), which, under certain circumstances, would significantly dilute the interest in VMS of persons seeking to acquire control of VMS without the prior approval of VMS's Board of Directors. See "Risk Factors - Certain Anti-takeover Features," "Description of the Capital Stock - Rights Plan" and "Delaware Law and Certain Charter and By-Law Provisions."

                                  RISK FACTORS

Stockholders should consider carefully the specific investment considerations set forth under "Risk Factors," as well as the other information set forth in this Information Statement.

                             SUMMARY FINANCIAL DATA

The following table presents summary historical financial data of Varian. The information set forth below should be read in conjunction with the historical consolidated financial statements and notes thereto of Varian incorporated herein by reference and "Management's Discussion and Analysis of Financial Condition and Results of Operations" contained in Varian's Annual Report to Stockholders for the fiscal year ended October 2, 1998 and in Varian's Quarterly Report on Form 10-Q for the quarter ended January 1, 1999, each of which are incorporated herein by reference. The consolidated statement of earnings data set forth below for the fiscal years ended October 2, 1998, September 26, 1997 and September 27, 1996, and the consolidated balance sheet data at October 2, 1998 and September 26, 1997 are derived from, and are qualified by reference to, the audited consolidated financial statements of Varian incorporated herein by reference. The consolidated statement of earnings data for the quarters ended January 1, 1999 and January 2, 1998 and the balance sheet data at January 1, 1999 are derived from the unaudited consolidated financial statements of Varian incorporated herein by reference. The consolidated statement of earnings data for fiscal years 1995 and 1994 and the consolidated balance sheet data at fiscal year end 1996, 1995 and 1994 are derived from audited consolidated financial statements of Varian not included in this Information Statement.

                          Quarters Ended                   Fiscal Years
                          ---------------- --------------------------------------------
                          January  January
                          1, 1999  2, 1998     1998  1997(1)     1996     1995     1994
                          -------  ------- -------- -------- -------- -------- --------
                                (Dollars in millions, except per share amounts)
Statement of Earnings
 Data
Sales...................   $282.3   $344.8 $1,422.1 $1,425.8 $1,599.4 $1,575.7 $1,313.4
 Earnings (Loss) from
  Continuing Operations
  before Taxes..........   $ (3.7)  $ 30.1 $  112.7 $  177.8 $  189.2 $  165.3 $  109.1
 Taxes on (loss)
  earnings..............     (1.3)    10.4     38.9     62.2     67.1     59.5     41.5
                           ------   ------ -------- -------- -------- -------- --------
Earnings (Loss) from
 Continuing Operations..     (2.4)    19.7     73.8    115.6    122.1    105.8     67.6
Earnings from
 Discontinued
 Operations, Net of
 Taxes..................       --       --       --       --       --     33.5     11.8
                           ------   ------ -------- -------- -------- -------- --------
Net Earnings (Loss).....   $ (2.4)  $ 19.7 $   73.8 $  115.6 $  122.1 $  139.3 $   79.4
                           ======   ====== ======== ======== ======== ======== ========
Net Earnings (Loss) Per
 Share - Basic
 Net Earnings (Loss)
  from Continuing
  Operations............   $(0.08)  $ 0.66 $   2.47 $   3.79 $   3.93 $   3.14 $   1.97
 Net Earnings from
  Discontinued
  Operations............       --       --       --       --       --     1.00     0.34
                           ------   ------ -------- -------- -------- -------- --------
Net Earnings (Loss) Per
 Share..................   $(0.08)  $ 0.66 $   2.47 $   3.79 $   3.93 $   4.14 $   2.31
                           ======   ====== ======== ======== ======== ======== ========
Net Earnings (Loss) Per
 Share - Diluted
 Net Earnings (Loss)
  from Continuing
  Operations............   $(0.08)  $ 0.64 $   2.43 $   3.67 $   3.81 $   3.02 $   1.90
 Net Earnings from
  Discontinued
  Operations............       --       --       --       --       --     0.95     0.33
                           ------   ------ -------- -------- -------- -------- --------
Net Earnings (Loss) Per
 Share..................   $(0.08)  $ 0.64 $   2.43 $   3.67 $   3.81 $   3.97 $   2.23
                           ======   ====== ======== ======== ======== ======== ========
Dividends Declared Per
 Share..................   $ 0.10   $ 0.09 $   0.39 $   0.35 $   0.31 $   0.27 $   0.23
                           ======   ====== ======== ======== ======== ======== ========

                                                    Fiscal Year End
                         At January 1, ------------------------------------------
                                  1999     1998     1997     1996     1995   1994
                         ------------- -------- -------- -------- -------- ------
                                          (Dollars in millions)
Balance Sheet Data
Total assets............      $1,173.9 $1,218.3 $1,104.3 $1,018.9 $1,003.8 $962.4
Long-term debt
 (excluding current
 portion)...............      $  106.2 $  111.1 $   73.2 $   60.3 $   60.3 $ 60.4

-------
(1) Fiscal year 1997 results include a $51.0 million pre-tax gain ($33.2 million after-tax or $1.06 per share) on the sale of the Thin Film Systems business.

                        PRO FORMA SUMMARY FINANCIAL DATA

The following table presents unaudited pro forma summary financial data of VMS prepared to give effect to the Distribution. The unaudited pro forma summary financial data should be read in conjunction with "Pro Forma Consolidated Financial Statements," "Management's Discussion and Analysis of Financial Condition and Results of Operations" herein and the historical consolidated financial statements of Varian and the notes thereto incorporated herein by reference. The unaudited pro forma statement of earnings data set forth below was prepared to give effect to the Distribution for the quarter ended January 1, 1999 and for each of the most recent three fiscal years as if the Distribution had occurred on the first day of the earliest period presented, and does not purport to represent what the operations actually would have been, or to project VMS's operating results for any future period. The unaudited pro forma balance sheet data set forth below was prepared to give effect to the Distribution as if it had occurred at January 1, 1999, and does not purport to represent what the financial position actually would have been, or to project VMS's financial position for any future date.

                                    Pro Forma
                                      for the
                                      Quarter
                                        Ended   Pro Forma for the Fiscal Years
                                   January 1,  --------------------------------
                                         1999        1998       1997       1996
                                   ----------  ---------- ---------- ----------
                                              (Dollars in millions,
                                            except per share amounts)
Statement of Earnings Data
Sales............................      $105.0  $    541.5 $    476.3 $    467.5
Operating Earnings (Loss) before
 Taxes...........................      $ (1.5) $     55.4 $     44.8 $     54.2
Taxes on (loss) earnings.........      $ (0.8) $     17.4 $     14.7 $     18.3
Net Earnings (Loss) .............      $ (0.7) $     38.0 $     30.1 $     35.9
Pro Forma Net Earnings (Loss) Per
 Share - Basic(1)................      $(0.02) $     1.27 $     0.99 $     1.16
Pro Forma Net Earnings (Loss) Per
 Share - Diluted(2)..............      $(0.02) $     1.25 $     0.96 $     1.12

                                                                      Pro Forma
                                                                  at January 1,
                                                                           1999
                                                                  -------------
                                                                   (Dollars in
                                                                    millions)
Balance Sheet Data
Total assets.....................................................        $466.5
Long-term debt (excluding current portion).......................        $ 53.6

-------
(1) The computation of pro forma net earnings per share - basic is based on the weighted average number of shares of Varian Common Stock outstanding during the respective periods.
(2) The computation of pro forma net earnings per share - diluted is based on the sum of the weighted average number of shares of Varian Common Stock outstanding and Varian's dilutive potential Common Stock during the respective periods.

                                  INTRODUCTION

On February 19, 1999, the Varian Board of Directors declared a dividend payable to each stockholder of record at the close of business on the Distribution Record Date of one share of IB Common Stock and one share of VSEA Common Stock for each share of Varian Common Stock held by such stockholder at the close of business on the Distribution Record Date. As a result of the Distribution, 100% of the outstanding shares of IB Common Stock and VSEA Common Stock will be distributed to Varian stockholders on a pro rata basis. The Distribution will be made on April 2, 1999.

Stockholders of Varian with questions concerning the Distribution should contact the Distribution Agent at 1-800-756-8200 or Varian Associates, Inc., Corporate Secretary, 3050 Hansen Way, Palo Alto, California 94304, telephone number (650) 493-4000. After the Distribution Date, stockholders of VMS with inquiries related to their investment in VMS should contact Varian Medical Systems, Inc., 3100 Hansen Way, Palo Alto, California 94304-1030, telephone
(650) 493-4000.

No person is authorized to give any information or to make any representations other than those contained in this Information Statement and, if given or made, such information or representations must not be relied upon as having been authorized.

                                  RISK FACTORS

The following factors, in conjunction with the other information included in this Information Statement (including the documents incorporated by reference herein), should be carefully considered.

Lack of Recent Operating History as Separate Entities

Upon consummation of the Distribution, VMS will own and operate the Health Care Systems Business, which does not have a recent operating history as a separate entity.

After the Distribution, VMS will be a smaller and less diversified company than Varian was prior to the Distribution. The ability of VMS to satisfy its obligations and maintain profitability will be solely dependent upon its own future performance, and VMS will not be able to rely on the capital resources and cash flows of the other two businesses. The future performance and cash flows of VMS will be subject to prevailing economic conditions and to financial, business and other factors affecting its business operations, including factors beyond its control.

The division of Varian may result in some temporary dislocation and inefficiencies to the business operations, as well as the organization and personnel structure, of VMS, and will also result in the duplication of certain personnel, administrative and other expenses required for the operation of independent companies. In addition, although after the Distribution VMS will continue to be managed by its current operating management, the management of VMS has not previously operated its business as a separate public company. Accordingly, there can be no assurance that the transition will not alter or disrupt the management and/or operations of VMS.

Potential Responsibility for Liabilities Not Expressly Assumed

The Distribution Agreement and the Ancillary Agreements allocate among VMS, VSEA and IB responsibility for various indebtedness, liabilities and obligations. See "The Distribution - Relationship Among VMS, VSEA and IB after the Distribution." It is possible that a court would disregard this contractual allocation of indebtedness, liabilities and obligations among the parties and require VMS, VSEA or IB or their respective subsidiaries to assume responsibility for obligations allocated to another party, particularly if such other party were to refuse or was unable to pay or perform any of its allocated obligations.

Potential Indemnification Liabilities

Under the terms of the Distribution Agreement and certain of the Ancillary Agreements, each of VMS, VSEA and IB has agreed to indemnify the other parties (and certain related persons) from and after consummation of the Distribution with respect to certain indebtedness, liabilities and obligations, which indemnification obligations could be significant. The availability of such indemnities will depend upon the future financial strength of the companies. No assurance can be given that the relevant company will be in a position to fund such indemnities. In addition, the Distribution Agreement generally provides that if a court prohibits a company from satisfying its indemnification obligations, then such indemnification obligations will be shared equally between the two other companies. See "The Distribution - Relationship Among VMS, VSEA and IB after the Distribution."

Debt Leverage after the Distribution

Immediately following the Distribution, VMS will have somewhat greater debt leverage than Varian had prior to the Distribution. As of January 1, 1999, Varian had total long and short-term debt of approximately $152 million and total stockholders' equity of approximately $556 million. Based on Varian's outstanding indebtedness as of January 1, 1999 and projected operating results and certain other transactions through the Distribution Date, on a pro forma basis giving effect to the Distribution, VMS would have total long- and short-term debt of approximately $72 million and total stockholders' equity of approximately $153 million. The allocation of indebtedness to VMS reflects, in substantial part, its expected capital requirements and cash flows. See "Forecasted Capitalization."

The degree to which VMS is leveraged could have important consequences, including the following: (i) VMS's ability to obtain additional financing in the future for working capital, capital expenditures, product development, acquisitions, general corporate purposes or other purposes may be impaired; (ii) a portion of VMS's and its subsidiaries' cash flow from operations must be dedicated to the payment of the principal of and interest on its indebtedness; (iii) the Term Loans of Varian contain, and any credit agreement of VMS following the Distribution may contain, certain restrictive financial and operating covenants, including, among others, requirements that VMS satisfy certain financial ratios; (iv) a portion of VMS's borrowings may be at floating rates of interest, causing VMS to be vulnerable to increases in interest rates; (v) VMS's degree of leverage may make it more vulnerable in a downturn in general economic conditions and (vi) VMS's degree of leverage may limit its flexibility in responding to changing business and economic conditions. In addition, in a lawsuit by an unpaid creditor or representative of creditors, such as a trustee in bankruptcy, a court may be asked to void the Distribution (in whole or in part) as a fraudulent conveyance and to require that the stockholders return some or all of the shares of VSEA Common Stock and/or IB Common Stock to VMS or require each of VMS, VSEA or IB to fund certain liabilities of the other companies for the benefit of creditors. See " - Fraudulent Transfer Considerations; Legal Dividend Requirements."

Federal Income Tax Considerations

Varian has received the Tax Ruling from the Internal Revenue Service (the "IRS") to the effect that, among other things, no gain or loss will be recognized by the holders of Varian Common Stock as a result of the Distribution and no gain or loss will be recognized by Varian upon the Distribution. See "The Distribution - Federal Income Tax Aspects of the Distribution." Such rulings, while generally binding upon the IRS, are subject to certain factual representations and assumptions. If such factual representations and assumptions were incorrect in any material respect, such ruling would be jeopardized. Varian is not aware of any facts or circumstances that would cause such representations and assumptions to be untrue. Varian, IB and VSEA have agreed to certain restrictions on their future actions to provide further assurances that the Distribution will qualify as tax-free. See "The Distribution - Relationship Among VMS, VSEA and IB After the Distribution - Tax Sharing Agreement."

If one or both of the distributions comprising the Distribution fail to qualify as a tax-free spin-off under Section 355 of the Internal Revenue Code of 1986, as amended (the "Code"), then VMS will recognize gain equal to the difference between the fair market value of the stock of the nonqualifying company or companies and Varian's adjusted tax basis in such stock. If VMS were to recognize gain on one or both of the distributions, such gain and the resulting tax liability likely would be very substantial.

Furthermore, if either distribution were not to qualify as a tax-free spin-off under Section 355 of the Code, each holder of Varian Common Stock who receives shares of IB Common Stock and VSEA Common Stock in the Distribution would be treated as if such stockholder received a taxable distribution in an amount equal to the fair market value of the IB Common Stock or VSEA Common Stock received, which would result in (i) a dividend to the extent of such stockholder's pro rata share of Varian's current and accumulated earnings and profits, (ii) a reduction in such stockholder's basis in Varian Common Stock to the extent the amount received exceeds such stockholder's share of earnings and profits and (iii) gain from the exchange of Varian Common Stock to the extent the amount received exceeds both such stockholder's share of earnings and profits and such stockholder's basis in such common stock.

Section 355(e), which was added to the Code in 1997, generally provides that a company that distributes shares of a subsidiary in a spin-off that is otherwise tax-free will incur federal income tax liability if 50% or more, by vote or value, of the capital stock of either the company making the distribution or the spun-off subsidiary is acquired (a "50% Ownership Shift") by one or more persons acting pursuant to a plan or series of related transactions that includes the spin-off. There is a presumption that any acquisition of 50% or more, by vote or value, of the capital stock of the company or the subsidiary that occurs within two years before or after the spin-off is pursuant to a plan that includes the spin-off. However, the presumption may be rebutted by establishing that the spin-off and the acquisition are not part of a plan or series of related transactions. Among the factual representations made by Varian to the IRS in connection with the Tax Ruling is the representation that each of the distributions is not part of such a plan or series of related transactions. If VMS, IB or VSEA were to undergo a 50% Ownership Shift, particularly if such 50% Ownership Shift occurred within two years after the Distribution Date, there can be no assurance that the IRS will not assert that such ownership shift occurred pursuant to a plan or series of related transactions and therefore that the Distribution is taxable under Section 355(e).

If a distribution is taxable solely under Section 355(e), VMS will recognize gain equal to the difference between the fair market value of the VSEA Common Stock and IB Common Stock and Varian's adjusted tax basis in such stock. However, holders of Varian Common Stock would not recognize gain or loss as a result of the Distribution. If VMS were to recognize gain on the distributions, such gain and the resulting tax liability likely would be very substantial.

The Tax Sharing Agreement will allocate responsibility for the possible corporate tax burden resulting from the Distribution. Each of VMS, IB and VSEA will be responsible for any corporate taxes resulting from the Distribution attributable to action taken or permitted by that entity or its affiliates after the Distribution. If the Distribution is found to be taxable but none of VMS, IB and VSEA has done anything to cause the Distribution to be taxable, each company generally will be liable for one-third of those taxes. See "The Distribution - Relationship Among VMS, VSEA and IB after the Distribution - Tax Sharing Agreement."

Changes in Trading Prices

It is expected that the VMS Common Stock will continue to be listed and traded on the NYSE after the Distribution. The trading price of the VMS Common Stock will be substantially affected by the Distribution. The combined trading prices of the VMS Common Stock, the VSEA Common Stock and the IB Common Stock held by stockholders after the Distribution may be less than, equal to or greater than the trading price of the Varian Common Stock prior to the Distribution. See "The Distribution - Listing and Trading of VMS Common Stock."

No Dividends Anticipated

Varian historically paid dividends on the Varian Common Stock at the current annualized rate of $0.40 per share. Following the Distribution, VMS does not anticipate paying dividends on the VMS Common Stock. The Term Loans of VMS contain, and any credit agreement entered into by VMS may contain, provisions that limit the ability of VMS (and/or its subsidiaries) to pay cash dividends. Any determination to pay cash dividends in the future will be at the discretion of the Board of Directors of VMS and will be dependent upon VMS's results of operations, financial condition, contractual restrictions and other factors deemed relevant at that time by VMS's Board of Directors. See "Financing."

Certain Anti-takeover Features

Varian has adopted a stockholder rights plan which, under certain circumstances, would significantly dilute the equity interest in Varian, or VMS following the Distribution, of persons seeking to acquire control of Varian, or VMS following the Distribution, without the prior approval of the Board of Directors. See "Description of the Capital Stock -Rights Plan." Certain provisions of Varian's Certificate of Incorporation may make more difficult an acquisition of control of VMS following the Distribution, without the approval of the Board of Directors. See "Delaware Law and Certain Charter and By-Law Provisions."

Certain Consent Requirements

Consummation of the Distribution and related transactions could result in a violation of Varian's existing debt and other contractual arrangements or require the consent of a third party to effect the necessary transfers of such arrangements. In a substantial number of situations, an amendment, consent or waiver from third parties will be required. Although Varian believes that no single agreement for which an amendment, consent or waiver is being sought is material, the failure of Varian to receive a significant number of such amendments, waivers or consents could have a material adverse effect on VMS's business, financial condition and results of operations.

Fraudulent Transfer Considerations; Legal Dividend Requirements

If a court in a lawsuit by an unpaid creditor or representative of creditors, such as a trustee in bankruptcy, were to find that at the time Varian effected the Distribution, Varian, VMS, VSEA or IB, as the case may be, (i) was insolvent, (ii) was rendered insolvent by reason of the Distribution, (iii) was engaged in a business or transaction for which Varian's, VMS's, VSEA's or IB's, as the case may be, remaining assets constituted unreasonably small capital or
(iv) intended to
incur, or believed it would incur, debts beyond its ability to pay such debts as they matured, such court may be asked to void the Distribution (in whole or in part) as a fraudulent conveyance and require that the stockholders return some or all of the shares of VSEA Common Stock and IB Common Stock to VMS, or require VMS, VSEA or IB, as the case may be, to fund certain liabilities of the other companies for the benefit of creditors. The measure of insolvency for purposes of the foregoing will vary depending upon the jurisdiction whose law is being applied. Generally, however, each of Varian, VMS, VSEA and IB, as the case may be, would be considered insolvent if the fair value of its assets were less than the amount of its liabilities or if it incurred debt beyond its ability to repay such debt as it matures. In addition, under Section 170 of the Delaware General Corporation Law (the "DGCL") (which is applicable to Varian in the Distribution), a corporation generally may make distributions to its stockholders only out of its surplus (net assets minus capital) and not out of capital.

Varian's Board of Directors and management believe that (i) Varian, and each of VMS, VSEA and IB, will be solvent before and after the Distribution (in accordance with the foregoing definitions), will be able to repay its debts as they mature following the Distribution and will have sufficient capital to carry on its businesses and (ii) the Distribution will be made entirely out of surplus, as provided under Section 170 of the DGCL.

Transitioning to New Information Technology Infrastructures

VMS, IB and VSEA currently share a common information technology ("IT") infrastructure. This IT infrastructure is essential to the daily operation of the companies' marketing, manufacturing, distribution, billing and collections and financial reporting processes.

After the Distribution, each of VMS will establish a separate IT infrastructure as appropriate for its separate business and will transition to these new IT infrastructure from the currently shared IT infrastructure. During this transition, VMS will provide certain IT services to each of VSEA and IB pursuant to the Transition Services Agreement described herein. These transitions are not unlike transitions carried out previously by Varian in the process of divesting discontinued operations and/or integrating the operations of newly acquired companies. Consequently, management of VMS believes that it possesses the skills and resources to design, implement and transition to VMS's new IT infrastructure, while at the same time assisting each of VSEA and IB in transitioning to their new IT infrastructures. However, these activities are inherently complex and because of their significance to VMS's business, unforeseen problems or errors in VMS's transition to its new IT infrastructure could adversely affect the business and results of operations of VMS. Assessment and correction of Year 2000 problems could complicate transition to these new infrastructures. See "- Potential Impact of the Year 2000 Issue."

Uncertain Market Acceptance of Products; Product Obsolescence

There can be no assurance that VMS's future products will gain any significant market acceptance and market share among physicians, patients and health care payors, even if required regulatory approvals are obtained. Market acceptance may depend on a variety of factors, including educating physicians regarding the use of a new procedure, overcoming physician objections to certain effects of the product or its related treatment regimen and convincing health care payors that the benefits of the product and its related treatment regimen outweigh its costs. Market acceptance and market share are also affected by the timing of market introduction of competitive products. Accordingly, the relative speed with which VMS can develop products, gain regulatory approval and reimbursement acceptance and supply commercial quantities of the product to the market are expected to be important factors in market acceptance and market share.

In addition, the marketplace for medical products is characterized by rapid change and technological innovation. As a result, VMS is subject to the risk of product obsolescence, whether from long development or government approval cycles or the development of improved products or processes by competitors. In addition, the marketplace could conclude that the task for which VMS's product was designed is no longer an element of a generally accepted diagnostic or treatment regimen. Any development adversely affecting the market for equipment manufactured by VMS would result in its having to reduce production volumes or to discontinue manufacturing, which could have an adverse effect on VMS's business, results of operations and financial condition. There can be no assurance that VMS's products or proprietary technologies will not become uncompetitive or obsolete.

Technological Change and New Products

The market for VMS's products is characterized by rapid and significant technological change, evolving industry standards and new product introductions. Many of VMS's products are technologically innovative and require significant planning, design, development and testing at the technological, product and manufacturing process levels. These activities require significant capital commitments and investment by VMS.

New product developments and new business opportunities in the health care industry have inherent risks and unpredictability. These include proof of feasibility; time required from proof of feasibility to routine production; timing and cost of regulatory approvals; inventory overruns caused by phase-in of new products and phase-out of old products; manufacturing, installation, warranty and maintenance cost overruns; customer acceptance and payment; customer demands for retrofits of both new and old products; and reaction of competitors. There can be no assurance that VMS will successfully develop, manufacture and phase in new products or that quarterly or yearly financial performance dependent upon new product introductions will not be materially adversely affected. See "Business - Research and Development."

The high cost of technological innovation is matched by the rapid and significant change in the technologies governing the products that are competitive in VMS's market, by industry standards that may change on short notice and by the introduction of new products and technologies which may render existing products and technologies uncompetitive. If VMS does not successfully introduce new products, VMS's results of operations will be materially adversely affected.

Government Regulation

VMS's products and manufacturing activities are subject to extensive and rigorous government regulation, including the provisions of the U.S. Food, Drug and Cosmetic Act. Commercial distribution in certain foreign countries is also subject to government regulation. The process of obtaining required regulatory approvals can be lengthy, expensive and uncertain. Moreover, regulatory approvals, if granted, may include significant limitations on the indicated uses for which a product may be marketed. The U.S. Food and Drug Administration (the "FDA") actively enforces regulations prohibiting marketing of medical devices without compliance with certain pre-market approval provisions. A
Section 510(k) application is required in order to market a new or modified medical device, and if specifically required by the FDA, a pre-market approval application, which is often more costly to obtain, may be necessary. The FDA review process typically requires extended proceedings pertaining to the safety and efficacy of new products, which may delay or hinder a product's timely entry into the marketplace. The FDA and the FTC also regulate the content of advertising and marketing materials relating to medical devices. There can be no assurance that VMS's advertising and marketing materials regarding its products are and will be in compliance with such regulations.

VMS is also subject to other federal, state, local and foreign laws, regulations and recommendations relating to medical devices, safe working conditions and laboratory and manufacturing practices. Failure to comply with applicable regulatory requirements can result in, among other things, fines, suspensions of approvals, seizures or recalls of products, operating restrictions and criminal prosecutions. Furthermore, changes in existing regulations or adoption of new regulations could affect the timing of, or prevent VMS from obtaining, future regulatory approvals. The effect of government regulation may be to delay for a considerable period of time or to prevent the marketing and full commercialization of future products or services that VMS may develop, and/or to impose costly requirements on VMS. There can also be no assurance that additional regulations will not be adopted or current regulations amended in such a manner as will materially adversely affect VMS. See "Business - Government Regulation."

Uncertainty of Health Care Reform

The U.S. government has in the past, and may in the future, consider (and certain state and local as well as a number of foreign governments are considering or have adopted) health care policies intended to curb rising health care costs. Such policies include rationing of government-funded reimbursement for health care services and imposing price controls on providers of medical products and services. VMS cannot predict what health care reform legislation or regulation, if any, will be enacted in the United States or elsewhere. Significant changes in the health care systems in the United States or elsewhere would likely have a significant impact on the demand for VMS's products and services and the manner in which VMS conducts its business. VMS is unable to predict whether such proposals will be enacted, whether other health care legislation or regulation affecting VMS's business, financial condition and results of operations may be proposed or enacted in the future, or what effect any such legislation or regulation would have on VMS's business, financial condition and results of operations. See "Business - Government Regulation."

Uncertainty of Third-Party Reimbursement

Sales of certain products manufactured by VMS are indirectly dependent in part on the availability to VMS's customers of adequate reimbursement for the treatment provided by those products from third-party health care payors, such as government and private insurance plans, health maintenance organizations and preferred provider organizations, in that the availability of such reimbursement affects VMS's customers' capital equipment purchasing decisions. Third-party payors are increasingly challenging the pricing of medical products and services. There can be no assurance that adequate levels of reimbursement to VMS's customers will be available to enable VMS to achieve or maintain market acceptance of its products. Without adequate support from third-party payors, the market for the products of VMS may be limited. There is no uniform policy on reimbursement among third-party payors, nor are there any assurances that any of VMS's products will qualify for reimbursement from third-party payors. Foreign countries also have their own health care reimbursement systems, and there can be no assurance that third-party reimbursement will be made available with respect to VMS's products under any foreign reimbursement system. See "Business - Government Regulation - Medicare and Medicaid Reimbursement."

In addition, VMS's business, financial condition and results of operations could be adversely affected by the continuing efforts of many third-party payors to reduce the costs of health care by decreasing reimbursement rates, or limiting or prohibiting reimbursement for certain services or devices or through other means. Furthermore, legislative proposals to reform government health care insurance programs, including the Medicare and Medicaid programs, could significantly impact the purchase of health care services and products and could result in lower prices and reduced demand for VMS's products. VMS is unable to predict whether such proposals will be enacted, whether other health care legislation or regulation affecting VMS's business, financial condition and results of operations may be proposed or enacted in the future, or what effect any such legislation or regulation would have on VMS's business, financial condition and results of operations.

Product Recalls, Product Liability and Insurance

The tolerance for error in the design, manufacture or use of VMS's systems may be small or nonexistent. If a system designed or manufactured by VMS is found to be defective, whether due to design or manufacturing defects, to improper use of the system or to other reasons, the system may need to be recalled, possibly at VMS's expense. Furthermore, the adverse effect of a product recall on VMS might not be limited to the cost of the recall. For example, a product recall could cause a general investigation of VMS by applicable regulatory authorities as well as cause other customers to review and potentially terminate their relationships with VMS. Recalls, especially if accompanied by unfavorable publicity or termination of customer contracts, could result in substantial costs, loss of revenues and a diminution of VMS's reputation, each of which would have a material adverse effect on VMS's business, results of operations and financial condition.

The manufacture and sale of medical products manufactured by VMS involve the risk of product liability claims and expose VMS to substantial liability to patients for damages resulting from the faulty design or manufacture of products. Because these medical products involve the delivery of radiation to the human body or are involved in diagnostic imaging of the human body, the possibility for significant injury and/or death exists. Therefore, the design, manufacture, sale and service of medical products manufactured by VMS involve the risk of product liability claims and expose VMS to substantial liability to patients for damages resulting from the faulty design, manufacture or servicing of such products. See "Business - Product Liability."

Varian has historically maintained limited product liability insurance coverage in an amount it deems sufficient for each of its businesses. Such insurance is subject to deductibles and self-insured retentions. Product liability insurance is expensive and in the future may not be available on acceptable terms, in sufficient amounts or may be unavailable. Although VMS will obtain (or modify existing) insurance coverage after the Distribution, the amount of such insurance coverage has not yet been determined and no assurance can be given as to its adequacy. A successful claim brought against VMS in excess of its insurance coverage or any material claim for which insurance coverage is denied or limited and for which indemnification is not available could have a material adverse effect on VMS's business, results of operations and financial condition. There can be no assurance that VMS would have sufficient resources to satisfy any liability resulting from these claims.

On December 5, 1997, VMS purchased General Electric's Radiotherapy Service Business (the "RS Business"). In connection with that transaction, VMS agreed to assume liability for certain product defects and personal injury matters that might arise with respect to RS Business products, and obtained insurance for these matters. The insurance provides that in each annual period VMS is responsible for the first $5,000,000 of expenses or liabilities related to any such claims. VMS has been notified of three potential claims related to these RS Business products for which VMS may have an indemnity obligation. See "Business - Product Liability."

Customer Concentration; Customer Financing

Historically, VMS has sold a significant proportion of its systems in any particular period to a limited number of customers. Sales to VMS's ten largest customers in fiscal years 1998, 1997 and 1996 accounted for approximately 24%, 28% and 30% of sales, respectively. The composition of the group comprising VMS's largest customers has varied from year to year. VMS expects that sales of its products to relatively few customers will continue to account for a similar percentage of its net sales in the foreseeable future. Similarly, VMS has significant strategic relationships with a number of key distributors. The termination of these strategic relationships or the loss of a significant customer or any reduction in orders from any significant customer, including reductions due to customer departures from recent buying patterns, market, economic or competitive conditions in the health care industry could adversely affect VMS's business, financial condition and results of operations. In addition, the ongoing consolidation of customers who purchase x-ray tube products from VMS, including the consolidation of such customers into companies that already manufacture x-ray tubes, may adversely affect VMS's business. See "Business - Marketing and Sales."

VMS is experiencing increased demands for customer financing and leasing arrangements. As of October 2, 1998, VMS had approximately $12 million of outstanding receivables that VMS has financed, with approximately 96% from customers outside the United States. The average amount financed for each customer was approximately $500,000. In order to meet this demand, VMS has recently entered into a vendor leasing partnership with a finance company to provide various financing arrangements to these customers. While this arrangement does in some cases allow the finance company to seek recourse from VMS in the event of customer default, VMS has mitigated this risk by purchasing a comprehensive credit and political risk insurance policy for customers in certain countries. VMS continues to monitor its increased credit exposure because of the weakened financial conditions in Asia and the impact that such conditions may have on the worldwide economy. Although VMS has not to date experienced significant losses as a result of customers failing to meet their obligations, such losses, if incurred, could have a material adverse effect on VMS's business, results of operations and financial condition.

Variability of Operating Results

VMS has experienced and expects to continue to experience fluctuations in its quarterly operating results. The timing and amount of revenues are subject to a number of factors that make estimation of revenues and operational results prior to the end of any quarter very uncertain. Many of VMS's products are products that require significant capital expenditures, and the timing of sales of these products could affect VMS's quarterly earnings. A delay in a shipment in any quarter due, for example, to an unanticipated shipment rescheduling, to cancellations by customers or to unexpected manufacturing difficulties experienced by VMS, may cause sales in such quarter to fall significantly below VMS's expectations and may thus adversely affect VMS's operating results for such quarter. Due to the significant size of certain of VMS's product sales, VMS's operating results may also be affected by an unexpected change in a customer's financial solvency or ability to obtain financing for capital expenditures. Further, VMS's quarterly operating results may also vary significantly depending on a number of other factors, including changes in pricing by VMS or its competitors, discount levels, seasonality of revenue, foreign currency exchange rates, the mix of products sold, the timing of the announcement, introduction and delivery of new product enhancements by VMS and its competitors, and general economic conditions. Because certain operating expenses of VMS are based on anticipated capacity levels and a high percentage of VMS's expenses are fixed for the short term, a small variation in the timing of recognition of revenue can cause significant variations in operating results from quarter to quarter. There can be no assurance that any of these factors will not have a material adverse effect on VMS's business or results of operations. In addition, VMS's orders and backlog cannot necessarily be relied upon as an accurate predictor of future revenues as the timing of such revenues is dependent upon completion of customer site preparation and construction, installation scheduling, customer capital budgeting and financing, receipt of applicable regulatory approvals and other factors. Accordingly, there can be no assurance that the orders will mature into revenue. See "Business -
 Competition."

Competition

The markets served by VMS are characterized by rapidly evolving technology, intense competition and pricing pressure. There are a number of companies that currently offer, or are in the process of developing, products that compete with products offered by VMS. VMS's products and services compete with those of a substantial number of foreign and domestic companies, some with greater resources, financial or otherwise, than VMS, and the rapid technological changes occurring in VMS's markets are expected to lead to the entry of new competitors. VMS's ability to anticipate technological changes and introduce enhanced products on a timely basis will be a significant factor in VMS's ability to expand and remain competitive. Existing competitors' actions and new entrants may have an adverse impact on VMS's sales and profitability. These competitors could develop technologies and products that are more effective than those currently used or marketed by VMS or that could render VMS's products obsolete or noncompetitive. See "Business - Competition."

International Sales and Manufacturing

The markets in which VMS competes are becoming increasingly globalized. International sales accounted for approximately 55%, 52% and 53% of VMS's sales in fiscal years 1998, 1997 and 1996, respectively. In the first quarter of fiscal year 1999, international sales accounted for 56% of revenue as compared to 40% in the first quarter of fiscal year 1998. As a result, VMS's customers increasingly require service and support on a worldwide basis. VMS has manufacturing and research operations in England, Switzerland, Finland and France as well as sales and service offices located throughout Europe, Asia, Latin America and Australia. VMS has invested substantial financial and management resources to develop an international infrastructure to meet the needs of its customers worldwide. VMS intends to continue to expand its presence in international markets. There can be no assurance that VMS will able to compete successfully in the international market or to meet the service and support needs of such customers. International sales are subject to a number of risks, including the following: agreements may be difficult to enforce and receivables difficult to collect through a foreign country's legal system; foreign customers may have longer payment cycles; foreign countries may impose additional withholding taxes or otherwise tax VMS's foreign income, impose tariffs or adopt other restrictions on foreign trade; fluctuations in exchange rates may affect product demand and adversely affect the profitability in U.S. dollars of products and services provided by VMS in foreign markets where payment for VMS's products and services is made in the local currency; U.S. export licenses may be difficult to obtain; and the protection of intellectual property in foreign countries may be more difficult to enforce.

The economic conditions in certain Asian countries began to deteriorate in the third quarter of 1997 and, in certain countries, including Japan, such conditions continue to worsen. VMS derived approximately 17% of its total sales in fiscal 1998 and approximately 23% of its total sales in fiscal 1997 from sales to customers in Asia, including Japan. In the first quarter of fiscal year 1999, VMS derived approximately 19% of its total sales from sales to customers in Asia, including Japan, as compared to 15% in the first quarter of fiscal year 1998. Until the Asian economic uncertainty is resolved, VMS could suffer material reductions in revenue. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

On January 1, 1999, the Euro was adopted as the national currency of certain members of the European Monetary Union. The existing national currencies of the participating countries will continue to be acceptable until January 1, 2002, after which the Euro will be the sole legal tender for the participating countries. Because Varian sells its products in Europe, the Euro conversion raises several economic and operational issues, such as the modification of information systems to accommodate Euro-denominated transactions, the recalculation of currency risk, the competitive impact of cross-border price transparency, the continuity of material contracts and potential tax and accounting consequences. Varian has chartered a multi-discipline, multi-national committee that has been evaluating each of these economic and operational issues. Varian has made changes in its information systems to be able to conduct Euro-denominated transactions (although full information system capability for financial reporting in Euro will not be accomplished until October 2001). VMS does not expect any change in currency risk, due to its existing hedging practices. VMS does not expect any significant competitive impact of price transparency with respect to its systems, due to the fact that most of those systems are sold in customized configurations. Based on VMS's evaluation to date, VMS does not expect the Euro conversion to have a material adverse effect on its business, results of operations or financial condition.

Foreign Currency Risks

Varian has historically entered into forward exchange contracts in respect of the Health Care Systems Business to mitigate the effects of operational (sales orders and purchase commitments) and balance sheet exposures to fluctuations in foreign currency exchange rates. Varian's forward exchange contracts generally range from one to three months in original maturity, and no forward exchange contract has an original maturity greater than one year. At October 2, 1998, VMS had forward exchange contracts to sell foreign currencies totaling $78.0 million and to buy foreign currencies totaling $17.1 million.

Uncertain Protection of Patent and Other Proprietary Rights

VMS places considerable importance on obtaining and maintaining patent, copyright and trade secret protection for significant new technologies, products and processes because of the length of time and expense associated with bringing new products through the development process and to the marketplace.

VMS intends to continue to file applications as appropriate for patents covering new products and manufacturing processes. No assurance can be given that patents now owned or that will issue from any pending or future patent applications owned by, or licensed to, VMS, or that the claims allowed under any issued patents, will be sufficiently broad to protect its technology position against competitors. In addition, no assurance can be given that any issued patents owned by, or licensed to, VMS will not be challenged, invalidated or circumvented, or that the rights granted thereunder will provide competitive advantages to it. VMS could incur substantial costs and diversion of management resources in defending itself in suits brought against it or in suits in which it may assert its patent rights against others. If the outcome of any such litigation is unfavorable to VMS, its business and results of operations could be materially adversely affected. In addition, the laws of some foreign countries do not protect proprietary rights to the same extent as do the laws of the United States.

There may also be pending or issued patents of which VMS is not aware held by parties not affiliated with it that relate to its products or technologies. In the event that a claim relating to proprietary technology or information is asserted against VMS, it may need to acquire licenses to, or contest the validity of, a competitor's proprietary technology. There can be no assurance that any license required under any such competitor's proprietary technology would be made available on acceptable terms or that VMS would prevail in any such contest. If the outcome of any such contest is unfavorable to VMS, its business and results of operations could be materially adversely affected. From time to time, VMS has received notices from, and has issued notices to, third parties alleging infringement of patent or other intellectual property rights relating to their products. Such claims are often, but not always, settled by mutual agreement on a satisfactory basis without litigation.

VMS relies on a combination of copyright, trade secret and other laws, and contractual restrictions on disclosure, copying and transferring title, including confidentiality agreements with their vendors, strategic partners, co-developers, employees, consultants and other third parties, to protect its proprietary rights. There can be no assurance that such protections will prove adequate and that contractual agreements will not be breached, that VMS will have adequate remedies for any such breaches, or that its trade secrets will not otherwise become known to or independently developed by others. VMS has trademarks, both registered and unregistered, that are maintained and enforced to provide customer recognition for its products in the marketplace. There can be no assurance that its trademarks will not be used by unauthorized third parties. VMS also has agreements with third parties that provide for licensing of patented or proprietary technology. These agreements include royalty-bearing licenses and technology cross-licenses. See "Business - Patent and Other Proprietary Rights."

Environmental Liabilities

Varian's operations are, and after the Distribution, VMS will be, subject to various foreign, federal, state and/or local laws regulating the discharge of materials into the environment or otherwise relating to the protection of the environment. This includes discharges into soil, water and air, and the generation, handling, storage, transportation and disposal of waste and hazardous substances. In addition, several countries are reviewing proposed regulations that would require manufacturers to dispose of their products at the end of a product's useful life. These laws have the effect of increasing costs and potential liabilities associated with the conduct of such operations.

Varian has been named by the U S. Environmental Protection Agency or third parties as a potentially responsible party under the Comprehensive Environmental Response Compensation and Liability Act of 1980, as amended ("CERCLA"), at eight sites where Varian is alleged to have shipped manufacturing waste for recycling or disposal. Varian is also involved in various stages of environmental investigation and/or remediation under the direction of, or in consultation with, foreign, federal, state and/or local agencies at certain current or former Varian facilities (including facilities disposed of in connection with Varian's sale of its Electron Devices business during fiscal year 1995, and the sale of its TFS business during fiscal year
1997). Expenditures by Varian for environmental investigation and remediation amounted to $5 million in fiscal year 1998, compared with $2 million in fiscal year 1997 and $5 million in fiscal year 1996.

For certain of these sites and facilities, various uncertainties make it difficult to assess the likelihood and scope of further investigation or remediation activities or to estimate the future costs of such activities if undertaken. As of January 1, 1999, Varian nonetheless estimated that the future exposure for environmental investigation and remediation costs for these sites and facilities ranged in the aggregate from $21 million to $48 million. The time frame over which these costs are expected to be incurred varies with each site or facility, ranging up to approximately 30 years as of January 1, 1999. Management believes that no amount in the foregoing range of estimated future costs is more probable of being incurred than any other amount in such range and therefore Varian accrued $21 million in estimated environmental costs as of January 1, 1999. The amount accrued has not been discounted to present value.

As to other sites and facilities, Varian has gained sufficient knowledge to be able to better estimate the scope and costs of future environmental activities. As of January 1, 1999, Varian estimated that the future exposure for environmental investigation and remediation costs for these sites and facilities ranged in the aggregate from $40 million to $74 million. The time frame over which Varian expects to incur these costs varies with each site and facility, ranging up to approximately 30 years as of January 1, 1999. As to each of these sites and facilities, management determined that a particular amount within the range of estimated costs was a better estimate of the future environmental liability than any other amount within the range, and that the amount and timing of these future costs were reliably determinable. Together, these amounts totaled $51 million at January 1, 1999. Varian accordingly accrued $22 million, which represents its best estimate of the future costs discounted at 4%, net of inflation. This reserve is in addition to the $21 million described in the preceding paragraph.

The Distribution Agreement provides that each of VMS, IB and VSEA will indemnify the others for one-third of these environmental investigation and remediation costs, as adjusted for any insurance proceeds and tax benefits expected to be realized upon payment of these costs. For a discussion of VMS's environmental liabilities, see "Management's Discussion and Analysis of Financial Condition and Results of Operations - Environmental Matters."

The foregoing amounts are only estimates of anticipated future environmental related costs, and the amounts actually spent may be greater or less than such estimates. The aggregate range of cost estimates reflects various uncertainties inherent in many environmental investigation and remediation activities and the large number of sites and facilities where Varian is undertaking such investigation and remediation activities. Varian believes that most of these cost ranges will narrow as investigation and remediation activities progress.

Varian's present and past facilities have been in operation for many years, and over that time in the course of those operations, such facilities have used substances which are or might be considered hazardous, and Varian has generated and disposed of wastes which are or might be considered hazardous. Therefore, it is possible that additional environmental issues may arise in the future that VMS cannot now predict.

Reliance on Suppliers

Certain of the components and subassemblies included in VMS's products are obtained from a limited group of suppliers, or in some cases a single-source supplier, including the source wires for high dose afterloaders, klystrons for linear accelerators, solid state imaging panels and specialized integrated circuits for imaging subassemblies. The loss of any of these suppliers, including any single-source supplier, would require obtaining one or more replacement suppliers as well as potentially requiring a significant level of product development to incorporate new parts into VMS's products. VMS believes that alternative sources for such components may generally be obtained when necessary, although the need to change suppliers or to alternate between suppliers might cause material delays in delivery or significantly increase its costs. Although Varian has historically obtained and VMS expects to obtain limited insurance to protect against loss due to business interruption from these and other sources, there can be no assurance that such coverage will be adequate or that such coverage will continue to remain available on acceptable terms, if at all. Although VMS seeks to reduce its dependence on these limited source suppliers, disruptions or loss of certain of these sources, including the ones referenced above, could have a material adverse effect on VMS's business and results of operations and could result in damage to customer relationships. See "Business - Manufacturing and Supplies."

Dependence on Key Personnel

VMS's future success depends to a significant extent on the continued service of certain of its key managerial, technical and engineering personnel, and its continuing ability to attract, train and retain highly qualified engineering, technical and managerial personnel. Competition for such personnel is intense, particularly in the labor markets around the VMS facilities in Palo Alto, California. The available pool of qualified candidates is limited and there can be no assurance that VMS can retain its key engineering, technical and managerial personnel or that it can attract, train, assimilate or retain other highly qualified engineering, technical and managerial personnel in the future. The loss of any of VMS's key personnel or the inability of VMS to hire, train or retain qualified personnel could have a material adverse effect on VMS's business, results of operations and financial condition.

Risk of Business Interruption

VMS conducts a portion of its activities at facilities located in seismically active areas that have experienced major earthquakes in the past. Varian currently maintains limited earthquake insurance on these facilities. Depending on its cost and availability, after the Distribution, VMS may carry limited earthquake insurance on its facilities. In the event of a major earthquake or other disaster affecting VMS's facilities, the operations and operating results of VMS could be adversely affected.

Potential Impact of the Year 2000 Issue

The "Year 2000" problem refers to computer programs and other equipment with embedded microprocessors ("non-IT systems") which use only the last two digits to refer to a year, and which therefore might not properly recognize a year that begins with "20" instead of the familiar "19." As a result, those computer programs and non-IT systems might be unable to operate or process accurately certain date-sensitive data before or after January 1, 2000. Because VMS relies heavily on computer programs and non-IT systems, and on third parties which themselves rely on computer programs and non-IT systems, the Year 2000 problem if not addressed could adversely affect VMS's business, results of operations and financial condition.

Failure to accurately assess and correct VMS's Year 2000 problems and/or those of its key suppliers would likely result in interruption of certain of VMS's normal business operations, which could have a material adverse effect on VMS's business, results of operations and financial condition. If VMS does not adequately identify and correct Year 2000 problems in its information systems it could experience interruptions in its operations, including manufacturing, order processing, receivables collection and accounting, such that there would be delays in product shipments, lost data and a consequential impact on revenues, expenditures and financial reporting. If VMS does not adequately identify and correct Year 2000 problems in its non-IT systems it could experience interruptions in its manufacturing and related operations, such that there would be delays in product shipments and a consequential impact on revenues. If VMS does not adequately identify and correct Year 2000 problems in its previously-sold products it could experience warranty or product liability claims by users of products which do not function correctly. If VMS does not adequately identify and correct Year 2000 problems of the significant third parties with which it does business it could experience interruptions in the supply of key components or services from those parties, such that there would be delays in product shipments or service and a consequential impact on revenues. VMS does not expect to be 100% Year 2000 compliant by the end of 1999 and given the inherent complexity of the Year 2000 problem, there can be no assurance that actual costs will not be higher than currently anticipated or that corrective actions will not take longer than currently anticipated to complete. Risk factors which might result in higher costs or delays include the ability to identify and correct in a timely fashion Year 2000 problems; regulatory or legal obligations to correct Year 2000 problems in previously-sold products; possible liability for personal injury if a safety hazard relating to Year 2000 problems is not identified and corrected; ability to retain and hire qualified personnel to perform assessments and corrective actions; the willingness and ability of critical suppliers to access and correct their own Year 2000 problems, including the products they supply to VMS; and the additional complexity which will likely be caused by undertaking during fiscal year 1999 and fiscal year 2000 the separation of currently shared enterprise information systems as a result of the Distribution.

Because of uncertainties as to the extent of Year 2000 problems with VMS's previously-sold products and the extent of any legal obligation of VMS to correct Year 2000 problems in those products, VMS cannot yet assess each of their risks with respect to those products. Because VMS's assessments are not yet complete, VMS cannot yet conclude that the failure of critical suppliers to assess and correct Year 2000 problems is not reasonably likely to have a material adverse effect on VMS's results of operations. For a discussion regarding VMS's state of readiness, costs associated with becoming Year 2000 compliant and contingency plans relating to Year 2000, see "Management's Discussion and Analysis of Financial Condition and Results of Operations - Year 2000."

                                THE DISTRIBUTION

General

The Board of Directors of Varian has declared a special dividend, payable on the Distribution Date, of one share of IB Common Stock and one share of VSEA Common Stock for each share of Varian Common Stock held on the Distribution Record Date. Each holder also would retain the shares of Varian Common Stock held by such holder immediately prior to the Distribution.

Background and Reasons for the Distribution

The Board of Directors of Varian approved the Distribution for the following principal reasons:

  Management Focus. Varian's three businesses have different dynamics and business cycles, serve different marketplaces and customer bases, are subject to different competitive forces and must be managed with different long-term and short-term strategies and goals. Varian believes that separating its businesses into independent public companies, each with its own management team and board of directors, is necessary to address current and future management issues and considerations that result from operating these diverse businesses within a single company. The separation will enable the management of each business to manage that business, and to adopt and implement strategies for that business, solely with regard to the needs and objectives of that business. In addition, as a result of the separation, the management of each business will be able to devote its full attention to managing that business.

  Capital Structure. Varian believes that the Distribution will allow each of the companies to organize its capital structure and allocate its resources to support the very different needs and goals of the particular business. The stock buy-back program can be discontinued, or dividends eliminated, freeing cash for acquisition and growth opportunities for IB and VMS and permitting VSEA to conserve cash for use in the cyclical downturns in its industry. Capital borrowings can be tailored to the specific needs of the various business units. Each business will be able to allocate its resources without considering the needs of the other businesses.

  Attracting and Retaining Key Employees. Varian's management believes that the ability to attract and retain key personnel is fundamental to its ability to further the technology required to maintain a leadership position in its business. In particular, under the existing corporate structure, Varian has been unable to offer equity-based compensation linked specifically to the performance of each separate business. The Distribution would enable each company to establish focused equity-based compensation programs that should enable each of them to better attract and retain key personnel.

  Acquisition Activities. Varian believes that growth through acquisition is an important ingredient of the future success of IB and VMS. Such acquisitions and growth would be financed in part through the issuance of capital stock. It is expected that the Distribution will increase the availability and decrease the cost of raising equity capital. Varian's management believes that, as a result of the Distribution, each company will have a more attractive currency, its stock, through which to make acquisitions.

  Investor Understanding. Debt and equity investors and securities analysts should be able to better evaluate the financial performance of each company and their respective strategies, thereby enhancing the likelihood that each will achieve appropriate market recognition. The stock of each of the three companies will also appeal to investors with differing investment objectives and risk tolerance, and will allow potential investors to focus their investments more directly to the areas of their primary interest.

  Cost Savings. Each company should be able to rationalize better its organizational structure after the Distribution. Accordingly, the administrative and organizational costs of each company, taken together, should be reduced from the aggregate levels experienced by Varian prior to the Distribution.

Manner of Effecting the Distribution

The distribution of IB Common Stock and VSEA Common Stock will be made on the Distribution Date to stockholders of record as of the Distribution Record Date.

On or prior to the Distribution Date, all outstanding shares of IB Common Stock and VSEA Common Stock will be delivered to the Distribution Agent. As soon as practicable after the IB Common Stock and VSEA Common Stock have been distributed, stock distribution statements reflecting ownership of shares of IB Common Stock and VSEA Common Stock will be mailed by the Distribution Agent to holders of record as of the Distribution Record Date to reflect the distribution of one share of IB Common Stock and one share of VSEA Common Stock for each share of Varian Common Stock held on the Distribution Record Date. All such shares will be fully paid and nonassessable and the holders thereof will not be entitled to preemptive rights. The shares of IB Common Stock and VSEA Common Stock to be transferred to Varian's stockholders in the Distribution will be initially issued to Varian as consideration for the transfer of the Instruments Business and the Semiconductor Equipment Business, respectively.

No holder of Varian Common Stock will be required to pay any cash or other consideration for the shares of IB Common Stock and VSEA Common Stock received in the Distribution or to surrender or exchange shares of Varian Common Stock in order to receive shares of IB Common Stock or VSEA Common Stock.

After the Distribution, stock distribution statements evidencing shares of VMS Common Stock will continue to include the same number of VMS Rights (as defined below) issued under the VMS Rights Plan. See "Description of the Capital
Stock - Rights Plan."

Federal Income Tax Aspects of the Distribution

Varian has received a Tax Ruling from the IRS substantially to the following effect:

  (1) No gain or loss will be recognized by (and no amount will otherwise be included in the income of) any holder of Varian Common Stock as a result of the Distribution.

  (2) The aggregate basis of Varian Common Stock, the IB Common Stock and the VSEA Common Stock in the hands of each holder of Varian Common Stock will be the same as the basis of Varian Common Stock held by the holder immediately before the Distribution, allocated in proportion to the fair market value of each.

  (3) The holding period of the VSEA Common Stock and IB Common Stock received in the Distribution by each holder of Varian Common Stock will include the period during which such holder held Varian Common Stock with respect to which the Distribution is made, provided that such common stock is held as a capital asset by such holder on the Distribution Date.

  (4) No gain or loss will be recognized by Varian upon the Distribution.

The Tax Ruling, while generally binding upon the IRS, is based on certain factual representations and assumptions. If such factual representations and assumptions were incorrect in any material respect, the holdings of such ruling would be jeopardized. Varian is not aware of any facts or circumstances that would cause such representations and assumptions to be incorrect in any material respect. Each of Varian, IB and VSEA has agreed to certain restrictions on their future actions to provide further assurances that Section 355 of the Code will apply to the Distribution. See " - Relationship Among VMS, VSEA and IB After the Distribution - Tax Sharing Agreement."

If one or both of the distributions comprising the Distribution fail to qualify as a tax-free spin-off under Section 355 of the Code, then VMS will recognize gain equal to the difference between the fair market value of the stock of the nonqualifying company or companies and Varian's adjusted tax basis in such stock. If VMS were to recognize gain on one or more of the distributions, such gain and the resulting tax liability likely would be very substantial.

Furthermore, if either distribution were not to qualify as a tax-free spin- off under Section 355 of the Code, each holder of Varian Common Stock who receives shares of IB Common Stock and VSEA Common Stock in the Distribution would be treated as if such stockholder received a taxable distribution in an amount equal to the fair market value of the IB Common Stock or VSEA Common Stock received, which would result in (i) a dividend to the extent of such stockholder's pro rata share of Varian's current and accumulated earnings and profits, (ii) a reduction in such stockholder's basis in Varian Common Stock to the extent the amount received exceeds such stockholder's share of earnings and profits and (iii) gain from the exchange of Varian Common Stock to the extent the amount received exceeds both such stockholder's share of earnings and profits and such stockholder's basis in such common stock.

Section 355(e), which was added to the Code in 1997, generally provides that a company that distributes shares of a subsidiary in a spin-off that is otherwise tax-free will incur federal income tax liability if 50% or more, by vote or value, of the capital stock of either the company making the distribution or the spun-off subsidiary is acquired (a "50% Ownership Shift") by one or more persons acting pursuant to a plan or series of related transactions that includes the spin-off. Stock acquired by certain related persons is aggregated in determining whether the 50% test is met. There is a presumption that any acquisition of 50% or more, by vote or value, of the capital stock of the company or the subsidiary that occurs within two years before or after the spin-off is pursuant to a plan that includes the spin-off. However, the presumption may be rebutted by establishing that the spin-off and the acquisition are not part of a plan or series of related transactions. Among the factual representations made by Varian to the IRS in connection with the Tax Ruling is the representation that each of the distributions is not part of such a plan or series of related transactions. If VMS, IB or VSEA were to undergo a 50% Ownership Shift, particularly if such 50% Ownership Shift occurred within two years after the Distribution Date, there can be no assurance that the IRS will not assert that such ownership shift occurred pursuant to a plan or series of related transactions and therefore that the Distribution is taxable under
Section 355(e).

If a distribution is taxable solely under Section 355(e), VMS will recognize gain equal to the difference between the fair market value of the VSEA Common Stock and the IB Common Stock and Varian's adjusted tax basis in such stock. However, holders of Varian Common Stock would not recognize gain or loss as a result of the distributions. If VMS were to recognize gain on the distributions, such gain and the resulting tax liability likely would be very substantial.

VMS, IB and VSEA will enter into the Tax Sharing Agreement to allocate responsibility for the possible corporate tax burden resulting from the Distribution. Neither VMS, IB, nor VSEA has agreed to indemnify holders of Varian Common Stock for any taxes or other losses should either or both of the distributions fail to qualify under Section 355 of the Code. The Tax Sharing Agreement will provide that each of VMS, IB and VSEA will be responsible for any such corporate taxes to the extent that such taxes are attributable to action taken or permitted by that entity or its affiliates after the Distribution that is inconsistent with the tax treatment contemplated in the Tax Ruling. Under the Tax Sharing Agreement, if either distribution is found to be taxable but none of VMS, IB and VSEA has done anything to cause the distribution to be taxable, each company generally will be liable for one-third of those taxes. See " - Relationship Among VMS, VSEA and IB After the Distribution - Tax Sharing Agreement."

Current Treasury regulations require each holder of Varian Common Stock who receives IB Common Stock or VSEA Common Stock pursuant to the Distribution to attach to his or her federal income tax return for the year in which the Distribution occurs a detailed statement setting forth such data as may be appropriate in order to show the applicability of Section 355 of the Code to the Distribution. Varian will convey the appropriate information to each holder of record of Varian Common Stock as of the Distribution Record Date.

The foregoing summary of federal income tax consequences does not purport to cover all federal income tax consequences of the Distribution. The tax consequences may differ for stockholders that are not U.S. citizens or residents or that are otherwise subject to special treatment under the Code. Each stockholder should consult its own tax advisor regarding the federal, foreign, state and local tax consequences of the Distribution in its particular circumstances, including the application of state, local and foreign tax laws.

Listing and Trading of VMS Common Stock

It is expected that the VMS Common Stock will continue to be listed and traded on the NYSE after the Distribution under the ticker symbol "VAR." Following the Distribution, VMS's financial results will no longer be consolidated with those of VSEA and IB, and VMS's revenues, income and other results of operations will be substantially lower than those of Varian prior to the Distribution. Accordingly, as a result of the Distribution, the trading price range of the VMS Common Stock immediately after the Distribution is expected to be significantly lower than the trading price range of Varian Common Stock prior to the Distribution. The combined trading prices of the IB Common Stock, VMS Common Stock and VSEA Common Stock held by stockholders after the Distribution may be less than, equal to or greater than the trading price of Varian Common Stock prior to the Distribution. The prices at which the VMS Common Stock trades after the Distribution will be determined by the marketplace and may be influenced by many factors, including, among others, the continuing depth and liquidity of the market for VMS Common Stock, investor perception of VMS's development, dividend policy and general economic and market conditions. Such prices may also be affected by certain provisions of the Certificate of Incorporation and By-Laws of VMS, as will be in effect at the time of the Distribution, which will have an anti-takeover effect. See "Delaware Law and Certain Charter and By-Law Provisions."

Future Management

Following the Distribution it is intended that VMS will continue to conduct the Health Care Systems Business in substantially the same manner in which it is currently operated. Richard M. Levy, who is currently Executive Vice President of Varian, will serve as President and Chief Executive Officer of VMS following the Distribution. The other executive officers of VMS will be drawn from the current management of Varian. See "Management - Executive Officers."

Internal Mergers and Transfers

On or prior to the Distribution Date, Varian will effectuate certain transactions intended to allocate assets and liabilities relating to the Health Care Systems Business to VMS, assets and liabilities relating to the Semiconductor Equipment Business to VSEA and assets and liabilities relating to the Instruments Business to IB. See " - Distribution Agreement." On the Distribution Date, following the completion of the foregoing transactions, Varian will distribute the IB Common Stock and VSEA Common Stock to the holders of Varian Common Stock on the Distribution Record Date.

Relationship Among VMS, VSEA and IB After the Distribution

For the purpose of governing certain of the ongoing relationships among VMS, VSEA and IB after the Distribution and to provide mechanisms for an orderly transition, Varian, IB and VSEA have entered or will enter into various agreements, and will adopt policies, as described in this section. Varian, IB and VSEA believe that the agreements are fair to each of the parties. The services to be provided by each of the companies pursuant to the various agreements described below will be billed at their fully burdened cost to the provider and in each case the terms of these agreements have been reviewed by individuals who will have senior management positions at IB, VMS or VSEA after the Distribution.

The Distribution Agreement and the forms of the Ancillary Agreements will be filed as exhibits to VMS's Current Report on Form 8-K in connection with the Distribution, or will be included in a later filing by VMS under the Securities Exchange Act of 1934, as amended (the "Exchange Act"). See "Available Information." The following descriptions include a summary of all material terms of these agreements, but do not purport to be complete and are qualified by reference to the texts of such agreements, which are incorporated herein by reference.

Distribution Agreement

The Distribution Agreement provides for the terms and conditions of the Distribution, the various actions to be taken prior to the Distribution (see
" - Internal Mergers and Transfers") and the relationship among the parties subsequent to the Distribution. The Distribution Agreement provides that, from and after the Distribution Date, (i) IB shall assume, pay, perform and discharge all Instruments Liabilities (as defined in the Distribution Agreement) in accordance with their terms, (ii) VMS shall assume, pay, perform and discharge all Health Care Systems Liabilities (as defined in the Distribution Agreement) in accordance with their terms and (iii) VSEA shall assume, pay, perform and discharge all Semiconductor Equipment Liabilities (as defined in the Distribution Agreement) in accordance with their terms.

In addition, the Distribution Agreement provides for cross-indemnities that require (i) IB to indemnify VMS and VSEA (and their respective subsidiaries, directors, officers, employees and agents and certain other related parties) against all losses arising out of or in connection with Instruments Liabilities or the breach of the Distribution Agreement or any Ancillary Agreement by IB,
(ii) VMS to indemnify IB and VSEA (and their respective subsidiaries, directors, officers, employees and agents and certain other related parties) against all losses arising out of or in connection with the Health Care Systems Liabilities or the breach of the Distribution Agreement or any Ancillary Agreement by Varian and

(iii) VSEA to indemnify IB and VMS (and their respective subsidiaries, directors, officers, employees and agents and certain other related parties) against all losses arising out of or in connection with the Semiconductor Equipment Liabilities or the breach of the Distribution Agreement or any Ancillary Agreement by VSEA, and, in each case, for contribution in certain circumstances. Each of IB, VMS and VSEA also agrees to indemnify each other for one-third of the costs and expenses associated with liabilities that are unrelated to their businesses, including certain discontinued operations and environmental liabilities associated with Varian's Palo Alto facilities.

Pursuant to the Distribution Agreement, each of the parties has agreed to use commercially reasonable efforts to take or cause to be taken all action, and do or cause to be done all things, reasonably necessary or appropriate to consummate the transactions contemplated by the Distribution Agreement. As such, the Distribution Agreement provides that if any contemplated pre-Distribution transfers have not been effected on or prior to the Distribution Date, the parties will cooperate to effect such transfers as promptly thereafter as practicable. The entity retaining any asset or liability which should have been transferred prior to the Distribution Date will continue to hold that asset for the benefit of the party entitled thereto or that liability for the account of the party required to assume it, and must take such other action as may be reasonably requested by the party to whom such asset was to be transferred or by whom such liability was to be assumed in order to place such party, insofar as reasonably possible, in the same position as would have existed had such asset or liability been transferred or assumed as contemplated by the Distribution Agreement.

The Distribution Agreement (i) requires that Varian renegotiate the Term Loans,
(ii) requires that Varian contribute cash to VSEA so that at the time of the Distribution VSEA will have $100 million in cash and cash equivalents and a Net Worth (as defined in the Distribution Agreement) of at least $150 million, and its Consolidated Debt (as defined in the Distribution Agreement) will not exceed $5 million, (iii) requires that IB assume 50% of the outstanding indebtedness under the Term Loans and have transferred to it such portion of the indebtedness under the Notes Payable and such amount of cash and cash equivalents, so that as of the time of the Distribution IB and VMS will each have Net Debt (as defined in the Distribution Agreement) equal to approximately 50% of the aggregate Net Debt of IB and VMS, subject to such adjustments as may be necessary to provide VMS with a Net Worth of between 40% and 50% of the aggregate Net Worth of VMS and IB, (iv) governs the conduct of the post-Distribution audit to be undertaken to ascertain the Net Worth of VMS, IB and VSEA upon consummation of the Distribution, (v) requires that post-Distribution payments be made between the parties if, and to the extent that, as of the time of the Distribution (a) VMS has a Net Worth that is less than 40% or more than 50% of the aggregate Net Worth of VMS and IB, (b) VSEA has Consolidated Debt exceeding $5 million, or less than $100 million of cash and cash equivalents or a Net Worth of less than $150 million or (c) VSEA has more than $100 million of cash and cash equivalents and a Net Worth of at least $150 million or VSEA has a Net Worth in excess of $225 million and (vi) entitles IB to receive approximately 50% of the estimated proceeds, if any, to be received by VMS after the Distribution from the sale of Varian's long-term leasehold interest at certain of its Palo Alto facilities, together with certain related buildings and other corporate assets and requires IB to pay approximately 50% of any estimated transaction expenses to be paid by VMS after the Distribution (in each case reduced for estimated taxes payable or tax benefits received from all sales and transaction expenses).

The Distribution Agreement also provides for the execution and delivery of certain other agreements governing the relationship among IB, VMS and VSEA at and following the Distribution. See " - Employee Benefits Allocation Agreement," " - Tax Sharing Agreement," " - Transition Services Agreement," and " - Intellectual Property Agreement."

Employee Benefits Allocation Agreement

On or prior to the Distribution Date, Varian, IB and VSEA will enter into an employee benefits allocation agreement (the "Employee Benefits Allocation Agreement") providing for the allocation of certain liabilities and responsibilities with respect to employee compensation, benefits and labor matters. The allocation of responsibility and adjustments to be made pursuant to the Employee Benefits Allocation Agreement are substantially consistent with the existing rights of Varian's employees under Varian's various compensation plans, with the understanding that each party will have sole responsibility for determining the benefits it will provide its employees following the Distribution. The Employee Benefits

Allocation Agreement will generally provide that, effective as of the Distribution Date, each of IB and VSEA will, or will cause one or more of its subsidiaries to, assume or retain, as the case may be, all liabilities of Varian, to the extent unpaid as of the Distribution Date, under Varian's employee benefit plans, policies, arrangements, contracts and agreements, including collective bargaining agreements, with respect to employees who on or after the Distribution Date will be employees of IB or its subsidiaries or VSEA or its subsidiaries. The Employee Benefits Allocation Agreement will also provide that VMS generally will, or will cause one of its subsidiaries to, assume or retain, as the case may be, all liabilities under Varian's employee benefit plans, policies, arrangements, contracts and agreements, including collective bargaining agreements, with respect to employees who on or after the Distribution Date will be employees of VMS or its subsidiaries. The Employee Benefits Allocation Agreement will also provide that each of IB, VSEA and VMS will generally indemnify the others for one-third of the administrative costs associated with liabilities to individuals who were former Varian employees as of the Distribution Date.

Defined Contribution Plans

Active participation in the Varian Associates, Inc. Retirement and Profit-Sharing Program (the "Varian Profit-Sharing Plan") by IB and VSEA employees will terminate on the Distribution.

Effective as of the Distribution Date, each of VSEA and IB will establish a defined contribution plan for the benefit of its employees. As promptly as practicable after the Distribution, VMS will cause to be transferred to the VSEA defined contribution plan or the IB defined contribution plan the account balances in, and the liabilities of, the Varian Profit-Sharing Plan to each employee of VSEA or IB, respectively, who elects to so transfer. IB and VSEA will each assume the administrative costs associated with the Varian Profit-Sharing Plan accounts of IB and VSEA employees who do not elect a transfer. IB, VSEA and VMS will also each indemnify the others for one-third of the administrative costs associated with the accounts of individuals who were former Varian employees as of the Distribution Date or whose employment will terminate pursuant to severance agreements in connection with the Distribution.

Non-U.S. Employee Benefits

Non-U.S. employee benefits will be subject to the general principles of the Employee Benefits Allocation Agreement. To the extent practicable, VMS or its subsidiaries will assume or retain, as the case may be, any and all pension liabilities and attendant plans and their assets related to the employees of VMS or its subsidiaries post-Distribution. If a person is employed by a non-U.S. subsidiary of VMS but the associated liabilities are held by IB or VSEA, VMS will indemnify the entity holding the liabilities. IB, VSEA and VMS will also each indemnify the others for one-third of the employee benefit liabilities associated with former employees of non- U.S. subsidiaries.

Stock Options and Other Awards

Stock options and restricted stock awards (collectively, "stock awards") of Varian are currently outstanding under Varian's 1982 Non-Qualified Stock Option Plan and Varian Omnibus Stock Plan (collectively, the "Plans"). The treatment after the Distribution of stock awards that are outstanding prior to the Distribution is designed to preserve, as a general matter, the economic value of each stock award. In addition, the treatment of outstanding stock awards of individuals who will continue their employment with VMS is designed to provide an incentive for such employees to remain employed with VMS and to benefit by their efforts to increase the market value of VMS Common Stock.

Adjustments to Awards Held by Employees of VMS and Former Varian Employees

In general, it is expected that the number of shares of VMS Common Stock underlying each stock option held by employees of VMS and certain others (including former employees of Varian not terminated in connection with the Distribution and any employees of IB or VSEA who do not surrender their Varian stock options as contemplated below (collectively, "Former Varian Employees")) and the exercise price thereof, and the number of shares provided in restricted stock awards, will be adjusted as necessary to reflect the Distribution. The Plans and related option agreements provide that, in the event the number of outstanding shares of Varian Common Stock is changed by reason of a split-up or combination of shares or recapitalization or by reason of a stock dividend, the number of shares and option price shall be appropriately adjusted so as to maintain the proportionate number of shares without changing the aggregate option exercise price.

Unexercised Varian stock options held by employees of VMS and Former Varian Employees will be adjusted as soon as practicable following the Distribution Date, to preserve as closely as possible their respective economic value immediately prior to the Distribution (defined as the difference between the fair market value of the shares underlying the option and the option exercise price, multiplied by the number of shares subject to the option). Those individuals who will be employees of IB and VSEA after the Distribution who do not surrender their Varian stock options as contemplated below will have their Varian stock options adjusted in the same manner as individuals who will be employees of VMS.

The option exercise price of adjusted VMS stock options will be determined by multiplying the exercise price of Varian stock option by a fraction, the numerator of which will be the closing price of the VMS Common Stock on the Distribution Date and the denominator of which will be the closing price of Varian Common Stock on the Distribution Date. The number of shares of VMS Common Stock subject to options will be determined by multiplying the number of shares of Varian Common Stock covered by Varian stock option by a fraction, the numerator of which will be the closing price of Varian Common Stock on the Distribution Date and the denominator of which will be the closing price of the VMS Common Stock on the Distribution Date. If the Distribution Date is not a trading day for the New York Stock Exchange or the Nasdaq National Market, the foregoing prices will be calculated based on the closing price for the trading day immediately preceding the Distribution Date.

Unvested Varian restricted stock held by Former Varian Employees or continuing employees of VMS will vest prior to the Distribution.

As of February 1, 1999, there were approximately 1,813,135 shares of Varian Common Stock subject to outstanding stock options held by Former Varian Employees or individuals who will be employees of VMS. It is impossible to predict with certainty how many shares of VMS Common Stock will be subject to adjusted VMS stock options after the Distribution Date, since it is expected that some Varian stock options held by such individuals will be exercised prior to the Distribution Date. The balance of unexercised Varian stock options will be adjusted according to the formula described above, but the stock prices upon which the adjustment will be based will not be known until the Distribution Date. Stockholders of VMS are, however, likely to experience some dilutive impact from the above-described adjustments.

For Former Varian Employees or those employees who will continue their employment with VMS, all of the other original terms and conditions of Varian stock options, including the vesting and expiration dates, will remain in effect after the adjustments as to price and number of shares.

Treatment of Awards Held by Employees Whose Employment will Terminate in Connection with the Distribution

Employees of Varian whose employment will terminate in connection with the Distribution (other than seven employees whose employment will terminate pursuant to severance agreements) will be permitted to elect to exchange their Varian stock options for stock options with respect to VMS Common Stock, VSEA Common Stock and IB Common Stock. Individuals who so elect will have one-third of the unexercised portion of Varian stock options exchanged for each of VMS stock options, VSEA stock options and IB stock options. The seven employees whose employment will terminate pursuant to severance agreements will receive this exchange on a mandatory basis. Employees whose options are exchanged in this manner will have the unvested portion of their Varian options as of the Distribution Date vested immediately prior to the Distribution or, if later, immediately prior to termination of the employment of such employees.

Unvested Varian restricted stock held by employees whose employment will terminate in connection with the Distribution will vest prior to the Distribution or, if later, immediately prior to such termination.

As of February 1, 1999, there were approximately 570,596 shares of Varian Common Stock subject to outstanding stock options held by employees whose employment will terminate in connection with the Distribution (excluding stock options held by Mr. O'Rourke, a current director of Varian who is expected to serve as a director of VSEA following the Distribution). It is impossible to predict with certainty how many shares of VMS Common Stock will be subject to these stock options after the Distribution Date, since it is expected that some Varian stock options held by these individuals will be exercised prior to the Distribution Date. In addition, the balance of unexercised Varian stock options will be adjusted according to the formula described above, but the stock prices upon which the adjustment will be based will not be known until the Distribution Date. Stockholders of VMS are, however, likely to experience some dilutive impact from the above-described adjustments.

Treatment of Awards Held by Directors

Varian stock options held by directors of Varian will be adjusted in the same manner as Varian stock options held by employees whose employment will terminate in connection with the Distribution; provided that the unvested portion of their Varian options will not vest immediately prior to the Distribution. Accordingly, these individuals will exchange their Varian stock options for stock options with respect to VMS Common Stock, VSEA Common Stock and IB Common Stock.

As of February 1, 1999, there were approximately 791,000 shares of Varian Common Stock subject to outstanding stock options held by current directors (including Mr. O'Rourke). It is impossible to predict with certainty how many shares of VMS Common Stock will be subject to these stock options after the Distribution Date, since it is expected that some Varian stock options held by these individuals will be exercised prior to the Distribution Date. In addition, the balance of unexercised Varian stock options will be adjusted pursuant to the formula described above, but the stock prices upon which the adjustment will be based will not be known until the Distribution Date. Stockholders of VMS are, however, likely to experience some dilutive impact from the above-described adjustments.

Tax Sharing Agreement

Varian, IB and VSEA will enter into a tax sharing agreement (the "Tax Sharing Agreement") that defines the parties' rights and obligations with respect to federal, state, foreign and other income or franchise taxes relating to Varian's businesses for tax periods prior to, including and following the Distribution and with respect to certain other tax matters. In general, VMS will be responsible for consolidated federal income taxes, consolidated or combined state income taxes and separate state income taxes of Varian and its subsidiaries through the Distribution Date. Liability through the Distribution Date will be determined based on a closing of the books. Liability for foreign income taxes and non-income taxes will generally be allocated to the legal entity on which such taxes are imposed, except for taxes transferred on the closing balance sheets. Adjustments to the reported tax liability for tax periods through the Distribution Date will be shared equally by the three companies.

In general, and except as provided below, taxes resulting from the Distribution will be the responsibility of the legal entity on which such taxes are imposed. However, each of VSEA and IB will be responsible for any such taxes resulting from income or gain from the Distribution to the extent that such taxes are attributable to action taken or permitted by that entity or its affiliates after the Distribution that is inconsistent with the tax treatment contemplated in the Tax Ruling requested from the IRS. Each of VMS, IB and VSEA will covenant and agree not to take or permit certain actions inconsistent or potentially inconsistent with the Tax Ruling before January 1, 2002, unless such action has been consented to by the other companies or approved by a supplemental ruling from the IRS or an unqualified opinion of independent nationally recognized tax counsel acceptable to each of the companies. These agreements could restrict the ability of VMS, IB or VSEA to engage in certain corporate transactions, redeem stock, dispose of assets except in the ordinary course of business, or be the target of an acquisition transaction, during that period. Adjustments to the anticipated income taxes resulting from the Distribution that are not attributable to action inconsistent with the Tax Ruling will be shared equally by the three companies. Furthermore, if with respect to VMS, IB or VSEA, the aggregate taxes shown on the initial tax returns filed after the Distribution (or the amounts paid with respect to such taxes) relating to periods prior to the Distribution Date exceed the aggregate amounts accrued with respect thereto on the closing balance sheets, by more than $1,000,000, the company with the unanticipated tax burden may propose a sharing of such amounts among the three companies. If the three companies cannot agree to a fair and equitable sharing of the excess taxes, the matter will be submitted to a mutually acceptable nationally recognized accounting firm for resolution. See " - Federal Income Tax Aspects of the Distribution."

Transition Services Agreement

On or prior to the Distribution Date, Varian, IB and VSEA will enter into a Transition Services Agreement providing for (i) the sharing of facilities and equipment for a temporary period not to exceed one year, (ii) the provision of employees and sharing of certain third party services to provide treasury, tax, accounting, payroll, human resources and similar and related functions for a temporary period not to exceed one year and (iii) the provision of information services personnel for a period extending until June 30, 2000. Compensation for all services and facilities provided under the Transition Services Agreement will be on a fully burdened cost reimbursement basis. The management of each of VMS, VSEA and IB presently expects that its company will be able to provide these services for itself after the applicable transition period without additional material expense, although no assurance can be given that this will be the case. Each party has the right to terminate certain transition services arrangements upon a material breach by the other party thereto.

Intellectual Property Agreement

On or prior to the Distribution Date, Varian, IB and VSEA will enter into an Intellectual Property Agreement providing for allocation among these companies and their respective subsidiaries and associated companies of rights in the Intellectual Property (as defined in the Distribution Agreement), including patents, copyrights, trademarks, software and trade secrets, owned by Varian prior to the Distribution and for the licensing of certain of such Intellectual Property thereafter. The Intellectual Property Agreement is to provide VMS, IB and VSEA, and their respective subsidiaries and associated companies, with those continuing rights and licenses in such Intellectual Property following the Distribution Date necessary for the continued conduct of their respective businesses.

Under the terms of the Intellectual Property Agreement, the Intellectual Property that relates primarily to the Instruments Business and the Semiconductor Equipment Business will be transferred to IB and VSEA, respectively, with VMS retaining the Intellectual Property that relates primarily to the Health Care Systems Business. Each company will grant a non-exclusive, perpetual, royalty-free license under the Intellectual Property that it owns to the other two companies for use in their respective fields. More specifically, as of the Distribution Date, each of VMS, IB and VSEA will hold certain rights in the mark "VARIAN," the "VA" logo and other rights to various trademarks, service marks, and trade names containing the word "VARIAN."

           SUMMARY OF SIGNIFICANT CAPITALIZATION FORECAST ASSUMPTIONS

The following financial forecast of the capitalization of VMS is based on forecasts and assumptions by Varian's management concerning events and circumstances that are expected to occur subsequent to the latest historical balance sheet date but prior to and including April 2, 1999 (the Distribution
Date), including future results of operations and other events. For purposes of the forecasted capitalization at April 2, 1999, net earnings in the second quarter of fiscal year 1999 are assumed to approximate the sum of the net earnings of IB for the second quarter of fiscal year 1998, the VMS as adjusted historical net earnings for the second quarter of fiscal year 1998 and the net earnings of VSEA for the first quarter of fiscal year 1999. In addition, restructuring plans associated with the Distribution are currently being developed and may result in additional charges to VMS's equity. Assumptions with respect to events that will occur between January 2 and April 2, 1999, include the following:

  . Payment of cash contributions to VSEA and IB of $100 million and $20 million, respectively.

  . The assumption by IB of $58.5 million of long-term debt (including current portion) from Varian and the transfer to VSEA and IB of $5 million and $17 million of Notes Payable, respectively, from Varian.

  . The exercise of 362,000 stock options at an average exercise price of $13.69 per share resulting in net proceeds of approximately $5 million and the issuance of 73,000 shares of Varian Common Stock under the Employee Stock Purchase Plan. Varian has suspended the Employee Stock Purchase Plan effective as of January 4, 1999.

  . The dividend to existing Varian stockholders of all of the outstanding IB
    Common Stock and VSEA Common Stock at their respective book values in connection with the Distribution.

  . The sale, in connection with the Distribution, of Varian's long-term leasehold interest in certain of its Palo Alto facilities, together with the related buildings and other corporate assets, resulting in estimated cash proceeds of approximately $45 million. Additional real estate sales, resulting in estimated cash proceeds of an additional $10 million, are expected subsequent to the Distribution Date, and have not been included in the forecasted capitalization of VMS.

  . Payment of net transaction costs related to the Distribution estimated to be $50 million. Approximately $25 million of such transaction costs are assumed to have been accrued for but unpaid at the Distribution Date.

  . The receipt of approximately $5 million of insurance proceeds and experience dividends.

In Varian's management's judgment, the listed assumptions and forecasts reflect those material events or transactions that occurred since January 2, 1999 or are expected to occur prior to the Distribution Date, other than the potential restructuring charges discussed in the first paragraph above. There have been no changes in accounting principles anticipated in this capitalization forecast nor are any such changes currently contemplated.

Limitations on Projections and Forecasts

The assumptions and estimates underlying the projected and forecasted data and information in this Information Statement are inherently uncertain and, although considered reasonable by management of Varian, are subject to significant business, economic and competitive uncertainties, many of which are beyond the control of Varian and its subsidiaries. Accordingly, there can be no assurance that the projected and forecasted financial results will be realized. In fact, actual results in the future usually will differ from the forecasted financial results and the differences may be material.

Neither Varian nor any of its subsidiaries intends after the date of this Information Statement to update any forecasted or projected financial data or information contained in this Information Statement and the absence of such an update should not be construed as any indication regarding the views or beliefs of management of Varian (or of VMS after the Distribution) concerning the forecasted or projected data or information contained in this Information Statement.

                           FORECASTED CAPITALIZATION

The following table sets forth the combined capitalization of VMS as of January 1, 1999 on a historical basis, forecasted at April 2, 1999 (the Distribution
Date), and as adjusted to give effect to the Distribution and the other transactions contemplated by the Distribution Agreement. The significant assumptions used below have been described in "Summary of Significant Capitalization Forecast Assumptions" on the preceding page. The following data is qualified in its entirety by the financial statements of Varian, incorporated by reference in this Information Statement, the VMS unaudited pro forma consolidated financial statements appearing elsewhere in this Information Statement and other information contained elsewhere in this Information Statement.

                                                     Forecasted
                                          January 1,         At       Pro Forma
                                                1999   April 2,           After
                                          Historical    1999(1) Distribution(1)
                                          ---------- ---------- ---------------
                                                  (Dollars in millions)
Cash and cash equivalents................     $131.5     $149.0          $ 29.0
                                              ======     ======          ======
Notes payable............................     $ 35.4     $ 35.4          $ 13.4
                                              ======     ======          ======
Long-Term Debt, including current
 portion.................................     $117.0     $117.0          $ 58.5
                                              ------     ------          ------
Stockholders' Equity:
  Common stock, par value $1 per share:
   authorized - 99,000,000 shares
   issued and outstanding - 29,909,000
   historical and 30,344,000 pro forma...       29.9       30.3            30.3
  Preferred stock, par value $1 per
   share:
   authorized - 1,000,000 shares
   issued and outstanding - none
    historical or pro forma..............         --         --              --
  Retained earnings......................      526.0      508.6           122.3
                                              ------     ------          ------
      Total Stockholders' Equity.........      555.9      538.9           152.6
                                              ------     ------          ------
        Total Capitalization.............     $672.9     $655.9          $211.1
                                              ======     ======          ======

-------
(1) See "Summary of Significant Capitalization Forecast Assumptions" on the preceding page.

                  PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS

The unaudited pro forma consolidated financial statements of VMS set forth below consist of a pro forma balance sheet as of January 1, 1999 and pro forma statements of earnings for the quarter ended January 1, 1999 and for each of the most recent three fiscal years. The pro forma balance sheet was prepared to give effect to the Distribution as if it had occurred on January 1, 1999 and the pro forma statements of earnings were prepared to give effect to the Distribution as if it had occurred on the first day of the earliest period presented. The unaudited pro forma balance sheet presented below does not purport to represent what VMS's financial position actually would have been had the Distribution occurred on the date indicated or to project VMS's financial position for any future date. The unaudited pro forma statements of earnings set forth below do not purport to represent what VMS's operations actually would have been or to project VMS's operating results for any future period. The unaudited pro forma adjustments are based upon currently available information and certain assumptions that Varian believes are reasonable. The unaudited pro forma statements should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the historical consolidated financial statements of Varian and the notes thereto incorporated herein by reference.

                 Unaudited Pro Forma Consolidated Balance Sheet

                                January 1, 1999

                                          Adjustments         As
                             Varian               For   Adjusted        Pro Forma        VMS
                         Historical Distribution(/1/) Historical Adjustments(/2/)  Pro Forma
                         ---------- ----------------- ---------- ----------------  ---------
                                               (Dollars in millions)
         Assets
Current Assets
  Cash and cash
   equivalents..........   $  131.5            $   --     $131.5          $(120.0)    $ 11.5
  Accounts receivable...      352.5             201.9      150.6               --      150.6
  Inventories...........      221.4             132.2       89.2               --       89.2
  Other current assets..       97.2              62.3       34.9               --       34.9
                           --------            ------     ------          -------     ------
    Total current
     assets.............      802.6             396.4      406.2           (120.0)     286.2
Property, Plant and
 Equipment, net.........      210.8             124.4       86.4               --       86.4
Other Assets............      160.5              66.6       93.9               --       93.9
                           --------            ------     ------          -------     ------
Total Assets............   $1,173.9            $587.4     $586.5          $(120.0)    $466.5
                           ========            ======     ======          =======     ======
 Liabilities and Equity
Current Liabilities
  Notes payable and
   current portion of
   long-term debt.......   $   46.2            $   --     $ 46.2          $ (27.9)    $ 18.3
  Accounts payable -
    trade...............       43.1              23.0       20.1               --       20.1
  Accrued expenses......      275.2             175.0      100.2               --      100.2
  Product warranty......       39.0              24.2       14.8               --       14.8
  Advance payments from
   customers............       64.5              17.0       47.5               --       47.5
                           --------            ------     ------          -------     ------
    Total Current
     Liabilities........      468.0             239.2      228.8            (27.9)     200.9
Long-Term Accrued
 Expenses...............       43.8                --       43.8               --       43.8
Long-Term Debt..........      106.2                --      106.2            (52.6)      53.6
                           --------            ------     ------          -------     ------
    Total Liabilities...      618.0             239.2      378.8            (80.5)     298.3
Equity..................      555.9             348.2      207.7            (39.5)     168.2
                           --------            ------     ------          -------     ------
Total Liabilities and
 Equity.................   $1,173.9            $587.4     $586.5          $(120.0)    $466.5
                           ========            ======     ======          =======     ======

            Notes To Unaudited Pro Forma Consolidated Balance Sheet

(1) To adjust the historical financial statements of Varian for the impact of the Distribution of IB Common Stock and VSEA Common Stock to Varian stockholders. The Distribution of IB Common Stock and VSEA Common Stock is reflected at book value.
(2) Assumes a cash contribution by Varian to IB of $20.0 million, the assumption by IB of $58.5 million in long-term debt (including current portion) from Varian, the transfer to IB of $17.0 million in Notes Payable from Varian, the cash contribution by Varian to VSEA of $100.0 million, and the transfer to VSEA of $5.0 million in Notes Payable from Varian in connection with the Distribution. See "Forecasted Capitalization."

             Unaudited Pro Forma Consolidated Statement of Earnings

                         Quarter Ended January 1, 1999

                                           Adjustments          As
                             Varian                For    Adjusted         Pro Forma             VMS
                         Historical  Distribution(/1/)  Historical  Adjustments(/2/)       Pro Forma
                         ----------  -----------------  ----------  ----------------       ---------
                                  (Dollars in millions, except per share amounts)
Sales...................    $ 282.3             $177.3      $105.0             $  --          $105.0
                            -------             ------      ------             -----          ------
Operating Costs and
 Expenses
Cost of sales...........      184.5              112.5        72.0                --            72.0
Research and
 development............       24.3               14.9         9.4                --             9.4
Marketing...............       52.3               38.0        14.3                --            14.3
General and
 administrative.........       20.2               14.5         5.7                --             5.7
Reorganization costs....        3.5                 --         3.5                               3.5
                            -------             ------      ------             -----          ------
Total operating costs
 and expenses...........      284.8              179.9       104.9                --           104.9
                            -------             ------      ------             -----          ------
Operating Earnings
 (Loss).................       (2.5)              (2.6)        0.1                --             0.1
Interest expense........       (2.7)                --        (2.7)              1.1 (/2/)      (1.6)
Interest income.........        1.5                 --         1.5              (1.5)(/3/)        --
                            -------             ------      ------             -----          ------
Operating Earnings
 (Loss) before Taxes....       (3.7)              (2.6)       (1.1)             (0.4)           (1.5)
Taxes on (loss)
 earnings...............       (1.3)              (0.7)       (0.6)             (0.2)(/4/)      (0.8)
                            -------             ------      ------             -----          ------
Net Earnings (Loss).....    $  (2.4)            $ (1.9)     $ (0.5)            $(0.2)         $ (0.7)
                            =======             ======      ======             =====          ======
Net Earnings (Loss) Per
 Share - Basic..........    $ (0.08)
                            =======
Net Earnings (Loss) Per
 Share - Diluted........    $ (0.08)
                            =======
Pro Forma Net Earnings
 (Loss) Per Share -
  Basic(/5/)............                                                                      $(0.02)
                                                                                              ======
Pro Forma Net Earnings
 (Loss) Per Share -
  Diluted(/5/)..........                                                                      $(0.02)
                                                                                              ======

        Notes to Unaudited Pro Forma Consolidated Statement of Earnings

(1) To adjust the historical financial statements of Varian for the impact of the Distribution of IB Common Stock and VSEA Common Stock to Varian stockholders. The Distribution of IB Common Stock and VSEA Common Stock is reflected at book value.
(2) Reflects the reduction of interest expense on $58.5 million of long-term debt at an estimated annual rate of interest of 7.02% and on $22.0 million of Notes Payable at an estimated annual rate of interest of 1.93%. A change of 25 basis points on these estimated annual rates of interest would impact pro forma interest expense by $50,000.
(3) Reflects the reduction of interest income on $120.0 million of cash and cash equivalents at an estimated annual rate of interest of 5.2%. This pro forma adjustment is limited to the amount of actual interest income earned by Varian during the period.
(4) The pro forma adjustment for income taxes is based upon statutory income tax rates.
(5) The computation of pro forma net earnings (loss) per share - basic and pro forma net earnings (loss) per share - diluted is based on the weighted average number of shares of Varian Common Stock outstanding during the quarter ended January 1, 1999.

             Unaudited Pro Forma Consolidated Statement of Earnings

                                Fiscal Year 1998

                                            Adjustments         As
                              Varian                For   Adjusted         Pro Forma             VMS
                          Historical  Distribution(/1/) Historical  Adjustments(/2/)       Pro Forma
                          ----------  ----------------- ----------  ----------------       ---------
                                   (Dollars in millions, except per share amounts)
Sales...................    $1,422.1             $880.6     $541.5             $  --          $541.5
                            --------             ------     ------             -----          ------
Operating Costs and
 Expenses
Cost of sales...........       896.3              548.7      347.6                --           347.6
Research and
 development............       107.0               67.5       39.5                --            39.5
Marketing...............       199.1              148.3       50.8                --            50.8
General and
 administrative.........       104.5               60.1       44.4                --            44.4
                            --------             ------     ------             -----          ------
Total operating costs
 and expenses...........     1,306.9              824.6      482.3                --           482.3
                            --------             ------     ------             -----          ------
Operating Earnings......       115.2               56.0       59.2                --            59.2
Interest expense........        (8.9)                --       (8.9)              4.5 (/2/)      (4.4)
Interest income.........         6.4                 --        6.4              (6.2)(/3/)       0.2
                            --------             ------     ------             -----          ------
Operating Earnings
 before Taxes...........       112.7               56.0       56.7              (1.7)           55.0
Taxes on earnings.......        38.9               21.0       17.9              (0.7)(/4/)      17.2
                            --------             ------     ------             -----          ------
Net Earnings............    $   73.8             $ 35.0     $ 38.8             $(1.0)         $ 37.8
                            ========             ======     ======             =====          ======
Net Earnings Per Share -
  Basic.................    $   2.47
                            ========
Net Earnings Per Share -
  Diluted...............    $   2.43
                            ========
Pro Forma Net Earnings
 Per Share -Basic(/5/)..                                                                      $ 1.26
                                                                                              ======
Pro Forma Net Earnings
 Per Share -
 Diluted(/6/)...........                                                                      $ 1.24
                                                                                              ======

        Notes to Unaudited Pro Forma Consolidated Statement of Earnings

(1) To adjust the historical financial statements of Varian for the impact of the Distribution of IB Common Stock and VSEA Common Stock to Varian stockholders. The Distribution of IB Common Stock and VSEA Common Stock is reflected at book value.
(2) Reflects the reduction of interest expense on $58.5 million of long-term debt at an estimated annual rate of interest of 7.02% and on $22.0 million of Notes Payable at an estimated annual rate of interest of 1.93%. A change of 25 basis points on these estimated annual rates of interest would impact pro forma interest expense by $201,000.
(3) Reflects the reduction of interest income on $120.0 million of cash and cash equivalents at an estimated annual rate of interest of 5.2%.
(4) The pro forma adjustment for income taxes is based upon statutory income tax rates.
(5) The computation of pro forma net earnings per share - basic is based on the weighted average number of shares of Varian Common Stock outstanding during fiscal year 1998.
(6) The computation of pro forma net earnings per share - diluted is based on the sum of the weighted average number of shares of Varian Common Stock outstanding and Varian's dilutive potential Common Stock during fiscal year 1998.

             Unaudited Pro Forma Consolidated Statement of Earnings

                                Fiscal Year 1997

                                            Adjustments         As
                              Varian                For   Adjusted    Pro Forma             VMS
                          Historical  Distribution(/1/) Historical  Adjustments       Pro Forma
                          ----------  ----------------- ----------  -----------       ---------
                                 (Dollars in millions, except per share amounts)
Sales...................    $1,425.9             $949.6     $476.3        $  --          $476.3
                            --------             ------     ------        -----          ------
Operational Costs and
 Expenses
Cost of sales...........       902.7              579.4      323.3           --           323.3
Research and
 development............       110.8               79.6       31.2           --            31.2
Market..................       199.2              156.8       42.4           --            42.4
General and
 administrative.........        83.2               52.1       31.1           --            31.1
                            --------             ------     ------        -----          ------
Total operating costs
 and expenses...........     1,295.9              867.9      428.0           --           428.0
                            --------             ------     ------        -----          ------
Operating Earnings......       130.0               81.7       48.3           --            48.3
Interest expense........        (7.8)                --       (7.8)         4.5 (/2/)      (3.3)
Interest income.........         4.6                 --        4.6         (4.6)(/3/)        --
Gain on sale of Thin
 Film Systems...........        51.0               51.0         --           --              --
                            --------             ------     ------        -----          ------
Operating Earnings
 before Taxes...........       177.8              132.7       45.1         (0.1)           45.0
Taxes on earnings.......        62.2               47.4       14.8           -- (/4/)      14.8
                            --------             ------     ------        -----          ------
Net Earnings............    $  115.6             $ 85.3     $ 30.3        $(0.1)         $ 30.2
                            ========             ======     ======        =====          ======
Net Earnings Per Share -
  Basic.................    $   3.79
                            ========
Net Earnings Per Share -
  Diluted...............    $   3.67
                            ========
Pro Forma Net Earnings
 Per Share -Basic(/5/)..                                                                 $ 0.99
                                                                                         ======
Pro Forma Net Earnings
 Per Share -
 Diluted(/6/)...........                                                                 $ 0.96
                                                                                         ======

        Notes to Unaudited Pro Forma Consolidated Statement of Earnings

(1) To adjust the historical financial statements of Varian for the impact of the Distribution of IB Common Stock and VSEA Common Stock to Varian stockholders. The Distribution of IB Common Stock and VSEA Common Stock is reflected at book value.
(2) Reflects the reduction of interest expense on $58.5 million of long-term debt at an estimated annual rate of interest of 7.02% and on $22.0 million of Notes Payable at an estimated annual rate of interest of 1.93%. A change of 25 basis points on these estimated annual rates of interest would impact pro forma interest expense by $201,000.
(3) Reflects the reduction of interest income on $120.0 million of cash and cash equivalents at an estimated annual rate of interest of 5.2%. This pro forma adjustment is limited to the amount of actual interest income earned by Varian during the period.
(4) The pro forma adjustment for income taxes is based upon statutory income tax rates.
(5) The computation of pro forma net earnings per share - basic is based on the weighted average number of shares of Varian Common Stock outstanding during fiscal year 1997.
(6) The computation of pro forma net earnings per share - diluted is based on the sum of the weighted average number of shares of Varian Common Stock outstanding and Varian's dilutive potential Common Stock during fiscal year 1997.

             Unaudited Pro Forma Consolidated Statement of Earnings

                                Fiscal Year 1996

                                            Adjustments         As
                              Varian                For   Adjusted    Pro Forma             VMS
                          Historical  Distribution(/1/) Historical  Adjustments       Pro Forma
                          ----------  ----------------- ----------  -----------       ---------
                                 (Dollars in millions, except per share amounts)
Sales...................    $1,599.4           $1,131.9     $467.5        $  --          $467.5
                            --------           --------     ------        -----          ------
Operational Costs and
 Expenses
Cost of sales...........       995.7              687.5      308.2           --           308.2
Research and
 development............       110.2               86.0       24.2           --            24.2
Market..................       200.3              159.1       41.2           --            41.2
General and
 administrative.........       103.1               65.5       37.6           --            37.6
                            --------           --------     ------        -----          ------
Total operating costs
 and expenses...........     1,409.3              998.1      411.2           --           411.2
                            --------           --------     ------        -----          ------
Operating Earnings......       190.1              133.8       56.3           --            56.3
Interest expense........        (6.4)                --       (6.4)         4.5 (/2/)     (1.9)
Interest income.........         5.5                 --        5.5         (5.5)(/3/)        --
                            --------           --------     ------        -----          ------
Operating Earnings
 before Taxes...........       189.2              133.8       55.4         (1.0)           54.4
Taxes on earnings.......        67.1               48.4       18.7         (0.4)(/4/)      18.3
                            --------           --------     ------        -----          ------
Net Earnings............    $  122.1           $   85.4     $ 36.7        $(0.6)         $ 36.1
                            ========           ========     ======        =====          ======
Net Earnings Per Share -
  Basic.................    $   3.93
                            ========
Net Earnings Per Share -
  Diluted...............    $   3.81
                            ========
Pro Forma Net Earnings
 Per Share -Basic(/5/)..                                                                 $ 1.16
                                                                                         ======
Pro Forma Net Earnings
 Per Share -
 Diluted(/6/)...........                                                                 $ 1.12
                                                                                         ======

        Notes to Unaudited Pro Forma Consolidated Statement of Earnings

(1) To adjust the historical financial statements of Varian for the impact of the Distribution of IB Common Stock and VSEA Common Stock to Varian stockholders. The Distribution of IB Common Stock and VSEA Common Stock is reflected at book value.
(2) Reflects the reduction of interest expense on $58.5 million of long-term debt at an estimated annual rate of interest of 7.02% and on $22.0 million of Notes Payable at an estimated annual rate of interest of 1.93%. A change of 25 basis points on these estimated annual rates of interest would impact pro forma interest expense by $201,000.
(3) Reflects the reduction of interest income on $120.0 million of cash and cash equivalents at an estimated annual rate of interest of 5.2%. This pro forma adjustment is limited to the amount of actual interest income earned by Varian during the period.
(4) The pro forma adjustment for income taxes is based upon statutory income tax rates.
(5) The computation of pro forma net earnings per share - basic is based on the weighted average number of shares of Varian Common Stock outstanding during fiscal year 1996.
(6) The computation of pro forma net earnings per share - diluted is based on the sum of the weighted average number of shares of Varian Common Stock outstanding and Varian's dilutive potential Common Stock during fiscal year 1996.

               MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                      CONDITION AND RESULTS OF OPERATIONS

This discussion and analysis of financial condition and results of operations is based upon and should be read in conjunction with "Pro Forma Consolidated Financial Statements" included elsewhere in this Information Statement, as well as the information contained under "Business" "Risk Factors."

The unaudited pro forma consolidated financial statements of VMS generally reflect the results of operations, financial position and cash flows of the operations expected to be retained by VMS after the Internal Transfers and Distribution. The unaudited pro forma balance sheet does not, however, purport to represent what VMS's financial position actually would have been had the Distribution occurred on the date indicated, or to project VMS's financial position for any future date. The unaudited pro forma statements of earnings similarly do not purport to represent what VMS's operating results actually would have been had the Distribution occurred on the date indicated, or to project VMS's operating results for any future period. The unaudited pro forma consolidated financial statements include, among other things, allocations of certain Varian corporate assets (including pension assets), liabilities (including profit sharing and pension benefits) and expenses (including legal, accounting, employee benefits, insurance services, information technology services, treasury and other Varian corporate overhead) to VMS using the allocation methodology described in the notes to the VMS pro forma consolidated financial statements during the periods presented. These allocations are not necessarily indicative of the amounts that would have been recorded by VMS had it operated on a stand-alone basis during the periods presented or will be recorded by VMS in the future. The pro forma consolidated financial statements do not reflect any changes that may occur in the financing and operations of VMS as a result of the Distribution.

Results of Operations

Fiscal Year

VMS's fiscal years reported are the 52- or 53-week periods which ended on the Friday nearest September 30. Fiscal year 1998 comprises the 53-week period ended on October 2, 1998. Fiscal years 1997 and 1996 comprise the 52-week periods ended on September 26, 1997 and September 27, 1996, respectively.

First Quarter Fiscal Year 1999 Compared to First Quarter Fiscal Year 1998

Sales. VMS's sales of $105 million in the first quarter of fiscal year 1999 were 6% higher than its sales of $99 million in the first quarter of fiscal year 1998, and consisted of sales and service of oncology systems, and the sales of x-ray tubes and imaging subsystems.

Oncology systems sales were $78 million, or 74% of VMS's sales, in the first quarter of fiscal year 1999, compared to $67 million, or 68% of sales in the first quarter of fiscal year 1998. X-ray tubes and imaging subsystems sales were $27 million, or 26% of VMS's sales, in the first quarter of fiscal year 1999, compared to $32 million, or 32% of sales, in the first quarter of fiscal year 1998. Oncology systems sales accounted for all of the increase in sales between the first quarter of fiscal year 1998 and the first quarter of fiscal year 1999. First quarter of fiscal year 1999 oncology systems sales increased 16% from the first quarter of fiscal year 1998, while x-ray tubes and imaging subsystems sales decreased 16% between the first quarter of fiscal year 1998 and the first quarter of fiscal year 1999. X-ray tubes and imaging subsystem sales weakness was due to lower x-ray sales to most major original equipment manufacturers and aftermarket customers and slightly lower prices.

International sales were $58 million, or 55% of VMS's total sales, in the first quarter of fiscal year 1999, compared to $40 million, or 40% of sales, in the first quarter of fiscal year 1998. By product line, oncology systems sales in North America, Europe, Asia and the rest of the world amounted to $37 million, $26 million, $9 million and $6 million in the first quarter of fiscal year 1999, and $50 million, $14 million, $1 million and $2 million in the first quarter of fiscal year 1998, respectively, while sales of x-ray tubes and imaging subsystems in North America, Europe, Asia and the rest of the world amounted to $9 million, $5 million, $11 million and $2 million in the first quarter of fiscal year 1999 and $10 million, $8 million, $13 million and $1 million in the first quarter of fiscal year 1998, respectively. The decrease in oncology systems sales in North America was due to customer requested delivery delays, while the growth in international sales was partially due to the acquisition of the General Electric RS Business in December 1997.

Gross Profit. VMS recorded gross profit of $33 million in the first quarter of both fiscal year 1999 and fiscal year 1998. As a percentage of sales, gross profit was 31% of sales in the first quarter of fiscal year 1999, compared to 33% of sales in the first quarter of fiscal year 1998. The decrease in gross profit as a percentage of sales from the first quarter of fiscal year 1998 to the first quarter of fiscal year 1999 was attributable to higher international sales and service sales with lower margins for oncology systems and volume shortfall for x-ray tubes and imaging subsystems. Gross profit as a percentage of sales of oncology systems amounted to 31% in the first quarter of fiscal year 1999, compared to 34% in the first quarter of fiscal year 1998. Gross profit as a percentage of sales of x-ray tubes and imaging subsystems was 32% in the first quarter of fiscal year 1999, compared to 33% in the first quarter of fiscal year 1998.

Research and Development. VMS's research and development expenses were $9 million in the first quarter of fiscal year 1999, compared to $10 million for the first quarter of fiscal year 1998, amounting to 9% of sales in both the first quarter of fiscal year 1998 and 1999.

Marketing. Marketing expenses were $14 million in the first quarter of fiscal year 1999, compared to $12 million in the first quarter of fiscal year 1998, representing 13% and 12% of sales, respectively. The growth in marketing expense is primarily attributable to the acquisitions of distribution systems in Japan and Spain and increased commission expenses due to higher overseas sales.

General and Administrative. VMS's general and administrative expenses of $6 million were 6% of sales in the first quarter of fiscal year 1999, compared to $12 million, or 12% of sales, in the first quarter of fiscal year 1998. The decrease in general and administrative expenses in the first quarter of fiscal year 1999 was due to lower profit-sharing and management incentive compensation costs in the first quarter of fiscal year 1999 than in the first quarter of fiscal year 1998.

Reorganization Costs. In the first quarter of fiscal year 1999, VMS incurred $4 million of costs related to the reorganization of Varian in connection with the Distribution. Without such reorganization costs, VMS's operating earnings before taxes would have been $2 million in the first quarter of fiscal year 1999.

Taxes on Earnings. VMS's effective tax rate was 50.9% in the first quarter of fiscal year 1999, compared to 31.6% in the first quarter of fiscal year 1998. The fiscal year 1999 rate is significantly higher than the fiscal year 1998 rate principally due to reorganization costs to be incurred in fiscal year 1999 which are not deductible for tax reporting purposes.

Net Loss. VMS's net loss was $0.5 million in both the first quarter of fiscal year 1998 and 1999.

Fiscal Year 1998 Compared to Fiscal Year 1997

Sales. VMS's sales of $542 million in fiscal year 1998 were 14% higher than its sales of $476 million in fiscal year 1997. Fourth fiscal quarter sales were significant in both years, accounting for $179 million of sales in fiscal year 1998 and $158 million of sales in fiscal year 1997, amounting to 33% of sales in each fiscal year.

Oncology systems sales were $408 million, or 75% of VMS's sales, in fiscal year 1998, compared to $347 million, or 73% of sales, in fiscal year 1997. X-ray tubes and imaging subsystems sales were $133 million, or 25% of VMS's sales, in fiscal year 1998, compared to $129 million, or 27% of sales, in fiscal year 1997. Oncology systems sales accounted for almost all of the increase in sales in fiscal year 1998. The 18% increase in sales of oncology systems between fiscal year 1997 and fiscal year 1998 reflects both an increase in volume of products and services sold and the acquisition of the RS Business in December 1997. X-ray tubes and imaging subsystem sales also increased 3% between fiscal year 1997 and fiscal year 1998.

By product line, oncology systems sales in North America, Europe, Asia and the rest of the world amounted to $204 million, $145 million, $35 million and $24 million in fiscal year 1998, and $192 million, $91 million, $48 million and $16 million of sales in fiscal year 1997, respectively, while sales of x-ray tubes and imaging subsystems in North America, Europe, Asia and the rest of the world amounted to $39 million, $34 million, $56 million and $4 million in fiscal year 1998, and $34 million, $30 million, $63 million and $2 million in fiscal year 1997, respectively. The economic difficulties in Asia were responsible for the reduction in Asian sales between fiscal year 1997 and 1998.

Gross Profit. VMS's gross profit of $194 million in fiscal year 1998 was 36% of sales, compared to $153 million, or 32% of sales, in fiscal year 1997. The increase in gross profit as a percentage of sales from fiscal year 1997 to fiscal year 1998 was primarily attributable to the increase in oncology systems sales relative to the fixed components of overhead and, to a lesser extent, a shift in oncology systems sales to a higher mix of ancillary products that bear a higher margin. Gross profit as a percentage of sales of oncology systems amounted to 37% in fiscal year 1998, compared to 34% in fiscal year 1997. Gross profit as a percentage of sales of x-ray tubes and imaging subsystems was flat at 33% in fiscal year 1998 and fiscal year 1997, despite production start-up costs for new digital imaging products.

Research and Development. Research and development expenses of $40 million in fiscal year 1998, were 27% higher than the $31 million of such expenses in fiscal year 1997, representing approximately 7% of sales in both fiscal years 1998 and 1997. The increase on an absolute basis was primarily attributable to VMS's investments in new digital radiographic imaging products, new oncology administrative and imaging software, improvements in oncology systems multileaf collimator products and new x-ray tube platforms.

Marketing. Marketing expenses were $51 million in fiscal year 1998, compared to $42 million, in fiscal year 1997, representing 9% of sales in both years. The increase in marketing expenses, in absolute terms, was a result of VMS's acquisition of Cyber-Nisty Company, a Japanese distributor, higher international commission expenses and the expansion of VMS's sales and marketing forces.

General and Administrative. General and administrative expenses of $44 million were 8% of sales in fiscal year 1998, compared to $31 million, or 7% of sales, in fiscal year 1997. The increase resulted from amortization of goodwill and trade receivables write-offs.

Taxes on Earnings. VMS's effective tax rate was 31.6% in fiscal year 1998, compared to 32.8% in fiscal year 1997. The fiscal year 1998 and fiscal year 1997 rates were lower than the U.S. federal statutory rate due to the tax benefits arising from the use of a foreign sales corporation. In addition, the fiscal year 1998 rate was lower than the fiscal year 1997 rate due to the impact of higher earnings in low-tax foreign countries.

Net Earnings. VMS's net earnings in fiscal year 1998 were $39 million, or 7% of sales, an increase of 28% over the $30 million of net earnings, or 6% of sales, in fiscal year 1997. The increase in net earnings was primarily the result of increased sales volume.

Fiscal Year 1997 Compared to Fiscal Year 1996

Sales. VMS's sales of $476 million in fiscal year 1997 were 2% higher than its sales of $468 million in fiscal year 1996. Oncology systems sales were $347 million, or 73% of VMS's sales in fiscal year 1997, compared to $325 million, or 69% of sales, in fiscal year 1996. X-ray tubes and imaging subsystems sales were $129 million, or 27% of VMS's sales, in fiscal year 1997, compared to $143 million, or 31% of sales, in fiscal year 1996. Oncology systems sales accounted for the entire increase in sales. The 7% increase in sales of oncology systems between fiscal year 1996 and fiscal year 1997 reflected the increasing demand for ancillary products. The increase in oncology systems sales was partially offset by a 9% decrease in x-ray tube and imaging subsystem sales between fiscal year 1996 and fiscal year 1997. The decrease resulted from lower levels of demand in fiscal year 1997 than in fiscal year 1996 from original equipment manufacturers who purchased x-ray tube products from VMS.

By product line, oncology systems sales in North America, Europe, Asia, and the rest of the world amounted to $192 million, $91 million, $48 million and $16 million in fiscal year 1997, and $177 million, $93 million, $42 million and $13 million in fiscal year 1996, respectively, while sales of x-ray tubes and imaging subsystems in North America,

Europe, Asia and the rest of the world amounted to $34 million, $30 million, $63 million and $2 million in fiscal year 1997, and $43 million, $32 million, $65 million and $3 million in fiscal year 1996, respectively.

Gross Profit. VMS's gross profit of $153 million in fiscal year 1997 was 32% of sales, compared to $159 million, or 34% of sales, in fiscal year 1996. The decrease in gross profit as a percentage of sales from fiscal year 1996 to fiscal year 1997 was primarily attributable to the strengthening of the U. S. dollar relative to other international currencies, which affected both oncology systems and x-ray tubes and imaging subsystems. Gross profit as a percentage of sales of x-ray tubes and imaging subsystems amounted to 33% in fiscal year 1997, compared to 35% in fiscal year 1996. Gross profit as a percentage of sales of oncology systems amounted to 34% in fiscal year 1997, compared to 36% in fiscal year 1996.

Research and Development. Research and development expenses of $31 million in fiscal year 1997, were 29% higher than the $24 million of such expenses in fiscal year 1996. Research and development expenses represented 6.6% of sales in fiscal year 1997 compared to 5.2% of sales in fiscal year 1996. VMS increased research and development expenditures as a percentage of sales for both oncology systems and x-ray tubes and imaging subsystems in fiscal year 1997. In 1997, oncology systems research and development effort was focused on new product releases in the software products, particularly its imaging products. X-ray tubes completed eight of 28 ongoing new tube developments, proved feasibility of a new air-cooled "integral housing" tube, and initiated several high end tube developments. The imaging business continued addressing technical and manufacturability issues for amorphous silicon solid state detectors.

Marketing. Marketing expenses were $42 million in fiscal year 1997, compared to $41 million in fiscal year 1996, or 9% of sales in both fiscal years. The increase, on an absolute basis, was mainly in oncology systems where the product marketing and sales organizations were expanded.

General and Administrative. General and administrative expenses of $31 million were 7% of sales in fiscal year 1997, compared to $38 million, or 8% of sales, in fiscal year 1996. The decrease was primarily due to a reduction in corporate overhead expenses.

Taxes on Earnings. VMS's effective tax rate was 32.8% in fiscal year 1997, compared to 33.8% in fiscal year 1996. The fiscal year 1997 and fiscal year 1996 rates were lower than the U.S. federal statutory rate principally due to the tax benefits arising from the use of a foreign sales corporation. The fiscal year 1997 rate was lower than the fiscal year 1996 rate due to the impact of tax credits.

Net Earnings. VMS's net earnings in fiscal year 1997 were $30 million, or 6% of sales, a decrease of 17% from the $37 million of earnings, or 8% of sales, in fiscal year 1996. The decrease in net earnings was the result of increased investment in research and development and lower export prices due to the strengthening of the U.S. dollar.

Recent Accounting Pronouncements

In June 1997, the FASB issued SFAS No. 131, "Disclosures About Segments of an Enterprise and Related Information." SFAS No. 131 changes current practice under SFAS No. 14 by establishing a new framework on which to base segment reporting (referred to as the "management" approach) and also requires interim reporting of segment information. It is effective for VMS's 1999 fiscal year. The impact of the implementation of SFAS No. 131 on the reporting of VMS's segment information has not yet been determined.

In June 1998, the FASB issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities." SFAS No. 133 establishes a new model for accounting for derivatives and hedging activities and is effective for VMS's 2000 fiscal year. The impact of the implementation of SFAS No. 133 on the consolidated financial statements of VMS has not yet been determined.

Liquidity and Capital Resources

Varian has historically incurred or managed debt at the parent level, and a portion of this debt will be retained by VMS as of the Distribution Date. VMS will not be able to rely on the earnings, assets or cash flows of VSEA or IB after the Distribution to service this debt, nor, however, will its earnings, assets or cash flows be used to contribute to the capital requirements of those entities.

The debt to be retained by VMS at the time of the Distribution will consist of between $50 million and $100 million of Term Loans and Notes Payable, based on Varian's outstanding indebtedness as of January 1, 1999 and projected operating results and certain other transactions through the Distribution Date. See "Forecasted Capitalization." As of January 1, 1999, interest rates on Varian's outstanding Term Loans ranged from 6.70% to 7.29%, and the weighted average interest rate on these Term Loans was 7.02%. As of January 1, 1999, interest rates on Varian's outstanding Notes Payable ranged from 1.50% to 9.75%, and the weighted average interest rate on these Notes Payable was 1.93%. While IB will assume 50% of Varian's Term Loans, the specific Term Loans and Notes Payable that VMS will retain in connection with the Distribution will be determined in accordance with the Distribution Agreement. See "The Distribution -
 Distribution Agreement." The Term Loans currently contain covenants that limit future borrowings and the payment of cash dividends and require the maintenance of certain levels of working capital and operating results. In connection with the renegotiation of the Term Loans, the lender may revise existing or impose additional restrictive covenants. Varian also will enter into a new credit facility for working capital and other general corporate purposes. Any such credit facility may contain certain representations and warranties; conditions; affirmative, negative and financial covenants; and events of default customary for such facilities.

At January 1, 1999, VMS had $132 million in cash and cash equivalents, compared to $86 million at the end of the first quarter of fiscal year 1998, $150 million at October 2, 1998 and $142 million at September 27, 1997. Under the terms of the Distribution Agreement, Varian will make a cash contribution to VSEA such that VSEA's cash and cash equivalents equal $100 million at the time of the Distribution. In addition, Varian will be required to contribute cash to IB so that as of the time of the Distribution IB and VMS will each have Net Debt equal to approximately 50% of the aggregate Net Debt of IB and VMS, subject to such adjustments as may be necessary to provide VMS with a Net Worth of between 40% and 50% of the aggregate Net Worths of IB and VMS. See "The Distribution - Distribution Agreement." In connection with the Distribution, Varian intends to sell its long-term leasehold interest in certain of its Palo Alto facilities, together with the related buildings and other corporate assets, from which it expects to receive proceeds of $55 million in the aggregate. In addition, Varian will be required to pay the net expenses associated with the Internal Transfers and Distribution, estimated at approximately $50 million. To the extent that Varian does not sell all such facilities and assets and pay all such expenses before the Distribution, the amount of cash paid and Notes Payable transferred to IB at the time of the Distribution will assume that IB receives 50% of any post-Distribution proceeds and pays for 50% of any post-Distribution expenses (in each case reduced for estimated taxes payable or tax benefits received from all sales and transaction expenses). Varian anticipates that it will be required to borrow amounts under the new credit facility or under its existing credit facility to make such cash contributions, pay such expenses and for general corporate purposes.

In December 1997, VMS purchased the RS Business from the General Electric Company for approximately $45 million. This acquisition has been accounted for under the purchase method of accounting. VMS is amortizing acquired goodwill of $37 million over 40 years.

VMS expects that its future capital expenditures will continue to approximate 2.5% of sales in each fiscal year. In addition, it expects to incur up to $5 million in additional capital expenditures related to relocations effected in connection with the Distribution. Additional restructuring plans associated with the Distribution are currently being developed and may result in additional costs. The Distribution Agreement provides that VMS will remain liable for certain litigation described under "Business - Legal Proceedings" and will indemnify IB and VSEA for one-third of the costs, expenses and other liabilities of Varian relating to certain discontinued operations, including certain environmental liabilities. See "Environmental Matters."

VMS's liquidity is affected by many factors, some based on the normal ongoing operations of the business and others related to the uncertainties of the industry and global economies. Although VMS's cash requirements will fluctuate based on the timing and extent of these factors, management believes that existing cash, cash generated from operations and VMS's borrowing capability will be sufficient to satisfy anticipated commitments for capital expenditures and other cash requirements for the current fiscal year and fiscal year 2000.

Environmental Matters

VMS's operations are subject to various foreign, federal, state and/or local laws regulating the discharge of materials into the environment or otherwise relating to the protection of the environment. This includes discharges into soil, water and air, and the generation, handling, storage, transportation and disposal of waste and hazardous substances. In addition, several countries are reviewing proposed regulations that would require manufacturers to dispose of their products at the end of a product's useful life. These laws have the effect of increasing costs and potential liabilities associated with the conduct of such operations.

Varian has been named by the U.S. Environmental Protection Agency or third parties as a potentially responsible party under the CERCLA, as amended, at eight sites where Varian is alleged to have shipped manufacturing waste for recycling or disposal. Varian is also involved in various stages of environmental investigation and/or remediation under the direction of, or in consultation with, foreign, federal, state and/or local agencies at certain current or former Varian facilities (including facilities disposed of in connection with Varian's sale of its Electron Devices business during fiscal year l995 and the sale of its TFS business during fiscal year 1997). Expenditures by Varian for environmental investigation and remediation amounted to $5 million in fiscal year 1998, compared with $2 million in fiscal year 1997 and $5 million in fiscal year 1996.

For certain of these sites and facilities, various uncertainties make it difficult to assess the likelihood and scope of further investigation or remediation activities or to estimate the future costs of such activities if undertaken. As of January 1, 1999, Varian nonetheless estimated that the future exposure for environmental-related investigation and remediation costs for these sites and facilities ranged in the aggregate from $21 million to $48 million. The time frame over which these costs are expected to be incurred varies with each site and facility, ranging up to approximately 30 years as of January 1, 1999. Management believes that no amount in the foregoing range of estimated future costs is more probable of being incurred than any other amount in such range and therefore Varian has accrued $21 million in estimated environmental costs as January 1, 1999. The amount accrued has not been discounted to present value.

As to other sites and facilities, Varian has gained sufficient knowledge to be able to better estimate the scope and costs of future environmental activities. As of January 1, 1999, Varian estimated the future exposure for environmental related investigation and remediation costs for these sites and facilities ranged in the aggregate from $40 million to $74 million. The time frame over which these costs are expected to be incurred varies with each site and facility, ranging up to approximately 30 years as of January 1, 1999. As to each of these sites and facilities, management determined that a particular amount within the range of estimated costs was a better estimate of the future environmental liability than any other amount within the range, and that the amount and timing of these futures costs were reliably determinable. Together, these amounts totaled $51 million at January 1, 1999. Accordingly, Varian has accrued $22 million as of January 1, 1999, which represents its best estimate of the future costs discounted at 4%, net of inflation. This accrual is in addition to the $21 million described in the preceding paragraph.

Varian evaluates its liability for environmental related investigation and remediation in light of the liability and financial wherewithal of potentially responsible parties and insurance companies with respect to which Varian believes that it has rights to contribution, indemnity and/or reimbursement. Claims for recovery of environmental investigation and remediation costs already incurred, and to be incurred in the future, have been asserted against various insurance companies and other third parties. In 1992, Varian filed a lawsuit against 36 insurance companies with respect to most of the above-referenced sites and facilities. Varian received certain cash settlements during fiscal years 1995, 1996, 1997 and 1998 from defendants in that lawsuit, and has a $0.5 million receivable in Other Current Assets at January 1, 1999. Varian has also reached an agreement with another insurance company under which the insurance company has agreed to pay a portion of Varian's past and future environmental related expenditures, and Varian therefore has a $5.5 million receivable in Other Assets at January 1, 1999. Varian believes that this receivable is recoverable because it is based on a binding, written settlement agreement with a solvent and financially viable insurance company. Although Varian intends to aggressively pursue additional insurance recoveries, Varian has not reduced any liability in anticipation of recovery with respect to claims made against third parties.

Under the Distribution Agreement, VMS has agreed to indemnify IB and VSEA for one-third of these environmental investigation and remediation costs, and IB and VSEA have each agreed to indemnify Varian for one-third of these costs, as adjusted for any insurance proceeds and tax benefits expected to be realized upon the payment of these costs. Accordingly, as of January 1, 1999, VMS has recorded a $15 million receivable from IB and VSEA relating to their obligations to indemnify VMS for their respective portions of these costs.

The foregoing amounts are only estimates of anticipated future environmental related costs, and the amounts actually spent in the years indicated may be greater or less than such estimates. The aggregate range of cost estimates reflects various uncertainties inherent in many environmental investigation and remediation activities and the large number of sites and facilities involved. VMS believes that most of these cost ranges will narrow as investigation and remediation activities progress.

VMS believes that its reserves are adequate, but as the scope of its obligation becomes more clearly defined, these reserves may be modified and related charges against earnings may be made. Although any ultimate liability arising from environmental related matters described herein could result in significant expenditures that, if aggregated and assumed to occur within a single fiscal year, would be material to VMS's financial statements, the likelihood of such occurrence is considered remote. Based on information currently available to management and its best assessment of the ultimate amount and timing of environmental related events, management believes that the costs of these environmental related matters are not reasonably likely to have a material adverse effect on the consolidated financial statements of VMS.

Year 2000

General. The "Year 2000" problem refers to computer programs and other equipment with embedded microprocessors ("non-IT systems") which use only the last two digits to refer to a year, and which, therefore, might not properly recognize a year that begins with "20" instead of the familiar "19." As a result, those computer programs and non-IT systems might be unable to operate or process accurately certain date-sensitive data before or after January 1, 2000. Because VMS relies heavily on computer programs and non-IT systems, and relies on third parties which themselves rely on computer programs and non-IT systems, the Year 2000 problem, if not addressed, could adversely effect VMS's business, results of operations or financial condition.

State of Readiness. VMS has initiated a comprehensive assessment of potential Year 2000 problems with respect to (1) internal systems, (2) products and (3) significant third parties with which VMS does business.

VMS has substantially completed its assessment of potential Year 2000 problems in internal systems, which systems have been categorized as follows, in order of importance: (a) enterprise information systems; (b) enterprise networking and telecommunications; (c) factory-specific information systems; (d) non-IT systems; (e) computers and packaged software; and (f) facilities systems. With respect to enterprise information systems, VMS in 1994 initiated replacement of its existing systems with a single company-wide system supplied by SAP America, Inc., which system is designed and tested by SAP for Year 2000 capability. Installation of that system has been staged to replace first those existing systems that are not Year 2000 capable. Installation of the new SAP system is approximately 35% complete, with 90% completion expected by July 1999 and full completion expected by the end of 1999. Upgrade of enterprise information systems is approximately 35% complete, with 94% completion expected by July 1999 and 100% completion expected by December 1999; upgrade of networking and telecommunications systems is complete; upgrade of factory-specific information systems is approximately 58% complete, with 87% completion expected by December 1999; upgrade of non-IT systems, computers and packaged software and facilities systems is approximately 30% complete, with 85% completion expected by July 1999 and 100% completion expected by December 1999.

VMS has initiated an assessment of potential Year 2000 problems in its current and previously-sold products. With respect to current products, that assessment and corrective actions are substantially complete, and VMS believes that all of its current products are Year 2000 capable; however, that conclusion is based in part on Year 2000 assurances or warranties from suppliers of computer programs and non-IT systems which are integrated into or sold with VMS's current products.

With respect to previously-sold products, VMS does not intend to assess Year 2000 preparedness of every product it has ever sold, but rather is focusing its assessments on products that are subject to regulatory requirements with respect to

Year 2000, including FDA requirements for medical devices. VMS is also focusing its assessments on products that will be under written warranties or are still relatively early in their useful life, are more likely to be dependent on non-IT systems that are not Year 2000 capable and cannot be easily upgraded with readily available externally-utilized computers and packaged software and/or could pose a safety hazard. These assessments are expected to be substantially completed by January 1999. Where VMS identifies previously-sold products that are not Year 2000 capable, VMS intends in some cases to develop and offer to sell upgrades or retrofits, identify corrective measures which the customer could itself undertake or identify for the customer other suppliers of upgrades or retrofits. There may be instances where VMS will be required to repair and/or upgrade such products at its own expense. Schedules for completing those corrective actions vary considerably among VMS's businesses and products, but are generally expected to be substantially completed by July 1999.

VMS is still assessing the potential Year 2000 problems of third parties with which VMS has material relationships, which are primarily suppliers of products or services. These assessments will identify and prioritize critical suppliers, review those suppliers' written assurances on their own assessments and correction of Year 2000 problems, and develop appropriate contingency plans for those suppliers which might not be adequately prepared for Year 2000 problems. These assessments are expected to be substantially completed by July 1999.

Costs. As of January 1, 1999, VMS estimates that it had incurred approximately $700,000 to assess and correct Year 2000 problems. Although difficult to assess, based on its assessments to date VMS estimates that it will incur approximately $2,800,000 in additional costs to assess and correct Year 2000 problems, which costs are expected to be incurred throughout fiscal year 1999 and the first half of fiscal year 2000. All of these costs have been and will continue to be expensed as incurred.

This estimate of future costs has not been reduced by expected recoveries from certain third parties, which are subject to indemnity, reimbursement or warranty obligations for Year 2000 problems. In addition, VMS expects that certain costs may be offset by revenues generated by the sale of upgrades and retrofits and other customer support services relating to Year 2000 problems. However, there can be no assurance that VMS's actual costs to assess and correct Year 2000 problems will not be higher than the foregoing estimate.

Risks. Failure by VMS and its key suppliers to accurately assess and correct Year 2000 problems, would likely result in interruption of certain of VMS's normal business operations, which could have a material adverse effect on VMS's business, results of operations or financial condition. If VMS does not adequately identify and correct Year 2000 problems in its information systems, it could experience an interruption in its operations, including manufacturing, order processing, receivables collection and accounting, such that there would be delays in product shipments, lost data and a consequential impact on revenues, expenditures and financial reporting. If VMS does not adequately identity and correct Year 2000 problems in its non-IT systems, it could experience an interruption in its manufacturing and related operations, such that there would be delays in product shipments and a consequential impact on revenues. If VMS does not adequately identify and correct Year 2000 problems in previously-sold products, it could experience warranty or product liability claims by users of products which do not function correctly. If VMS does not adequately identify and correct Year 2000 problems of the significant third parties with which it does business, it could experience an interruption in the supply of key components or services from those parties, such that there would be delays in product shipments or services and a consequential impact on revenues.

Management believes that appropriate corrective actions have been or will be accomplished within the cost and time estimates stated above. Although VMS does not expect to be 100% Year 2000 compliant by the end of 1999, VMS does not currently believe that any Year 2000 non-compliance in VMS's information systems would have a material adverse effect on VMS's business, results of operations or financial condition. However, given the inherent complexity of the Year 2000 problem, there can be no assurance that actual costs will not be higher than currently anticipated or that corrective actions will not take longer than currently anticipated to complete. Risk factors which might result in higher costs or delays include the ability to identify and correct in a timely fashion Year 2000 problems; regulatory or legal obligations to correct Year 2000 problems in previously-sold products; possible liability for personal injury if a safety hazard relating to Year 2000 is not identified and corrected; ability to retain and hire qualified personnel to perform assessments and corrective actions; the willingness and ability of critical suppliers to assess and correct their own Year

2000 problems, including in products they supply to VMS; and the additional complexity which will likely be caused by undertaking during fiscal year 1999 and fiscal year 2000 the separation of currently shared enterprise information systems as a result of the Distribution. See "Risk Factors - Transitioning to New Information Technology Infrastructures."

Because of uncertainties as to the extent of Year 2000 problems with VMS's previously-sold products and the extent of any legal obligation of VMS to correct Year 2000 problems in those products, VMS cannot yet assess risks to VMS with respect to those products. Because its assessments are not yet complete, VMS also cannot yet conclude that the failure of critical suppliers to assess and correct Year 2000 problems is not reasonably likely to have a material adverse effect on VMS's results of operations.

Contingency Plans. With respect to VMS's enterprise information systems, VMS has a contingency plan if the SAP system is not fully installed by December 31, 1999. That plan primarily involves installation where necessary of a Year 2000 capable upgrade of existing information systems pending complete installation of the SAP system. That upgrade is currently in acceptance testing and, if functional, will be held for contingency purposes.

With respect to products and significant third parties, VMS intends, as part of its on-going assessment of potential Year 2000 problems, to develop contingency plans for the more critical problems that might not be corrected before December 31, 1999. It is currently anticipated that the focus of these contingency plans will be the possible interruption of the supply of key components or services from third parties.

                                    BUSINESS

General

Varian, which will be renamed Varian Medical Systems, Inc., will conduct the Health Care Systems Business currently conducted by Varian. Varian has been engaged in the Health Care Systems Business since 1959. References in this section to "VMS" refer to VMS and its subsidiaries after giving effect to the Internal Transfers and the Distribution. References to the "Health Care Systems Business" refer to the historical business and operations of the Health Care Systems Business conducted by Varian prior to the Distribution.

Overview

VMS is a world leader in the design and production of equipment for treating cancer with radiation, as well as high-quality, cost-effective x-ray tubes for both equipment manufacturers and replacement tube and imaging subsystems suppliers.

In serving the market for advanced medical systems (primarily for cancer care), VMS continues to broaden its offerings to address the unrelenting demand for cost containment and enhanced efficacy which are driving this sector. Its oncology systems line encompasses a fully integrated system of products embracing not only linear accelerators but sophisticated ancillary products and services to extend its capabilities and efficiency. These ancillary offerings now account for more than half of all oncology systems sales.

In addition to developing leading-edge medical hardware, VMS also develops clinical software products and devices that enhance productivity and quality. These developments, while particularly valuable in helping U. S. hospitals and clinics cope with the challenges of managed care, are finding use in markets around the world as health care providers search for new ways to reduce costs, improve efficiency and bring improved levels of care to more patients.

In the x-ray tube sector, VMS provides a broad selection of diagnostic tubes capable of delivering more scans with excellent resolution and imaging more patients than its competitors. VMS is also developing a solid state system for digital imaging in collaboration with imaging system manufacturers in several related markets.

Cancer-Care Market

Approximately 50% of all cancer patients in the U. S. receive radiation therapy at some point during the course of their disease. An important advantage of radiation therapy is that the radiation acts with some selectivity on cancer cells. The absorption of radiation by a cell affects its genetic structure and inhibits the replication of the cell, leading to its gradual death. Cancerous cells are fast replicating and thereby are disproportionately damaged by the radiation absorbed.

Currently, the most common type of radiotherapy uses x-rays delivered by external beams and is administered using linear accelerators ("LINACS"). LINACS are conventionally used for multiple, or "fractionated," treatments of a tumor in up to 30 radiation sessions, or, as used more recently in the brain, to deliver a single high dose of radiation in a procedure referred to as stereotactic radiosurgery ("SRS"). In addition to external radiation therapy, radioactive seeds, wires or ribbons are sometimes inserted into a tumor ("interstitially") or into a body cavity ("intracavitary"). These modalities, known as "brachytherapy," do not require the radiation to pass through surrounding healthy tissue.

Products

VMS's products can be broadly classified into two principal categories: oncology systems, and x-ray tubes and imaging subsystems.

Oncology Systems

VMS oncology systems designs, manufactures, sells and services hardware and software products for radiation treatment of cancer, including linear accelerators, simulators and computer systems for planning cancer treatments, high dose rate brachytherapy systems and data management systems for radiation oncology centers. VMS oncology systems offers an integrated system of products embracing both linear accelerators and sophisticated ancillary products and services to extend its capabilities and efficiency.

Linear accelerators are primarily used in cancer therapy. VMS's CLINAC(TM) series of medical linear accelerators, marketed to hospitals and clinics worldwide, generates therapeutic x-rays and radiation beams for cancer treatment. VariSource(TM), VMS's high dose rate brachytherapy system, treats tumors internally by delivering radiation to the tumor by means of a radioactive source on the end of a wire in a catheter. It is a cost-effective and efficacious adjunct to linear accelerator-based therapy.

Linear accelerators are also used for industrial radiographic applications. VMS's Linatron linear accelerators are used for nondestructive examination of objects, such as cargo or luggage and to x-ray heavy metallic structures for quality control.

VMS also manufactures and markets related radiotherapy products such as imaging systems, information management systems, multi-leaf collimators, simulators and radiosurgery products. VMS has received United States Food and Drug Administration ("FDA") approval of new oncology products including a three-dimensional cancer treatment planning system, and an advanced multileaf collimator used to more precisely direct electron beams for cancer treatment. VMS continually works with physicians and technicians to develop the latest technology and treatments.

In addition to pursuing growth opportunities in existing markets, VMS is pursuing the vast potential in combining advances in focused energy with the latest breakthroughs in biotechnology. VMS is also evaluating the application of radiation to treat diseases other than cancer. Such efforts are designed to yield a whole new range of products and technologies that allow VMS to take full advantage of its reputation for technology innovation leadership in the health care field.

X-Ray Tubes and Imaging Subsystems

VMS is a world leader in the design and manufacture of subsystems for diagnostic radiology, including x-ray-generating tubes and imaging subsystems, for the estimated worldwide $7 billion diagnostic imaging market. Its tubes are a key component of x-ray imaging subsystems, including both new system configurations and replacement tubes for the installed base. VMS conducts an active research and development program to address new technology and applications in both the medical and industrial x-ray tube markets. VMS's extensive scientific and engineering expertise in glass and metal center section tubes is considered to be state-of-the-art.

VMS manufactures tubes for four primary medical x-ray imaging applications: CT scanner; radiographic/fluoroscopic; special procedures; and mammography. VMS x-ray tube products have over time substantially increased the heat storage capacity of CT tubes. These high heat unit tubes were developed in response to customers who needed rapid, continuous scanning to accommodate continuous CT scanning techniques over large regions of the patient, and to reduce examination times. Innovative design and process improvements have increased tube life such that VMS's current tubes last twice as long as tubes did 5 years ago, resulting in significant savings for customers.

VMS mammography tubes produce high quality images at low doses. Today, almost half the mammography systems and nearly a quarter of the CT scanner systems worldwide employ VMS tubes. VMS also offers a complete line of industrial x-ray tubes. The industrial product line consists of analytical x-ray tubes used for x-ray fluorescence and diffraction as well as tubes used for non-destructive imaging and gauging.

VMS also designs, manufactures and markets imaging products. A new imaging product line was launched in September 1996. Amorphous silicon imaging technologies developed by VMS can be broadly applied as an alternative to image intensifiers or film, representing over $1 billion of industry sales. The new products are expected to increase the efficiency of diagnostic x-ray imaging while decreasing costs. An amorphous silicon imaging subsystems is compact and weighs only about 10 pounds, replacing a 100-lb. image intensifier used in fluoroscopic imaging and the TV camera connected to it. It is expected that imaging equipment based on amorphous silicon semiconductors may be more stable and reliable, have far fewer adjustments, and suffer less degradation over time.

Marketing and Sales

Historically, VMS has sold a significant proportion of its systems in any particular period to a limited number of customers. Sales to VMS's ten largest customers in fiscal years 1998, 1997 and 1996 accounted for approximately 24%, 28% and 30% of sales, respectively. VMS expects that sales of its products to relatively few customers will continue to account for a high percentage of its sales in the foreseeable future. No single customer accounted for 10% of more of VMS's sales in fiscal year 1998. See "Risk Factors - Customer Concentration; Customer Financing."

VMS sells its products throughout the world through a direct sales force in North America, Asia, Europe and Latin America. VMS has 19 field sales offices in the United States and 15 sales offices in other countries. Sales and service in other countries are generally handled by distributors.

VMS sells its oncology system products primarily to hospitals, clinics, private and governmental institutions and health care agencies and doctors' offices. Total sales for oncology systems and services were $408 million, $347 million and $327 million for fiscal years 1998, 1997 and 1996, respectively. VMS divides its markets for oncology systems, components and accessories by region into North America, Europe, Asia and rest of the world, and these regions constituted 50%, 36%, 8% and 6% of VMS's sales during the 1998 fiscal year and 55%, 26%, 14% and 5% during the 1997 fiscal year, respectively.

VMS sells approximately 80% of its x-ray tube products to original equipment manufacturers and 20% to replacement tube distributors. VMS has supplied tubes to such industry leaders as Toshiba, Elscint, Hitachi and Shimadzu, each of which accounted for 5% or more of x-ray tube product sales in fiscal year 1998. Total sales for x-ray tube products were $130 million, $129 million and $141 million for fiscal years 1998, 1997 and 1996, respectively. VMS divides its markets for its x-ray tube products, components and accessories by region into Asia, North America, Europe and rest of the world, and these regions constituted 43%, 28%, 26% and 3% of VMS's sales during the 1998 fiscal year and 49%, 26%, 23% and 2% during the 1997 fiscal year, respectively.

VMS believes that in the foreseeable future there will be a continuous world-wide growth in the markets for oncology systems and related services because of the improvement of health care services in developing countries and Eastern Europe and the necessity to meet increasingly stricter regulations with respect to radiation dosage and other safety features and environmental hazards in many jurisdictions. With the transition from conventional to digital x-ray systems, the demand for products and services related to networking, archiving and electronic distribution of digital x-ray images will grow in industrialized countries. VMS also believes there will be continuous growth in the markets for information technology.

VMS's marketing strategy is to offer to its customers a complete package of products and services in the fields of cancer-care and radiotherapy, including equipment, accessories and related services such as consulting and after-sales services. VMS's marketing efforts include the development of relationships with current and prospective customers, participation in annual professional meetings for clinicians and hospitals, advertisement in trade journals, direct mail and telephone marketing. VMS's growth strategy is to add products in its existing markets and expand its international market share.

Customer Support and Services

VMS maintains service support centers in Milpitas, California; Buc, France; and Tokyo, Japan; as well as field service forces throughout the world for its oncology systems. VMS's network of service engineers and customer support specialists provide installation, warranty, repair, training and support services. VMS generates service revenue by providing service to customers on a time and materials basis and through comprehensive service contracts and sale of parts.

VMS warrants most of its oncology systems for hardware parts and labor for 12 months. Under the terms of the warranty, the customer is assured of service and parts so that the equipment will operate in accordance with specifications. VMS warrants that software will perform in accordance with specifications at the delivery date and up to 3 months thereafter if the customer gives notice of any nonconformance. VMS offers a variety of post-warranty service agreements that permit customers to contract for the level of equipment maintenance they require. In addition, VMS has begun to offer specific software support agreements, reflecting the growing use in VMS's products of software that can be updated. Service is provided at rates competitive with those offered by VMS's competitors.

Systems under warranty or service contract receive periodic maintenance by VMS service engineers, who also install new system capabilities or software upgrades and respond to customer service requests. These services may be purchased from VMS's service organization by customers who do not have a service contract with VMS.

Oncology system customers receive installation, technical training, clinical in-service and documentation support appropriate for the product type. Customers receive both emergency and routine maintenance from a worldwide network of field engineers. These individuals are generally home-based engineers who are available to handle service requests 24-hours a day to satisfy VMS's customer requirements. Most of these engineers are employees of VMS, but many are also employees of dealers and/or agents of VMS. Customers can access VMS's extensive service network by calling any of VMS's service centers located throughout North America, Europe, Asia and Latin America.

VMS believes that its customer service and support are an integral part of its competitive strategy. Service capability, availability and responsiveness play an important role in marketing and selling medical equipment and systems, particularly as the technological complexity of the products increases. Nevertheless, many hospitals use their own biomedical engineering departments and/or independent service organizations to service equipment after the warranty period expires. Therefore, VMS cannot depend on conversion of all maintenance to service contracts after the warranty period. However, after-warranty service does provide an on-going source of revenue for VMS.

VMS provides technical advice and consultation for x-ray tube products to major OEM customers from offices in Tokyo, Japan, Houten, The Netherlands and Salt Lake City, Utah. VMS applications specialists and engineers make recommendations to meet the customer's technical requirements within the customer's budgetary constraints. VMS often develops specifications for a unique product, which will be designed and manufactured to meet a specific customer's requirements. VMS also maintains a technical customer support group in Charleston, South Carolina to meet the technical support requirements of independent tube installers using VMS's x-ray tube products.

Research and Development

Developing products, systems and services based on advanced technological concepts is essential to VMS's ability to compete effectively. VMS currently maintains a product development and engineering staff responsible for product design and engineering. There can be no assurance that VMS's product development efforts will result in the development or commercialization of successful products or product enhancements. Research and development expenditures (net of customer funding) totaled $40 million, $31 million and $24 million in fiscal years 1998, 1997 and 1996, respectively.

VMS's Health Care Technology Laboratory maintains technical competencies in accelerator physics, image processing, electronic design, materials science, for the purpose of proving feasibility of new product concepts and to improve current products. Present research topics include new accelerator concepts for cancer treatment, imaging-based radiotherapy treatment planning, targeting and verification tools, systems for combined modality therapy, manufacturing process improvements, and improved x-ray sources.

Although VMS intends to continue to conduct extensive research and development activities, there can be no assurance that it will be able to develop and market new products on a cost-effective and timely basis, that such products will compete favorably with products developed by others or that VMS's existing technology will not be superseded by new discoveries or developments. See "Risk Factors - Technological Change and New Products."

Competition

The health care equipment markets are characterized by rapidly evolving technology, intense competition and pricing pressure. VMS competes with companies worldwide, some of which have greater financial, marketing and management resources than VMS. These competitors could develop technologies and products that are more effective than those currently used or produced by VMS or that could render VMS's products obsolete or noncompetitive. Smaller competitors of VMS could be acquired by companies with greater financial strength enabling them to compete more aggressively. Certain distributors of VMS could also be acquired by competitors thereby disrupting certain distribution arrangements of VMS. Management believes, however, VMS competes favorably with its competitors on the basis of its continued commitment to global distribution and customer service, value-added manufacturing, technological leadership and new product innovation. VMS believes that the key to success in its markets is to provide technologically superior products that deliver cost-effective, high quality clinical diagnosis and that meet or exceed customer quality and service expectations. VMS's ability to compete successfully depends on its ability to commercialize new products ahead of its competitors. In its sales of oncology systems, VMS competes with Siemens, Nucletron, Elekta, Mitsubishi, and certain government facilities. In addition, VMS competes with independent service organizations in its service and maintenance business and with a variety of companies in its software systems and accessories business.

The market place for x-ray tube products is extremely competitive. All of the major diagnostic imaging systems companies, which are the primary customers of VMS's x-ray tube business, manufacture x-ray tubes for use in their own products. VMS must compete with these in-house x-ray tube manufacturing operations that are naturally favored by their parent company. As a result, VMS must have a competitive advantage in one or more significant areas which may include lower product cost, better product quality, or technological superiority. VMS sells a significant volume of its x-ray tube products to companies such as Toshiba Medical Systems, Hitachi Medical Systems, Shimadzu Medical Systems, Philips Medical Systems and General Electric Medical Systems, all of which have in-house x-ray tube production capability. In addition, VMS competes against other stand-alone x-ray tube manufacturers such as Comet, located in Switzerland and IAE, located in Italy. These companies compete with VMS for both the OEM business of major diagnostic imaging equipment manufacturers as well as independent servicers of x-ray tube equipment. See "Risk Factors - Competition."

Manufacturing and Supplies

Oncology systems manufactures its accelerator systems in Palo Alto, California, and its treatment simulator systems, accelerator subsystems and brachytherapy systems in Crawley, England. In addition, oncology systems manufactures certain of its ancillary products in Baden, Switzerland and Helsinki, Finland. X-ray tube products are manufactured at VMS's manufacturing facilities in Salt Lake City, Utah, Arlington Heights, Illinois, and Charleston, South Carolina. These facilities employ state-of-the-art manufacturing techniques, and several have been honored by the press, governments, and trade organizations for their commitment to quality improvement. They are registered to ISO 9001 (or ISO 9002, in the case of the Charleston facility), the most rigorous of the international quality standards. See "Risk Factors - International Sales and Manufacturing."

Production processes at VMS facilities include machining, fabrication, subassembly, system assembly and final testing. VMS has invested in various automated and semi-automated equipment for the fabrication and machining of parts and assemblies incorporated in its products. VMS may from time to time further invest in such equipment when cost justified. VMS's quality assurance program includes various quality control measures from inspection of raw material, purchased parts and assemblies through on-line inspection.

VMS's manufacturing activities consist primarily of assembling and testing components and subassemblies, which are acquired from third-party suppliers and then integrated into a finished system by VMS. VMS utilizes an outsourcing strategy for the manufacture of major subassemblies and performs system design, assembly and testing in-house. VMS believes outsourcing enables it to minimize its fixed costs and capital expenditures while also providing it with the flexibility to increase production capacity. VMS purchases material and components from various suppliers that are either standard products or built to VMS specifications. Certain components used in existing products of VMS, as well as products under development, are frequently purchased from single sources.

Backlog

Backlog for VMS amounted to $375 million, $352 million and $344 million at January 1, 1999, the end of fiscal year 1998 and the end of fiscal year 1997, respectively. VMS includes in backlog only orders for products scheduled to be shipped within two years. Orders may be revised or canceled, either pursuant to their terms or as a result of negotiations; consequently, it is impossible to predict accurately the amount of backlog orders that will result in sales.

Product Liability

VMS's business exposes it to potential product liability claims which are inherent in the manufacture and sale of medical devices, and as such VMS may face substantial liability to patients for damages resulting from the faulty design or manufacture of products. Because these products involve the delivery of radiation to the human body or are involved in diagnostic imaging of the human body, the possibility for significant injury and/or death exists with any of VMS's products. Therefore, the design, manufacture, sale or service of the medical products manufactured by VMS involve the risk of product liability claims and expose VMS to substantial liability to patients for damages resulting from the faulty design, manufacture or servicing of such products. Although VMS maintains limited product liability insurance coverage in an amount that it deems sufficient for its business, there can be no assurance that such coverage will ultimately prove to be adequate or that such coverage will continue to remain available on acceptable terms, if at all.

On December 5, 1997, VMS purchased General Electric's Radiotherapy Service Business (the "RS Business"). In connection with that transaction, VMS agreed to assume liability for certain product defects and personal injury matters which might arise with respect to RS Business products, and obtained insurance for these matters. The insurance provides that in each annual period VMS is responsible for the first $5,000,000 of expenses or liabilities related to any such claims. VMS has been notified of three potential claims related to these RS Business products for which VMS may have an indemnity obligation. See "Risk Factors - Product Recalls, Product Liability and Insurance."

Government Regulation

Domestic Regulation

VMS's products are regulated by the FDA. The FDA regulates the design, development, testing, manufacturing, packaging, labeling, distribution and marketing of medical devices under the U.S. Food, Drug and Cosmetic Act (the "FDC Act") and regulations promulgated by the FDA. The State of California (through its Department of Health Services), where VMS maintains one of its manufacturing facilities, as well as other states, also regulates the manufacture of medical devices.

In general, these laws require that manufacturers adhere to certain standards designed to ensure the safety and effectiveness of medical devices. Under the FDC Act, each medical device manufacturer must comply with requirements applicable to manufacturing practices, clinical investigations involving humans, sale and marketing of medical devices, post-market surveillance, repairs, replacements and refunds, recalls and other matters. The FDA is authorized to obtain and inspect devices and their labeling and advertising, and to inspect the facilities in which they are manufactured.

The FDC Act also requires compliance with specific manufacturing and quality assurance standards, including regulations promulgated by the FDA with respect to good manufacturing practices. FDA regulations require that each manufacturer establish a quality assurance program by which the manufacturer monitors the manufacturing process and maintains records that show compliance with FDA regulations and the manufacturer's written specifications and procedures relating to the devices. Compliance is necessary to receive FDA clearance to market new products and is necessary for a manufacturer to be able to continue to market cleared product offerings. Recently, the FDA promulgated new design process regulations that revise the good manufacturing practices applicable to medical device manufacturers. Among other things, these new regulations require that manufacturers establish performance requirements before production, insure that device components are compatible, select adequate packing materials, and, if appropriate, do risk analyses. The regulations took effect on June 1, 1997, but include a twelve-month transition period during which enforcement action with respect to design control requirements was not taken.

The FDA makes announced and unannounced inspections of medical device manufacturers and may issue reports of observations where the manufacturer has failed to comply with applicable regulations and/or procedures. Failure to comply with applicable regulatory requirements can, among other things, result in warning letters, civil penalties, injunctions, suspensions or losses of regulatory clearances, product recalls, seizure or administrative detention of products, operating restrictions through consent decrees or otherwise, and criminal prosecution.

There has been a trend in recent years, both in the United States and abroad, toward more stringent regulation and enforcement of requirements applicable to medical device manufacturers. The continuing trend of more stringent regulatory oversight in product clearance and enforcement activities may cause medical device manufacturers to experience longer approval cycles, more uncertainty, greater risk and higher expenses.

The FDA requires that a new medical device or a new indication for use of or other significant change in an existing medical device obtain either 510(k) premarket notification clearance or an approved Pre-Market Approval Application ("PMAA") before orders can be obtained and the product distributed in the United States. The 510(k) clearance process is applicable when the new product being submitted is substantially equivalent to an existing commercially available product. The process of obtaining 510(k) clearance may take at least three months from the date of filing of the application and generally requires the submission of supporting data, which can be extensive and extend the process for a considerable period of time. Under the PMAA process, the applicant must generally conduct at least one clinical investigation and submit extensive supporting data and clinical information in the PMAA, which typically takes from one to two years, but sometimes longer for the FDA to review. Generally, VMS has not been required to resort to the PMAA process for approval of its products.

Software deemed to be a medical device, such as VMS's treatment planning software, is reviewed by the FDA in connection with the agency's clearance of the pre-market notification for the related device. Computer health information system or stand-alone software may also be subject to FDA regulations. A draft policy issued by the FDA in 1989 has been the applicable guidance for the regulation of computer products intended to affect the diagnosis or treatment of patients. The 1989 draft policy exempts certain software from regulation on the basis of "competent human intervention" occurring with the use of the software before any impact on human health would occur. The FDA is considering a revised policy, which is expected to eliminate this exemption and to base the level of regulation on the level of risk imposed by the product. It is not clear what impact such regulatory policies, if adopted, will have on clinical information systems or other medical software offered by VMS.

VMS believes that it is in material compliance with all applicable federal, state and most foreign regulations regarding the manufacture and sale of its products. Such regulations and their enforcement are, however, constantly undergoing change, and VMS cannot predict what effect, if any, such change may have on its business. Approvals may be withdrawn for failure to comply with regulatory standards or due to the occurrence of unforeseen problems. Failure to comply with FDA regulations could result in warning letters, product approval delays or other sanctions being imposed, including restrictions on the marketing or the recall of VMS's products, injunction or civil penalties. Delays in the receipt of or failure to receive necessary regulatory approvals or the loss of existing approvals could have a material adverse effect on VMS. VMS believes that its products substantially comply with all applicable electrical safety and environmental standards, such as those of Underwriters Laboratories and IEC 601.

VMS is also subject to FDA and FTC restrictions on advertising and numerous foreign, federal, state and local laws relating to such matters as safe working conditions and manufacturing practices. Changes in existing requirements, adoption of new requirements or failure to comply with applicable requirements could have a material adverse effect on VMS. See "Risk Factors - Government Regulation."

The manufacture and sale of medical products manufactured by VMS involve the risk of product liability claims and exposes VMS to substantial liability to patients for damages resulting from the faulty design or manufacture of products. Because these products involve the delivery of radiation to the human body or are involved in diagnostic imaging of the human body, the possibility for significant injury and/or death exists with any of VMS's products. Therefore, the design, manufacture, sale or service of the medical products manufactured by VMS involve the risk of product liability claims and exposes VMS to substantial liability to patients for damages resulting from the faulty design, manufacture or servicing of such products. See "Risk Factors - Product Recalls, Product Liability and Insurance."

Medicare and Medicaid Reimbursement

The Federal government regulates reimbursement for diagnostic examinations furnished to Medicare beneficiaries, including related physician services and capital equipment acquisition costs. For example, Medicare reimbursement for operating costs for radiation treatment performed on hospital inpatients generally is set under the Medicare prospective payment system ("PPS") diagnosis-related group ("DRG") regulations. Under PPS, Medicare pays hospitals a fixed amount for services provided to an inpatient based on his or her DRG, rather than reimbursing for the actual costs incurred by the hospital. Patients are assigned to a DRG based on their principal and secondary diagnoses, procedures performed during the hospital stay, age, gender and discharge status.

For capital costs for inpatient services, prior to October 1, 1991, Medicare reimbursed hospitals an amount based on 85 percent of the actual reasonable costs they had incurred. On October 1, 1991, Medicare began to phase in over a ten-year period a prospective payment system for capital costs which incorporates an add-on to the DRG-based payment to cover capital costs and which replaces the reasonable cost-based methodology. The Balanced Budget Act of 1997 ("BBA"), enacted in law August 5, 1997, further reduces capital payments to hospitals by 2.1 percent between October 1, 1997 and September 30, 2002.

For certain hospital outpatient services, including radiation treatment, reimbursement currently is based on the lesser of the hospital's costs or charges, or a blended amount, 42 percent of which is based on the hospital's reasonable costs and 58 percent of which is based on the fee schedule amount that Medicare reimburses for such services when furnished in a physician's office. The BBA requires capital outpatient reimbursement to shift from a cost basis to a prospective payment system by 1999. Because the Health Care Financing Administration ("HCFA") has not yet proposed regulations to implement the outpatient PPS, it is unclear what impact such a change will have on payment for radiation treatment. Until January 2000, capital acquisition costs for services furnished to hospital outpatients will be reimbursed on the basis of 90 percent of the reasonable costs actually incurred by the hospital.

Until January 1, 1992, Medicare generally reimbursed physicians on the basis of their reasonable charges or, for certain physicians, including radiologists, on the basis of a "charge-based" fee schedule. On January 1, 1992, Medicare began to phase in over a five-year period a new system that reimburses all physicians, based on the lower of their actual charges or a fee schedule amount based on a "resource-based relative value scale." Relative value units representing practice expenses, such as equipment costs, currently account for approximately 42 percent of a physician's Medicare fee schedule payment for a particular service. Under the BBA, HCFA is required to implement by January 1, 1999, a revised methodology for calculating practice expense relative value units from the current historical basis to a resource basis. HCFA already has proposed to establish two separate practice expense values for each physician service - one for when a service is furnished in a facility setting and another for when the service is performed in a physician's office. Typically, for a service that could be provided in either setting, the practice expense value would be higher when the service is performed in a physician's office as it would cover a physician's costs such as for equipment, supplies, and overhead. At this time, HCFA has yet to issue regulations setting new practice expense values. Certain revisions that HCFA might make in these values could have a positive or negative effect on physician reimbursement for oncology system services provided in a facility and a positive or negative effect on physician reimbursement for oncology system services provided in a physician's office.

Reimbursement for services rendered to Medicaid beneficiaries is determined pursuant to each state's Medicaid plan which is established by state law and regulations, subject to requirements of federal law and regulations. The BBA has revised the Medicaid program to allow states even more control over coverage and payment issues. In addition, the HCFA already has granted many states waivers to allow for greater control of the Medicaid program at the state level. The impact on VMS of this greater state control on Medicaid payment for diagnostic services is uncertain.

The sale of medical devices, the referral of patients for diagnostic examinations utilizing such devices, and the submission of claims to third party payers (including Medicare and Medicaid) seeking reimbursement for such services, are subject to various federal and state laws pertaining to health care "fraud and abuse," including physician self-referral prohibitions, anti-kickback laws, and false claims laws. Subject to certain enumerated exceptions, the federal physician self-referral law, also known as Stark II, prohibits a physician from referring Medicare or Medicaid patients to an entity in which the physician (or a family member) has an ownership interest or compensation relationship if the referral is for a "designated health service," which is defined explicitly to include radiology services. Although final regulations implementing Stark II have not yet been issued by the United States Department of Health and Human Services, proposed regulations were issued in January 1998. Under the proposed regulations, the definition of radiology services subject to the Stark II restriction would expressly exclude screening mammography services (i.e., mammography services furnished to asymptomatic patients), but not diagnostic mammography (i.e., mammography services furnished to symptomatic patients). The Stark II law, as well as physician self-referral restrictions that exist in a number of states and which apply regardless of whether Medicare or Medicaid patients are involved, may result in lower utilization of certain diagnostic procedures, which may affect the demand for VMS's products. Anti-kickback laws make it illegal to solicit, offer, receive, or pay any remuneration in exchange for, or to induce, the referral of business, including the purchase of medical devices from a particular manufacturer or the referral of patients to a particular supplier of diagnostic services utilizing such devices. False claims laws prohibit anyone from knowingly and willfully presenting, or causing to be presented, claims for payment to third party payers (including Medicare and Medicaid) that are false or fraudulent, for services not provided as claimed, or for medically unnecessary services. Violations of fraud and abuse laws are prosecuted by the Office of the Inspector General and are punishable by criminal and/or civil sanctions including, in some instances, imprisonment and exclusion from participation in federal health care programs such as Medicare and Medicaid.

The current administration and the Congress from time to time consider various Medicare and other health care reform proposals that could significantly affect both private and public reimbursement for health care services. Some of these proposals, if enacted into law, could reduce reimbursement for or the incentive to use diagnostic devices and procedures and thus could adversely affect the demand for diagnostic devices, including VMS's products. See "Risk Factors -- Uncertainty of Third-Party Reimbursement."

Foreign Regulation

Sales of medical devices outside the United States are subject to regulatory requirements that vary from country to country. Specifically, certain foreign regulatory bodies have adopted various regulations governing product standards, packaging requirements, labeling requirements, import restrictions, tariff regulations, duties and tax requirements. The European Union has adopted a new Medical Device Directive, which was implemented in all countries of the European Union in July 1998. VMS is required to obtain ISO 9001 certification necessary to enable it to affix the required CE mark to its products. The CE mark is an international symbol of adherence to certain quality assurance standards and compliance with applicable European medical device directives which, once affixed, enables a product to be sold in member countries of the European Union. Several Asian countries are reviewing the possibility of adopting similar regulatory schemes. In addition, several countries are reviewing proposed regulations that would require manufacturers to dispose of their products at the end of their useful life. There can be no assurance that VMS will not be required to incur significant costs in obtaining or maintaining its non-U.S. regulatory approvals. Delays in receipt of or failure to receive such approvals, the loss of previously obtained approvals, or failure to comply with existing or future regulatory requirements would have a material adverse effect on VMS's business, financial condition and results of operation.

Patent and Other Proprietary Rights

As a leader in the manufacture and sale of oncology systems and x-ray tubes, VMS has pursued a policy of seeking patent, copyright, trademark and trade secret protection in the United States and other countries for developments, improvements, and inventions originating within its organization that are incorporated in VMS's products or that fall within its fields of interest. As of February 1, 1999, VMS owned approximately 58 patents in the United States and approximately 77 patents throughout the world, and had approximately 101 patent applications on file with various patent agencies worldwide. VMS intends to file additional patent applications as appropriate.

VMS relies on a combination of copyright, trade secret and other laws, and contractual restrictions on disclosure, copying and transferring title to protect its proprietary rights. VMS has trademarks, both registered and unregistered, that are maintained and enforced to provide customer recognition for its products in the marketplace. VMS also has agreements with third parties that provide for licensing of patented or proprietary technology. These agreements include royalty-bearing licenses and technology cross- licenses. While VMS places considerable importance on its licensed technology, VMS does not believe that the loss of any license would have a material adverse effect on VMS's business.

VMS's competitors, like companies in many high technology businesses, routinely review the products of others for possible conflict with their own patent rights. Although VMS has from time to time received notices of claims from others alleging patent infringement, VMS believes that there are no pending patent infringement claims that might have a material adverse effect on the business of VMS. See "Risk Factors - Uncertain Protection of Patent and Other Proprietary Rights."

Environmental Matters

For a discussion of environmental matters, see "Management's Discussion and Analysis of Financial Condition and Results of Operations - Environmental Matters."

Employees

At January 1, 1999, VMS had a total of approximately 2,237 full-time and temporary employees worldwide, 1,674 in the United States and 563 elsewhere. These numbers include approximately 140 corporate employees who are expected to continue as VMS employees after the Distribution.

None of VMS's employees based in the United States are unionized or subject to collective bargaining agreements. Employees based in certain foreign countries may, from time to time, be subject to collective bargaining agreements. VMS currently considers its employee relations to be good.

VMS's success depends to a significant extent upon a limited number of key employees and other members of senior management of VMS. The loss of the service of one or more of these key employees could have a material adverse effect on VMS. The success of VMS's future operations depends in large part on VMS's ability to recruit and retain engineers and technicians, as well as marketing, sales, service and other key personnel, who in each case are in great demand. VMS's inability to attract and retain the personnel it requires could have a material adverse effect on VMS's results of operations.

Properties

VMS's manufacturing, warehouse, research and development, sales, service and administrative facilities have an aggregate floor space of 696,000 and 130,000 square feet, located in the United States and abroad, respectively, for a total of 826,000 square feet worldwide. Of these facilities, aggregate floor space of approximately 291,000 square feet is leased and the remainder is owned by VMS. The management of VMS does not believe that there is any material long-term excess capacity in its facilities, although utilization is subject to change based on customer demand. The management of VMS believes that its facilities and equipment, generally are well maintained, in good operating condition and suitable for VMS's purposes and adequate for present operations.

VMS has facilities located throughout the world, including facilities located in Palo Alto, California; Salt Lake City, Utah; Charleston, South Carolina; Arlington Heights, Illinois; Crawley, England; Baden, Switzerland; and Helsinki, Finland. VMS has 34 service and sales facilities located throughout the world, 19 of which are located outside of the United States, including Australia, Brazil, China, Denmark, Finland, France, Germany, Hong Kong, Italy, Japan, The Netherlands, Spain, Switzerland, Thailand and the United Kingdom.

Legal Proceedings

Varian is a party to three related federal antitrust claims involving claims by independent service organizations ("ISOs") that Varian's policies and business practices relating to replacement parts violate the antitrust laws (the "ISOs Litigation"). The ISOs purchase replacement parts from Varian and compete with it for the servicing of linear accelerators made by Varian. In response to several threats of litigation regarding the legality of Varian's parts policy, Varian filed a declaratory judgment action in a U. S. District Court in 1996 seeking a determination that its new policies are legal and enforceable and damages against two of the ISOs for misappropriation of Varian's trade secrets, unfair competition, copyright infringement and related claims. Subsequently, four of the defendants filed separate claims in other jurisdictions raising issues allegedly related to those in the declaratory relief action and seeking injunctive relief against Varian and damages against Varian in the amount of $10 million for each plaintiff. The defendants' motion for a preliminary injunction in U. S. District Court in Texas with respect to Varian's policies was defeated. The ISOs defendants amended the complaint to include class action allegations and allege a variety of other anti- competitive business practices and filed a motion for class certification, which is scheduled to be heard by the U. S. District Court in Texas in June 1999.

After the Distribution, VMS will retain responsibility for the liabilities of the Health Care Systems Business, including the ISOs Litigation. In addition, in accordance with the Distribution Agreement VMS has agreed to pay for one-third of the costs, liabilities and expenses of certain legal proceedings relating to discontinued operations of Varian. See "The Distribution -
 Distribution Agreement."

VMS is also involved in certain other legal proceedings arising in the ordinary course of its business. While there can be no assurances as to the ultimate outcome of any litigation involving VMS, management does not believe any pending legal proceeding will result in a judgment or settlement that will have a material adverse effect on VMS's financial position, results of operations or cash flows.

                                   MANAGEMENT

Board of Directors

Prior to the Distribution Date, nine current members of the board of directors of Varian (other than John Seely Brown, Samuel Hellman, Terry R. Lautenbach, David W. Martin, Jr., Burton Richter and Richard W. Vieser) are expected to resign, and Richard M. Levy is expected to be added as a new director. The board of directors of VMS (the "VMS Board") is expected to consist of seven directors after the Distribution. The VMS Board will continue to be divided into three classes. Directors for each class will be elected at the annual meeting of stockholders held in the year in which the term for such class expires and will serve thereafter for three years.

The following table sets forth names, in alphabetical order, and information about the persons who are expected to serve as directors of VMS after the Distribution.

                         Initial
Name, Age and Current       Term
Principal Occupation     Expires Information
---------------------    ------- -----------
John Seely Brown, 58....  2001   Dr. Brown is Vice President, Director of the
 Vice President,                 Xerox Palo Alto Research Center and Chief
 Director of the Xerox           Scientist of Xerox Corporation, positions he has
 Palo Alto Research              held since 1986, 1990 and 1992, respectively. He
 Center and Chief                is a director of Corning Incorporated and
 Scientist of Xerox              General Instrument Corporation. Dr. Brown has
 Corporation                     been a director of Varian since 1998.

Samuel Hellman, 64......  2001   Dr. Hellman is the A. N. Pritzker Distinguished
 A. N. Pritzker                  Service Professor in the Department of Radiation
 Distinguished Service           and Cellular Oncology at the University of
 Professor in the                Chicago, a position he has held since 1993. From
 Department of Radiation         1988 to 1993, he was Dean of that University's
 and Cellular Oncology           Division of Biological Sciences and its Pritzker
 at the University of            School of Medicine, Vice President of the
 Chicago                         University's Medical Center and the A. N.
                                 Pritzker Professor in the Department of
                                 Radiation and Cellular Oncology. Dr. Hellman has
                                 been a director of Varian since 1992.

Terry R. Lautenbach,      2001   Mr. Lautenbach is a former Senior Vice President
 60.....................         of International Business Machines Corporation
 Senior Vice President           ("IBM"), a position he held from 1988 to 1992.
 (Retired) of                    He was responsible for IBM's worldwide
 International Business          manufacturing and development, and North
 Machines Corporation            American marketing and services from 1990 to
                                 1992, and served on IBM's Management Committee
                                 in 1991 and 1992. Mr. Lautenbach is a director
                                 of Air Products and Chemicals, Inc., CVS
                                 Corporation and Footstar, Inc. He has been a
                                 director of Varian since 1993.

Richard M. Levy, 60 ....  2002   Dr. Levy is the Executive Vice President of
 Executive Vice                  Varian responsible for the Health Care Systems
 President of Varian             Business. Dr. Levy also oversees Varian's Edward
                                 L. Ginzton Research Center in Palo Alto. He
                                 joined Varian in 1968, and was elevated to
                                 Executive Vice President in 1990.

                          Initial
Name, Age and Current        Term
Principal Occupation      Expires Information
---------------------     ------- -----------
David W. Martin, Jr., 58   2000   Dr. Martin is President and Chief Executive
 .......................          Officer of EOS Biotechnology, Inc. (a
 President and Chief              biotechnology company), positions he has held
 Executive Officer of             since 1997. From 1995 to 1996, he was President,
 EOS Biotechnology, Inc.          Chief Operating Officer and a director of LYNX
                                  Therapeutics, Inc. (a biotechnology company),
                                  and from 1994 to 1995, he was Senior Vice
                                  President of Chiron Corporation and President of
                                  Chiron Therapeutics (a biotechnology company).
                                  From 1990 through 1993, Dr. Martin was Executive
                                  Vice President for Research and Development at
                                  The Du Pont Merck Pharmaceutical Company. Dr.
                                  Martin is a director of Cubist Pharmaceuticals,
                                  Inc. Dr. Martin has been a director of Varian
                                  since 1994.

Burton Richter, 67 .....   2002   Dr. Richter is Director of the Stanford Linear
 Director of the                  Accelerator Center and Paul Pigott Professor in
 Stanford Linear                  Physical Sciences at Stanford University,
 Accelerator Center and           positions he has held since 1984 and 1980,
 Paul Pigott Professor            respectively. He has been a director of Varian
 in Physical Sciences at          since 1990.
 Stanford University

Richard W. Vieser, 71 ..   2000   Mr. Vieser is former Chairman of the Board,
 Chairman, Chief                  Chief Executive Officer and President of Lear
 Executive Officer and            Siegler, Inc. (a diversified manufacturing
 President (Retired) of           company), positions he held from 1987 to 1989.
 Lear Siegler, Inc.               He is a director of Ceridian Corporation, Global
                                  Industrial Technologies, Inc., International
                                  Wire Group, Inc. and Sybron International
                                  Corporation. Mr. Vieser has been a director of
                                  Varian since 1991.

Compensation of Directors

Each director who is not an employee of VMS will receive an annual retainer fee of $30,000 plus $1,000 for each VMS Board and committee meeting attended. The non-employee Chairman of the Board will receive an annual retainer fee of $70,000. Under the proposed VMS Omnibus Stock Plan, the non-employee Chairman of the Board will receive an initial non-qualified stock option grant to acquire 100,000 shares of VMS Common Stock, each of the other directors who are not VMS employees will also receive at the Distribution Date, or thereafter upon appointment or election to the VMS Board, a non-qualified stock option to acquire 10,000 shares of VMS Common Stock. All directors will receive annually thereafter a non-qualified stock option to acquire 5,000 shares of VMS Common Stock. Any non-employee director's annual retainer fee may, at the director's election, be converted to stock options, at the rate of $1 deferred cash converting to $4 of stock options at the fair market value of VMS Common Stock on the grant date. Such stock options will be granted with an exercise price equal to the fair market value of VMS Common Stock on the date of grant, becoming exercisable immediately on the date of grant and having a ten-year term. Directors who are VMS employees will receive no compensation for their services as directors.

Committees of the Board of Directors

The business of VMS will be managed under the direction of the VMS Board. Varian's Board of Directors currently has six standing committees. After the Distribution, VMS will have an Executive Committee, a Stock Grant Committee, an Audit Committee and an Organization and Compensation Committee of the VMS Board. Members of the latter two Committees will not be employees of VMS.

Executive Committee

The Executive Committee's principal function will be to act on matters when convening a meeting of the full Board of Directors is impracticable. It will be delegated all powers of the Board of Directors except certain powers reserved by law to the full Board. The members of the Executive Committee are the following directors: Richard M. Levy and Richard W. Vieser (Chairman).

Stock Grant Committee

The Stock Grant Committee is delegated with authority to grant and administer stock options, restricted stock and other awards, subject to certain limitations, to non-officers of VMS. The members of the Stock Grant Committee are Richard M. Levy and Richard W. Vieser (Chairman).

Audit Committee

The Audit Committee's principal functions will be to review the scope of the annual audit of VMS by its independent auditors, review the annual financial statements of VMS and the related audit report as prepared by the independent auditors, recommend to the VMS Board selection of the independent auditors each year and review any non-audit fees paid to the independent auditors. The members of the Audit Committee are the following non-employee directors: John Seely Brown, Samuel Hellman, Terry R. Lautenbach, David W. Martin, Jr., Burton Richter and Richard W. Vieser (Chairman).

Organization and Compensation Committee

The Organization and Compensation Committee of VMS (the "Compensation Committee") will administer the stock and cash incentive plans of VMS, and in this capacity it will make option grants or awards under these plans. In addition, the Compensation Committee will determine the compensation of the President and Chief Executive Officer and the other senior executives. The Compensation Committee will also recommend the establishment of policies dealing with various compensation and employee benefit plans for VMS. The members of the Compensation Committee are the following non-employee directors:
John Seely Brown, Samuel Hellman, Terry R. Lautenbach, David W. Martin, Jr., Burton Richter and Richard W. Vieser (Chairman).

Executive Officers

Set forth below is certain information with respect to the persons who are expected to serve as executive officers of VMS immediately following the Distribution.

                                Business Experience Prior to Becoming
Name and Title              Age an Executive Officer of VMS
--------------              --- -------------------------------------
Richard M. Levy...........   60 Dr. Levy is the Executive Vice President of
 President and Chief            Varian responsible for the Health Care Systems
 Executive Officer              Business. Dr. Levy also oversees Varian's Edward
                                L. Ginzton Research Center in Palo Alto. He
                                joined Varian in 1968, and was elevated to
                                Executive Vice President in 1990.

Timothy E. Guertin........   49 Mr. Guertin is Corporate Vice President and
 Corporate Vice President       President of Varian's Oncology Systems business,
                                positions he has held since 1992 and 1990,
                                respectively. Mr. Guertin has held various other
                                positions in the Health Care Systems Business
                                during his 23 years with Varian.

John C. Ford..............   54 Dr. Ford is Senior Vice President, Business
 Corporate Vice President       Development, for the Health Care Systems
                                Business, a position he has held since 1992. Dr.
                                Ford has held various other positions in the
                                Health Care Systems Business during his 26 years
                                with Varian.

Robert H. Kluge...........   52 Mr. Kluge is Vice President and General Manager
 Corporate Vice President       of Varian's X-Ray Tube Products business,
                                positions he has held since 1993. Before joining
                                Varian in 1993, he held various positions with
                                Picker International (an x-ray systems
                                manufacturer).

Elisha W. Finney..........   37 Ms. Finney is Varian's Treasurer, a position she
 Corporate Vice President,      has held since January 1998. From 1988 to 1998,
 Chief Financial Officer        she was Varian's Risk Manager, and from 1995 to
 and Treasurer                  1998 Ms. Finney also served as Assistant
                                Treasurer. Ms. Finney has held various other
                                positions during her 10 years with Varian.

Duane A. Walstrom.........   48 Mr. Walstrom is Director, Accounting of Varian,
 Corporate Controller           a position he has held since 1985. Mr. Walstrom
                                has held various other accounting and finance
                                positions during his 16 years with Varian.

Executive Officer Compensation

Summary of Compensation

Table I below sets forth a summary of the compensation paid by Varian for the last three fiscal years to the chief executive officer of VMS and the four additional most highly compensated individuals (based on their fiscal year 1998 compensation from Varian) who are expected to be executive officers of VMS immediately after the Distribution.

Table I

                           Summary Compensation Table

                                                                Long-Term Compensation
                                                            ------------------------------
                                                                   Awards         Payouts
                                                            --------------------- --------
                                                                       Securities
                                 Annual Compensation        Restricted Underlying
                           --------------------------------      Stock   Options/     LTIP    All Other
Name and                                 Bonus Other Annual   Award(s)       SARs  Payouts Compensation
Principal Position    Year Salary ($) ($)(/1/) Compensation   ($)(/3/)   (#)(/4/) ($)(/5/)     ($)(/6/)
------------------    ---- ---------- -------- ------------ ---------- ---------- -------- ------------
Richard M. Levy       1998    338,910  250,607       21,620          0     36,000  195,763       85,676
 President and Chief  1997    323,148  206,984       18,249    244,388     36,000  391,810      108,374
 Executive Officer    1996    310,990  432,879       43,736    204,225     36,000  628,056       99,753
Timothy E. Guertin    1998    216,680  112,526        8,288          0     15,000   93,988       45,434
 Corporate Vice
  President           1997    205,858  125,253       30,117    139,650     15,000  124,800       50,384
                      1996    198,084  165,969       16,754    116,700     15,000  300,066       49,260
John C. Ford          1998    203,138  101,013        1,448          0      8,500        0       36,068
 Corporate Vice
  President           1997    192,984   84,940       14,712          0      8,000        0       28,247
                      1996    184,936  107,226            0          0     10,000        0       35,803
Robert H. Kluge       1998    176,382   50,216        8,455          0      8,500   34,128       21,526
 Corporate Vice
  President           1997    165,514   45,935        7,458     52,369      7,500   67,018       23,043
                      1996    155,874  109,338        8,240     43,763      9,000  160,004       15,678
Duane A. Walstrom     1998    137,364   36,897        4,982          0      4,000        0       15,379
 Corporate Controller 1997    130,083   52,905       12,460     21,881      4,000        0       17,071
                      1996    125,252   57,821        2,434          0      4,000        0       14,241

-------
(1) Consists of Varian Management Incentive Plan awards, Cash Profit-Sharing Plan allocations and (in some cases) special cash bonuses.
(2) Consists of amounts reimbursed for the payment of taxes on certain perquisites and personal benefits and (in some cases) cash payments for unused accrued vacation time.
(3) Consists of restricted shares of Varian Common Stock (valued at the closing market price on the date of grant), which shares are released from restrictions in three equal installments over a three-year period (the principal restriction being continued employment until the respective release dates), during which dividends, if any, are paid on such shares. The number and value (at $34.375 per share) of aggregate restricted stock holdings at the end of fiscal year 1998 were as follows: Dr. Levy, 8,400 shares, $288,750; Mr. Guertin, 4,800 shares, $165,000; Dr. Ford, 0 shares, $0; Mr. Kluge, 1,800 shares, $61,875; and Mr. Walstrom, 0 shares, $0. Shares of restricted stock awarded for fiscal years 1998, 1997 and 1996, respectively, which partially vest in under three years were as follows:
    Dr. Levy 0 shares, 4,200 shares and 4,200 shares; Mr. Guertin, 0 shares, 2,400 shares and 2,400 shares; Dr. Ford, 0 shares, 0 shares and 0 shares; Mr. Kluge, 0 shares, 900 shares and 900 shares; and Mr. Walstrom, 0 shares, 450 shares and 0 shares.
(4) Consists of shares of Varian Common Stock that may be acquired under stock options granted pursuant to Varian Omnibus Stock Plan (no stock appreciation rights have been granted).
(5) Consists of cash payouts in fiscal years 1999, 1998, 1997 under the long-term incentive feature of Varian Omnibus Stock Plan for three-year cycles ended with fiscal years 1998, 1997 and 1996, respectively.
(6) Consists of (a) Varian contributions (including interest) to Retirement and Profit-Sharing Program and Supplemental Retirement Plan accounts for fiscal years 1998, 1997 and 1996, respectively (Dr. Levy, $83,521, $106,573 and
    $98,313; Mr. Guertin, $44,053, $49,224 and $48,330; Dr. Ford, $34,770,
    $27,158 and $34,932; Mr. Kluge, $20,397, $22,101 and $14,942; and Mr.
    Walstrom, $15,074, $16,815 and $14,034; and (b) Varian-paid premiums for group term life insurance in fiscal years 1998, 1997 and 1996, respectively (Dr. Levy, $2,155, $1,801 and $1,440; Mr. Guertin, $1,381, $1,160 and $930;
    Dr. Ford, $1,298, $1,089 and $871; Mr. Kluge, $1,129, $942 and $737; and
    Mr. Walstrom, $305, $256 and $207).

Stock Options

Grant of Options

Table II below sets forth information with respect to grants of options to purchase Varian Common Stock during the year ended October 2, 1998 to the individuals listed in Table I. These grants were made pursuant to Varian Omnibus Stock Plan and are reflected in Table I.

Table II

                     Option/SAR Grants in Last Fiscal Year

                                        Individual Grants
                         -----------------------------------------------
                                           Percen                         Potential Realizable
                          Number of      of Total                           Value at Assumed
                         Securities Options/ SARs                         Annual Rate of Stock
                         Underlying    Granted to                        Price Appreciation For
                           Options/     Employees Exercise or               Option Term(/2/)
                            Granted     in Fiscal  Base Price Expiration -----------------------
Name                       (#)(/1/)     Year(/2/)      ($/Sh)       Date       5%($)      10%($)
----                     ---------- ------------- ----------- ---------- ----------- -----------
Richard M. Levy.........     36,000          3.55      58.163   11/20/07   1,316,671   3,336,702
Timothy E. Guertin......     15,000          1.48      58.163   11/20/07     548,613   1,390,292
John C. Ford............      8,500          0.84      58.163   11/20/07     310,881     787,832
Robert H. Kluge.........      8,500          0.84      58.163   11/20/07     310,881     787,832
Duane A. Walstrom.......      4,000          0.39      58.163   11/20/07     109,723     278,058

-------
(1) Consists of stock options, which were granted at an exercise price of 100% of the market price of the underlying shares on the date of grant, become exercisable over three years at the rate of approximately one-third each year and expire ten years from the date of grant. Payment of the exercise price may be made under a promissory note or by delivery of already-owned shares.
(2) The 5% and 10% assumed annual rates of stock price appreciation would result from per share prices of $94.73 and $150.84, respectively. Such assumed rates are not intended to represent a forecast of possible future appreciation of Varian Common Stock or total stockholder return.

Aggregated Option Exercises And Year-End Values

The following table sets forth as of October 2, 1998, for each of the individuals listed in Table I (i) the total number of shares received upon exercise of options during 1998, (ii) the value realized upon such exercise (based on the fair market value of the underlying shares on the exercise date),
(iii) the total number of unexercised options to purchase Varian Common Stock (exercisable and unexercisable) and (iv) the value of such options which were in-the-money at October 2, 1998 (based on the closing price of Varian Common Stock at October 2, 1998, $34.375).

Table III

              Aggregated Option/SAR Exercises in Last Fiscal Year
                     and Fiscal Year-End Options/SAR Values

                                                 Number of Securities      Value of Unexercised
                                                Underlying Unexercised         In-the-Money
                                                    Options/SARs at       Options/SARs at Fiscal
                               Shares    Value    Fiscal Year-End (#)          Year-End ($)
                          Acquired on Realized ------------------------- -------------------------
Name                     Exercise (#)      ($) Exercisable Unexercisable Exercisable Unexercisable
----                     ------------ -------- ----------- ------------- ----------- -------------
Richard M. Levy.........        0           0    96,000       72,000       270,900          0
Timothy E. Guertin......    8,334     249,581    19,000       30,000             0          0
John C. Ford............    5,000     240,637    37,332       17,168       267,015          0
Robert H. Kluge.........        0           0    20,500       16,500        54,180          0
Duane A. Walstrom.......    3,000      90,090     6,999        8,001             0          0

           Long-Term Incentive Plans--Awards in Last Fiscal Year(/1/)

                                                          Estimated Future Payouts under
                               Number of   Performance or  Non-Stock Price-Based Plans
                           Shares, Units     Other Period ------------------------------------
                         or Other Rights Until Maturation   Threshold      Target      Maximum
Name                                 (#)        or Payout    ($)(/2/)      $(/3/)       $(/4/)
----                     --------------- ---------------- -----------    ----------- ---------
Richard M. Levy.........             N/A        1998-2000         25,604      47,793           --
Timothy E. Guertin......             N/A        1998-2000         12,940      24,155           --
John C. Ford............             N/A              N/A            N/A         N/A           --
Robert H. Kluge.........             N/A        1998-2000          5,408      15,144           --
Duane A. Walstrom.......             N/A              N/A            N/A         N/A           --

-------
(1) Determinations by the Committee that a named executive officer may participate in the long-term incentive feature of Varian Omnibus Stock Plan ("LTI") and might receive a payout for a specified period is an award for purposes of this table. Awards (i.e., the determination of participation in the LTI) for the 1998-2000 cycle were made in fiscal year 1998. Under the LTI, each named executive officer is eligible to receive compensation payable in cash or in Varian Common Stock, or a combination thereof, based upon Varian's achievement of objectives for average annual return on net assets ("RONA") and revenue growth ("RG") over a three-year cycle. No estimate or assumption made in connection with this table is intended to represent a forecast of possible future performance of Varian.
(2) If the minimum level of RONA or RG established by the Committee at the beginning of the three-year cycle is achieved, the minimum amount payable ranges from 3% to 7. 5% of annual base salary as of the end of the last fiscal year of the cycle. If neither RONA nor RG for the three-year cycle equals the applicable minimum level, no amount will be paid. The minimum amount payable, if any amount is paid at all, depends on each named executive's base salary in the last year of the cycle, and the amounts set forth above assume that each named executive officer's annual base salary at the end of fiscal year 2000 will be identical to the executive officer's 1999 annual base salary.
(3) A "Target" award is not determinable under the LTI. The amounts shown are estimates of the payout for the three-year cycle assuming (a) that RONA and revenues for the remaining years of the cycle are the same as the RONA and revenues for fiscal year 1998 and (b) that each named executive officer's annual base salary at the end of fiscal year 2000 will be identical to his 1999 annual base salary. The actual payment for the three-year cycle may be greater or less than the estimates shown in this column, depending upon the actual RONA and revenues for fiscal years 1998, 1999 and 2000, the actual base salary of the named executive officer at the end of fiscal year 2000, and the aggregate payout to all participants (see footnote 4 below).
(4) The maximum amount payable is not determinable or estimable prior to the end of the three-year cycle for the following reason: If the maximum levels of RONA and RG established by the Committee at the beginning of the three-year cycle are achieved or exceeded, the maximum amount payable ranges from 100% to 200% of annual base salary as of the end of the last fiscal year of the cycle. The maximum amount payable is reduced, however, if the aggregate LTI payout to all participants (including the named executive officers) would exceed 5% (before such payouts) of Varian's pre-tax operating earnings in the last fiscal year of the three-year cycle. This variable makes the maximum amount not determinable or estimable.

Change in Control Agreements

Certain VMS executive officers are already parties to change in control agreements with Varian which provide for the payment of specified compensation and benefits upon certain terminations of their employment following a change in control of Varian. These change in control agreements, which will continue to be binding obligations of VMS after the Distribution, will be amended and restated as of the Distribution Date (the "Agreements") to reflect the executive officers' new and increased responsibilities with VMS. In addition, VMS executive officers not already parties to change in control agreements with Varian will be offered similar change in control agreements with VMS effective as of the Distribution Date.

Under the Agreements, a change in control will be defined to occur (a) if any individual or group becomes the beneficial owner of 30% or more of the combined voting power of VMS's outstanding securities, (b) if "continuing directors" (defined as the directors of VMS as of the date of the Agreement and any successor to any such director who was nominated or selected by a majority of the directors in office at the time of his nomination or selection and who is not affiliated or associated in any way with an individual or group who is a beneficial owner of more than 10% of the combined voting power of VMS's outstanding securities) cease to constitute at least a majority of the board of directors, or (c) if there occurs a reorganization, merger, consolidation or other corporate transaction involving VMS in which the stockholders of VMS do not own more than 50% of the combined voting power of VMS or other corporation resulting from such transaction, or (d) if all or substantially all of VMS's assets are sold, liquidated or distributed. In the Agreements, the affected executive officers will agree not to voluntarily leave VMS's employ during a tender or exchange offer, proxy solicitation in opposition to the board of directors or other effort by any party to effect a change in control of VMS. This is intended to assure that management will continue to act in the interest of the stockholders rather than be affected by personal uncertainties during any attempts to effect a change in control of VMS, and to enhance VMS's ability to attract and to retain executives.

Each Agreement will provide that if within 18 months of a change in control (i) VMS terminates the employee's employment other than by reason of his death, disability, retirement or for cause (as defined in the Agreement) or (ii) the employee terminates his employment for "good reason," the employee will receive a lump sum severance payment equal to 3.0 (in the case of the Chief Executive Officer) or 2.50 (in the case of the other senior executives) times the sum of the employee's annual base salary plus the highest annual and multi-year bonuses paid to the employee in any of the three years ending prior to the date of termination. "Good reason" is defined as the following after a change in control of VMS: certain material changes in assignment of duties; certain reductions in compensation; certain material changes in employee benefits and perquisites; a change in the site of employment; VMS's failure to obtain the written assumption by its successor of the obligations contained in the Agreement; attempted termination of employment for cause on grounds insufficient to constitute a basis of termination for cause under the terms of the Agreement; or VMS's failure to promptly make any payment required under the terms of the Agreement in the event of a dispute relating to employment termination. In addition, in the case of the Chief Executive Officer, "good reason" is defined to exist if he is not made the chief executive officer of the combined or acquiring entity; and in the case of the Chief Financial Officer, "good reason" is defined to exist if she is not given an "equivalent position" as defined in her Agreement.

Each Agreement will provide that upon termination or resignation occurring under the circumstances described above, the employee will receive a continuation of all insurance and other benefits on the same terms as if he remained an employee or equivalent benefits will be provided until the earlier to occur of commencement of substantially equivalent full-time employment with a new employer or 24 months after the date of termination of employment with the company. Each Agreement will also provide that all stock options granted will become exercisable in full according to their terms, and that any unreleased restricted stock will be released from restrictions. Each Agreement will further provide that in the event that any payments and benefits received by the employee from the company would subject that person to the excise tax contained in Section 280G of the Code the employee will be entitled to receive an additional payment that will place the employee in the same after-tax economic position that the employee would have enjoyed if such excise tax had not applied.

           AMENDMENT AND RESTATEMENT OF THE VARIAN OMNIBUS STOCK PLAN

The Varian Omnibus Stock Plan has been amended and restated by Varian's Board of Directors, effective as of the Distribution (as so amended and restated, the "VMS Omnibus Stock Plan").

Purpose of the VMS Omnibus Stock Plan

The VMS Omnibus Stock Plan is intended to promote the success of VMS by providing a vehicle under which a variety of stock-based incentive and other awards can be granted to employees and consultants and to directors of VMS who are employees of neither VMS nor any affiliate ("non-employee directors").

Description of the VMS Omnibus Stock Plan

The following paragraphs provide a summary of the principal features of the VMS Omnibus Stock Plan and its operation. The VMS Omnibus Stock Plan is set forth in its entirety as Annex G to Varian's Proxy Statement in connection with its 1999 Combined Annual and Special Meeting of Stockholders. The following summary is qualified in its entirety by reference to the full text of the VMS Omnibus Stock Plan.

General

The VMS Omnibus Stock Plan provides for the granting of stock options, stock appreciation rights ("SARs"), restricted stock, performance units and performance shares (collectively, "VMS Awards") to eligible VMS Omnibus Stock Plan participants. The maximum number of shares of VMS Common Stock available for VMS Awards under the VMS Omnibus Stock Plan will be 5,000,000, plus such number of shares as may be granted in substitution of other options in connection with the Distribution.

Administration of the VMS Omnibus Stock Plan

The VMS Omnibus Stock Plan will be administered by the Committee. The members of the Committee must qualify as "non-employee directors" under Rule 16b-3 under the Exchange Act, and as "outside directors" under Section 162(m) (for purposes of qualifying the VMS Omnibus Stock Plan as performance-based compensation under Section 162(m)).

Subject to the terms of the VMS Omnibus Stock Plan, the Committee has the sole discretion to determine the employees and consultants who shall be granted VMS Awards, the size and types of such VMS Awards, and the terms and conditions of such VMS Awards. The Committee may delegate its authority to grant and administer awards to one or more officers or directors appointed by the Committee, but only the Committee can make awards to participants who are subject to Section 16 of the Exchange Act.

Eligibility to Receive Awards

Employees and consultants of VMS and its affiliates are eligible to be selected to receive one or more VMS Awards. The actual number of individuals who will receive VMS Awards under the VMS Omnibus Stock Plan cannot be determined because eligibility for participation in the VMS Omnibus Stock Plan is in the discretion of the Committee. The VMS Omnibus Stock Plan also provides for the grant of non-qualified stock options to VMS's non-employee directors. Such options will be granted pursuant to an automatic, non-discretionary formula.

Options

The Committee may grant non-qualified stock options, incentive stock options (which are entitled to favorable tax treatment), or a combination thereof. The number of shares covered by each option will be determined by the Committee, but during any fiscal year of VMS, no participant may be granted options for more than 1,000,000 shares.

The price of the shares of VMS Common Stock subject to each stock option is set by the Committee but cannot be less than 100% of the fair market value (on the date of grant) of the shares covered by the option. In addition, the exercise price of an incentive stock option must be at least 110% of fair market value if (on the grant date) the participant owns stock possessing more than 10% of the total combined voting power of all classes of stock of VMS or any of its subsidiaries. Nevertheless, substitute options may be granted at less than fair market value to employees or consultants who receive such options in connection with a corporate reorganization. Also, the aggregate fair market value of the shares (determined on the grant date) covered by incentive stock options which first become exercisable by any participant during any calendar year may not exceed $100,000.

The exercise price of each option must be paid in full at the time of exercise. The Committee also may permit payment through the tender of shares of VMS Common Stock that are already owned by the participant, or by any other means which the Committee determines to be consistent with the VMS Omnibus Stock Plan's purpose. Any taxes required to be withheld must be paid by the participant at the time of exercise.

Options become exercisable at the times and on the terms established by the Committee. Options expire at the times established by the Committee but not later than 10 years after the date of grant (except in certain cases involving the death of the optionee). The Committee may extend the maximum term of any option granted under the VMS Omnibus Stock Plan, subject to the preceding limits.

Non-Employee Director Options

Under the VMS Omnibus Stock Plan, each non-employee director, other than the Chairman of the Board, automatically will receive, as of the later of (a) the Distribution Date for current non-employee directors or, for future directors, the non-employee director's appointment or election to the VMS Board or (b) the effective date of the VMS Omnibus Stock Plan, a non-qualified stock option to purchase 10,000 shares. Each non-employee director will also automatically receive a non-qualified stock option to purchase 5,000 shares coincident with each subsequent annual meeting of VMS, provided the non-employee director serves continuously as a director through the next grant date.

In lieu of the above initial grant, any non-employee Chairman of the VMS Board automatically will receive, as of the later of (a) the date he or she becomes Chairman or (b) the effective date of the VMS Omnibus Stock Plan, a non-qualified stock option to purchase 100,000 shares. The Chairman will also automatically receive a non-qualified stock option to purchase 5,000 shares coincident with each subsequent annual meeting of VMS, provided he or she serves continuously as Chairman through the next grant date.

The exercise price of each non-employee director and Chairman option will be 100% of the fair market value (on the date of grant) of the shares covered by the option. Nevertheless, substitute options may be granted at less than fair market value to non-employee directors who receive such options in connection with a corporate reorganization. Each option will become exercisable on the grant date. All options granted to non-employee directors generally will have a term of ten years from the date of grant. If a director terminates service on the Board prior to an option's normal expiration date, the period of exercisability of the option may be shorter, depending upon the reason for the termination.

In addition, non-employee directors may elect to receive options for shares of VMS Common Stock in lieu of cash compensation. Such options will be granted at fair market value on the election date, with a net exercise price of four times the value of the compensation deferred.

Stock Appreciation Rights

The Committee determines the terms and conditions of each SAR. SARs may be granted in conjunction with an option, or may be granted on an independent basis. The number of shares covered by each SAR will be determined by the Committee, but during any fiscal year of VMS, no participant may be granted SARs for more than 1,000,000 shares. Upon exercise of a SAR, the participant will receive payment from VMS in an amount determined by multiplying: (1) the difference between the fair market value of a share on the date of exercise over the grant price (fair market value of a share on the grant date), times
(2) the number of shares with respect to which the SAR is exercised. SARs may be paid in cash or shares of VMS Common Stock, as determined by the Committee. SARs are exercisable at the times and on the terms established by the Committee.

Restricted Stock Awards

Restricted stock awards are shares of VMS Common Stock that vest in accordance with terms and conditions established by the Committee. The number of shares of restricted stock granted to a participant (if any) will be determined by the Committee, but during any fiscal year of VMS, no participant may be granted more than 100,000 shares.

In determining whether an award of restricted stock should be made, and/or the vesting schedule for an award, the Committee may impose whatever conditions to vesting as it determines to be appropriate. For example, the Committee may determine to grant restricted stock only if performance goals established by the Committee are satisfied. Any performance goals may be applied on a company-wide or an individual business unit basis, as determined by the Committee. See " - Performance Goals."

Performance Units and Performance Shares

Performance Units and Performance Shares are VMS Awards that will result in a payment to a participant only if performance goals established by the Committee are satisfied. The initial value of each Performance Unit and each Performance Share shall not exceed the fair market value (on the date of grant) of a share of VMS Common Stock. The applicable performance goals will be determined by the Committee, and may be applied on a company-wide or an individual business unit basis, as deemed appropriate in light of the participant's specific responsibilities. See " -Performance Goals."

In addition to the performance requirements discussed above, Performance Units and Performance Shares are subject to additional limits set forth in the VMS Omnibus Stock Plan. During any fiscal year of VMS, no participant shall receive more than 100,000 Performance Units or Performance Shares.

Performance Goals

The Committee in its discretion may make performance goals applicable to a participant with respect to an VMS Award. At the Committee's discretion, one or more of the following performance goals may apply: EBIT, EBITDA, earnings per share, net income, operating cash flow, return on assets, return on equity, return on sales, revenue and stockholder return. The Committee may also use other performance goals.

EBIT means VMS's or a business unit's income before reductions for interest and taxes. EBITDA means VMS's or a business unit's income before reductions for interest, taxes, depreciation and amortization. Earnings per share means VMS's or a business unit's net income, divided by a weighted average number of common shares outstanding and dilutive common equivalent shares deemed outstanding. Net income means VMS's or a business unit's income after taxes. Operating cash flow means VMS's or a business unit's sum of net income plus depreciation and amortization less capital expenditures plus certain specified changes in working capital. Return on assets means the percentage equal to VMS's or a business unit's EBIT (before incentive compensation), divided by VMS's or a business unit's, as applicable, average net assets. Return on equity means the percentage equal to VMS's net income, divided by average stockholders' equity. Return on sales means the percentage equal to VMS's or a business unit's EBIT (before incentive compensation), divided by VMS's or the business unit's, as applicable, revenue. Revenue means VMS's or a business unit's sales. Stockholder return means the total return (change in share price plus reinvestment of any dividends) of a share.

Nontransferability of Varian Awards

VMS Awards granted under the VMS Omnibus Stock Plan may not be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated, other than by will or by the applicable laws of descent and distribution.

Tax Aspects

A recipient of a stock option or SAR will not have taxable income upon the grant of the option. For options and SARs other than incentive stock options, the participant will recognize ordinary income upon exercise in an amount equal to the excess of the fair market value of the shares over the exercise price (the "appreciation value") on the date of exercise. Any gain or loss recognized upon any later disposition of the shares generally will be capital gain or loss.

Purchase of shares upon exercise of an incentive stock option will not result in any taxable income to the participant, except for purposes of the alternative minimum tax. Gain or loss recognized by the participant on a later sale or other disposition will either be long-term capital gain or loss or ordinary income depending upon whether the participant holds the shares transferred upon the exercise for a specified period. Any ordinary income recognized will be in the amount, if any, by which the lesser of the fair market value of such shares on the date of exercise or the amount realized from the sale exceeds the option price.

Unless the participant elects to be taxed at the time of receipt of restricted stock, Performance Units or Performance Shares, the participant will not have taxable income upon the receipt of the VMS Award, but upon vesting will recognize ordinary income equal to the fair market value of the shares or cash at the time of vesting.

At the discretion of the Committee, the VMS Omnibus Stock Plan allows a participant to satisfy tax withholding requirements under federal and state tax laws in connection with the exercise or receipt of an VMS Award by electing to have shares of common stock withheld, or by delivering to VMS already-owned shares, having a value equal to the amount required to be withheld.

VMS will be entitled to a tax deduction in connection with an VMS Award under the VMS Omnibus Stock Plan only in an amount equal to the ordinary income realized by the participant and at the time the participant recognizes such income. In addition, Section 162(m) contains special rules regarding the federal income tax deductibility of compensation paid to VMS's Chief Executive Officer and to each of the other four most highly compensated executive officers. The general rule is that annual compensation paid to any of these specified executives will be deductible only to the extent that it does not exceed $1,000,000. However, VMS can preserve the deductibility of certain compensation in excess of $1,000,000 if it complies with conditions imposed by
Section 162(m), including the establishment of a maximum number of shares with respect to which VMS Awards may be granted to any one employee during one year, and if for VMS Awards other than options and SARs, the VMS Omnibus Stock Plan sets forth performance goals which must be achieved prior to payment of the VMS Awards. The VMS Omnibus Stock Plan has been designed to permit the Committee to grant VMS Awards which satisfy the requirements of Section 162(m), thereby permitting VMS to continue to receive a federal income tax deduction in connection with such VMS Awards.

Amendment and Termination of the VMS Omnibus Stock Plan

The VMS Board of Directors generally may amend or terminate the VMS Omnibus Stock Plan at any time and for any reason.

       AMENDMENT AND RESTATEMENT OF THE VARIAN MANAGEMENT INCENTIVE PLAN

The Varian Management Incentive Plan has been amended and restated by the Varian Board of Directors, effective as of the Distribution (as so amended and restated, the "VMS Management Incentive Plan").

Background and Reasons for Amendment

Under Section 162(m) the federal income tax deductibility of compensation paid to VMS's Chief Executive Officer and to each of its next four most highly compensated executive officers may be limited to the extent that it exceeds $1 million in any one year. VMS can deduct compensation in excess of that amount if it qualifies as "performance-based compensation" under Section 162(m). The VMS Management Incentive Plan is intended to permit VMS to pay incentive compensation that qualifies as performance-based compensation, thereby permitting VMS to receive a federal income tax deduction for the payment of such incentive compensation.

Description of the VMS Management Incentive Plan

The following paragraphs provide a summary of the principal features of the VMS Management Incentive Plan (as amended and restated) and its operation. The VMS Management Incentive Plan is set forth in its entirety as Annex H to Varian's Proxy Statement in connection with its 1999 Annual and Special Meeting of Stockholders. The following summary is qualified in its entirety by reference to the full text of the VMS Management Incentive Plan.

Purpose of the VMS Management Incentive Plan

The VMS Management Incentive Plan is intended to motivate VMS's key employees to increase stockholder value by (1) linking a portion of their cash compensation to VMS's financial performance, (2) providing rewards for improving VMS's financial performance and (3) helping to attract and retain key employees.

Administration of the VMS Management Incentive Plan

The VMS Management Incentive Plan will be administered by the Compensation Committee of the VMS Board of Directors (the "Committee"). The members of the Committee must qualify as "outside directors" under Section 162(m) (for purposes of qualifying the VMS Management Incentive Plan as performance-based compensation under such section). Subject to the terms of the VMS Management Incentive Plan, the Committee has the sole discretion to determine the key employees who shall be granted awards, and the amounts, terms and conditions of each award. The Committee may delegate its authority to grant and administer awards to one or more officers or directors appointed by the Committee, but only with respect to awards that are not intended to qualify as performance-based compensation under Section 162(m).

Eligibility to Receive Awards

Eligibility for the VMS Management Incentive Plan is determined in the discretion of the Committee. In selecting participants for the VMS Management Incentive Plan, the Committee will choose key employees of VMS and its affiliates who are likely to have a significant impact on VMS's performance.

Awards and Performance Goals

Under the VMS Management Incentive Plan, the Committee will establish (1) the performance goals which must be achieved in order for the participant to actually be paid an award and (2) a formula or table for calculating a participant's award, depending upon how actual performance compares to the preestablished performance goals. A participant's award will increase or decrease as actual performance increases or decreases.

The Committee also will determine the periods for measuring actual performance (the "performance period"). Performance periods may last as long as three fiscal years of VMS.

The Committee may set performance periods and performance goals that differ from participant to participant. For example, the Committee may choose performance goals based on either company-wide or business unit results, as deemed appropriate in light of the participant's specific responsibilities. For purposes of qualifying awards as performance based compensation under Section 162(m), the Committee will specify performance goals from the following list:
EBIT, EBITDA, earnings per share, net income, operating cash flow, return on assets, return on equity, return on sales, revenue and stockholder return.

EBIT means VMS's or a business unit's income before reductions for interest and taxes. EBITDA means VMS's or a business unit's income before reductions for interest, taxes, depreciation and amortization. Earnings per share means VMS's or a business unit's net income, divided by a weighted average number of common shares outstanding and dilutive common equivalent shares deemed outstanding. Net income means VMS's or a business unit's income after taxes. Operating cash flow means VMS's or a business unit's sum of net income plus depreciation and amortization less capital expenditures plus certain specified changes in working capital. Return on assets means the percentage equal to VMS's or a business unit's EBIT (before incentive compensation), divided by VMS's or a business unit's, as applicable, average net assets. Return on equity means the percentage equal to VMS's net income, divided by average stockholders' equity. Return on sales means the percentage equal to VMS's or a business unit's EBIT (before incentive compensation), divided by VMS's or the business unit's, as applicable, revenue. Revenue means VMS's or a business unit's sales. Stockholder return means the total return (change in share price plus reinvestment of any dividends) of a share of VMS Common Stock.

For any performance period, no participant may receive an award of more than the lesser of (1) 200% of the Participant's annualized salary rate on the last day of the performance period or (2) $2 million. Also, the total of all awards for any performance period cannot exceed 8% of VMS's EBIT before incentive compensation for the most recent completed fiscal year of VMS. Awards that exceed this overall limit will be pro-rated so that the total does not exceed such limit.

Determination of Actual Awards

After the end of each performance period, a determination will be made as to the extent to which the performance goals applicable to each participant were achieved or exceeded. The actual award (if any) for each participant will be determined by applying the formula to the level of actual performance that was achieved. However, the Committee retains discretion to eliminate or reduce the actual award payable to any participant below that which otherwise would be payable under the applicable formula. Awards under the VMS Management Incentive Plan generally will be payable in cash or VMS Common Stock within 120 days after the performance period during which the award was earned.

Amendment and Termination of the VMS Management Incentive Plan

The VMS Board of Directors may amend or terminate the VMS Management Incentive Plan at any time and for any reason.

                         OWNERSHIP OF VMS COMMON STOCK

After the Distribution, the VMS Common Stock will remain outstanding. Table IV sets forth information as to the beneficial ownership of VMS Common Stock as of the Distribution Date (and following the Distribution) as if the Distribution took place on February 1, 1999, by (a) each officer named in Table I, (b) each director of VMS, (c) all directors and executive officers of VMS as a group and
(d) each person who to VMS's knowledge, beneficially owned more than 5% of the outstanding shares. The information in Table IV is based on the ownership of Varian Common Stock as of February 1, 1999 and the number of shares of VMS Common Stock expected to be distributed to each existing stockholder of Varian in the Distribution.

Table IV

                                        Shares of VMS               Percent of
                                         Common Stock              Outstanding
                                       Expected to be          Shares Expected
                                         Beneficially       to be Beneficially
Directors and Officers                Owned(/1/)(/2/)               Owned(/1/)
Name                                  ---------------       ------------------
John Seely Brown.....................             200                        *
Samuel Hellman.......................          16,400(/3/)                   *
Terry R. Lautenbach..................          15,200(/4/)                   *
David W. Martin, Jr..................           9,000(/5/)                   *
Burton Richter.......................          18,600(/6/)                   *
Richard W. Vieser....................          19,600(/7/)                   *
Richard M. Levy......................         145,655(/8/)                   *
Timothy E. Guertin...................          38,800(/9/)                   *
John C. Ford.........................          39,516(/10/)                  *
Robert H. Kluge......................          32,433(/11/)                  *
Duane A. Walstrom....................          11,118(/12/)                  *
All expected Directors and Executive
 Officers of VMS as a Group (12
 persons)............................         360,660(/13/)                1.2

Principal Stockholders

Name and Address of Beneficial Owner
------------------------------------
FMR Corp./Edward C. Johnson
 3d/Abigail P. Johnson...............       3,305,860(/14/)               11.0
 82 Devonshire Street
 Boston, Massachusetts 02109
State Treasurer......................       2,075,760(/15/)                6.9
 State of Michigan
 c/o Director of Investments
 P.O. Box 1128
 Lansing, Michigan 48901
Merrill Lynch & Co., Inc. (Merrill
 Lynch Asset Management Group).......       1,756,000(/16/)                5.9
Merrill Lynch Capital Fund, Inc......       1,750,000(/16/)                5.8
 800 Scudders Mill Road
 Plainsboro, New Jersey 08536
Sound Shore Management, Inc..........       1,506,500(/17/)                5.0
 8 Sound Shore Drive
 Greenwich, Connecticut 06836

-------
 * The percentage of shares of VMS Common Stock expected to be beneficially owned does not exceed one percent of the shares of VMS Common Stock expected to be outstanding.
 (1) For purposes of this table, a person or group of persons is deemed to have "beneficial ownership" of any shares of VMS Common Stock which such person has the right to acquire within 60 days following February 1, 1999. For purposes of computing the percentage of outstanding shares of VMS Common Stock held by each person or group of persons named above, any security which such person or persons has or have the right to acquire within 60 days following February 1, 1999 is deemed to be outstanding, but is not deemed to be outstanding for the purpose of computing the percentage ownership of any other person.

 (2) To Varian's knowledge, unless otherwise indicated, the person named in the table has sole voting and investment power with respect to the shares or shares such voting and investment power with such person's spouse or children.
 (3) Includes (a) 10,000 shares which may be acquired under exercisable stock options granted pursuant to the Varian Omnibus Stock Plan and (b) 2,500 shares held by Dr. Hellman's wife.
 (4) Includes 10,000 shares which may be acquired under exercisable stock options granted pursuant to the Varian Omnibus Stock Plan.
 (5) Includes 8,000 shares which may be acquired under exercisable stock options granted pursuant to the Varian Omnibus Stock Plan.
 (6) Includes (a) 14,000 shares which may be acquired under exercisable stock options granted pursuant to the Varian Omnibus Stock Plan and (b) 3,800 shares held in a trust of which Dr. Richter is co-trustee with his wife.
 (7) Includes 14,000 shares which may be acquired under exercisable stock options granted pursuant to the Varian Omnibus Stock Plan.
 (8) Includes (a) 4,200 shares of restricted stock granted pursuant to the Varian Omnibus Stock Plan (b) 132,000 shares which may be acquired on or within 60 days of February 1, 1999 under stock options granted pursuant to the 1982 Non-Qualified Stock Option Plan and Varian Omnibus Stock Plan and
     (c) 5,105 shares held in a trust of which Dr. Levy is co-trustee with his wife.
 (9) Includes (a) 2,400 shares of restricted stock granted pursuant to the Varian Omnibus Stock Plan and (b) 34,000 shares which may be acquired on or within 60 days of February 1, 1999 under stock options granted pursuant to the Varian Omnibus Stock Plan.
(10) Includes 33,166 shares which may be acquired on or within 60 days of February 1, 1999 under stock options granted pursuant to Varian Omnibus Stock Plan.
(11) Includes (a) 900 shares of restricted stock granted pursuant to the Varian Omnibus Stock Plan and (b) 28,833 shares which may be acquired on or within 60 days of February 1, 1999 under stock options granted pursuant to the Varian Omnibus Stock Plan.
(12) Includes 10,999 shares which may be acquired on or within 60 days of February 1, 1999 by executive officers and directors under stock options granted pursuant to the Varian Omnibus Stock Plan.
(13) Includes (a) 8,600 shares of restricted stock granted to executive officers pursuant to Varian Omnibus Stock Plan (b) 305,764 shares which may be acquired on or within 60 days of February 1, 1999 by executive officers and directors under stock options granted pursuant to the 1982 Non-Qualified Stock Option Plan and Varian Omnibus Stock Plan, (c) 11,405 shares as to which voting and/or investment power is shared (see certain of the foregoing footnotes) and (d) 1,100 shares of restricted stock granted to Elisha W. Finney (expected to be an executive officer of VMS) pursuant to the Varian Omnibus Stock Plan and 10,766 shares which may be acquired by Ms. Finney on or within 60 days of February 1, 1999 under stock options granted pursuant to the Varian Omnibus Stock Plan.
(14) According to an amendment to a Schedule 13G dated February 1, 1999, FMR Corp. has sole voting power over 113,900 of these shares and sole dispositive power over all 3,305,860 shares. Fidelity Management & Research, a wholly owned subsidiary of FMR, is the beneficial owner of 3,143,860 of these shares as a result of acting as investment adviser to certain investment companies. Edward C. Johnson 3d and Abigail P. Johnson own 12.0% and 24.5%, respectively, of the voting stock of FMR Corp. and therefore may be deemed to have beneficial ownership of the shares referenced.
(15)  Based on a Schedule 13D dated August 12, 1997.
(16) According to an amendment to a Schedule 13G dated January 29, 1999, Merrill Lynch & Co., Inc (through Merrill Lynch Asset Management, L.P.) has shared voting power and shared dispositive power over all 1,756,000 shares. Also according to that Schedule 13G, Merrill Lynch Capital Fund, Inc. has shared voting power and shared dispositive power over 1,750,000 of such shares.
(17) According to an amendment to a Schedule 13G dated January 22, 1999, Sound Shore Management, Inc. has sole voting power over 1,378,800 of such shares, shared voting power over 24,200 of such shares and sole dispositive power over all 1,506,500 shares.

                                   FINANCING

On an historical basis, Varian incurred or managed indebtedness at the parent level, and VMS was not allocated any of Varian's debt as Varian used a centralized approach to cash management and the financing of its operations. The amount of debt to be retained by VMS and assumed by or transferred to IB and VSEA and the determination of the initial capital structures of IB, VSEA and VMS as of the Distribution Date are based upon the goals of maximizing combined stockholder value for Varian's present stockholders while enabling VSEA to maintain sufficient cash flow to cover anticipated operating deficits caused by the current downturn in the semiconductor equipment market.

Varian is required to renegotiate the terms of the Term Loans to permit 50% of the outstanding indebtedness under the Term Loans to be assumed by IB in connection with the Distribution. The Term Loans contain covenants that limit future borrowings and the payment of cash dividends and require the maintenance of certain levels of working capital and operating results of the borrower. In addition, certain Notes Payable will, as a result of the Internal Transfers and debt allocation provisions of the Distribution Agreement, remain outstanding as direct and indirect obligations of VMS as of the Distribution Date.

Based on the outstanding indebtedness of Varian under the Term Loans and Notes Payable as of January 1, 1999 and Varian's projected operating results and certain other transactions through the Distribution Date, it is anticipated that at the Distribution Date, VMS will have between $50 million and $100 million of outstanding indebtedness under the Term Loans and Notes Payable. In connection with the Distribution, Varian will contribute cash to VSEA so that at the time of the Distribution, VSEA will have approximately $100 million in cash and cash equivalents and its Consolidated Debt, expected to be comprised of Notes Payable, will not exceed $5 million. In connection with the Distribution, IB will be entitled to a cash contribution from Varian so that IB would have Net Debt equal to approximately 50% of the aggregate Net Debt of IB and VMS, subject to such adjustments as may be necessary to provide VMS with a Net Worth of between 40% and 50% of the aggregate Net Worths of IB and VMS.

In connection with the Distribution, Varian intends to sell its long-term leasehold interest in certain of its Palo Alto facilities, together with the related buildings and other corporate assets, from which it expects to receive proceeds of $55 million in the aggregate. In addition, Varian will be required to pay the net expenses associated with the Internal Transfers and Distribution, estimated at approximately $50 million. To the extent that Varian does not sell all such facilities and assets and pay all such expenses before the Distribution, the amount of cash paid and Notes Payable transferred to IB at the time of the Distribution also will assume that IB receives 50% of any post-Distribution proceeds and pays for 50% of any post-Distribution expenses (in each case reduced for estimated taxes payable or tax benefits received from all sales and transaction expenses).

Based on the assumptions stated under "Forecasted Capitalization," the allocation of indebtedness to VMS at the Distribution Date should approximate the amounts reflected in such section. Management of Varian believes that there is sufficient financing capability in respect of VMS to accomplish the contemplated allocation of indebtedness. See "Forecasted Capitalization."

Varian will enter into a new credit facility for working capital and other general corporate purposes. The credit facility may contain certain customary financial and operating covenants, including restrictions upon incurring indebtedness and liens, making certain fundamental changes, selling assets and paying dividends. Varian anticipates that it will borrow amounts under the new credit facility or under its existing credit facility on or prior to the Distribution in order to fund a portion of the cash contribution to be made to VSEA and IB, to pay transaction expenses and for general corporate purposes.

                        DESCRIPTION OF THE CAPITAL STOCK

General

After the Distribution, VMS's authorized capital stock will be the same as Varian's authorized capital stock prior to the Distribution. Pursuant to its Restated Certificate of Incorporation, Varian's authorized capital stock currently consists of (i) 99,000,000 shares of VMS Common Stock and (ii) 1,000,000 shares of preferred stock, par value $1 per share ("Preferred Stock"). As of February 1, 1999, approximately 29,985,829 million shares of VMS Common Stock were issued and outstanding. All outstanding shares of VMS Common Stock are fully paid and nonassessable. No shares of VMS Preferred Stock are issued and outstanding.

Common Stock

Each holder of VMS Common Stock is entitled to one vote for each share owned of record on all matters submitted to a vote of stockholders, except that cumulative voting applies with respect to the election of directors. Subject to the preferential rights of any outstanding series of Preferred Stock and to the restrictions on payment of dividends imposed by the Term Loans and any credit facilities that may be entered into by VMS, the holders of VMS Common Stock will be entitled to such dividends as may be declared from time to time by the VMS Board from funds legally available therefor, and will be entitled, after payment of all prior claims, to receive pro rata all assets of VMS upon the liquidation, dissolution or winding up of VMS. Holders of VMS Common Stock have no redemption, conversion rights or preemptive rights to purchase or subscribe for securities of VMS.

The Varian Common Stock is currently listed on the NYSE and PE under the symbol "VAR." The VMS Common Stock is expected to continue to be listed on the NYSE and PE under the symbol "VAR" following the Distribution. The trading price of the VMS Common Stock will be substantially affected by the Distribution.

Preferred Stock

The authorized capital stock of VMS includes shares of Preferred Stock, none of which are currently issued or outstanding. The VMS Board is authorized to divide VMS's Preferred Stock into series and, with respect to each series, to determine the preferences and rights and the qualifications, limitations or restrictions thereof, including the dividend rights, conversion rights, voting rights, redemption rights and terms, liquidation preferences, sinking fund provisions, the number of shares constituting the series and the designation of such series. The VMS Board could, without stockholder approval, issue VMS's Preferred Stock with voting and other rights that could adversely affect the voting power of the holders of VMS Common Stock and which could have certain anti-takeover effects.

In connection with the VMS Rights Plan (as defined), the Board of Directors of Varian has authorized 50,000 shares of Participating Preferred Stock (the "VMS Participating Preferred"). For a description of the rights, powers and preferences of the VMS Participating Preferred, see "--Rights Plan."

Rights Plan

Varian has entered into a Rights Agreement (the "VMS Rights Plan") with First Chicago Trust Company of New York, as Rights Agent. Under the VMS Rights Plan, the VMS Board has declared and distributed a dividend of one right (collectively, the "VMS Rights") for each outstanding share of VMS Common Stock. Each VMS Right entitles a registered holder to purchase one one-thousandth of a share of VMS Participating Preferred at a purchase price of $180 ($110 after the Distribution) per one one-thousandth of a share of VMS Participating Preferred, subject to adjustment. The VMS Rights will expire no later than December 4, 2008. The VMS Rights will be exercisable on the earlier to occur of (i) the first date of public announcement (or such earlier or later date as the VMS Board may determine) that a person or "group" has acquired beneficial ownership of 15% or more of the outstanding VMS Common Stock (an "Acquiring Person") and (ii) ten business days (or such later date as the VMS Board may determine) following the commencement of a tender or exchange offer the consummation of which would result in a person or group becoming an Acquiring Person.

If any person or group becomes an Acquiring Person or commences a tender offer upon consummation of which such person or group would become an Acquiring Person, each VMS Right not owned by such Acquiring Person or certain related parties would entitle its holder to purchase, at the VMS Right's then current exercise price, shares of VMS Common Stock, or, in the discretion of the VMS Board, shares of VMS Participating Preferred having a value equal to twice the VMS Right's exercise price. The effect would be to significantly dilute the equity interest of the VMS Acquiring Person. In addition, if, after a person or group becomes an Acquiring Person, VMS is involved in a merger or other business combination transaction in which (i) the holders of all of the outstanding VMS Common Stock immediately prior to the consummation of the transaction are not the holders of the surviving corporation's voting power or
(ii) more than 50% of VMS's assets or earning power is sold or transferred, each VMS Right will entitle its holder to purchase, at the VMS Right's then current exercise price, common shares of the acquiring company having a value equal to twice the VMS Right's then current exercise price.

The purchase price payable, and the shares issuable, upon exercise of the VMS Rights Plan are subject to adjustment from time to time as specified in the VMS Rights Plan. VMS is generally entitled to redeem the VMS Rights in whole, but not in part, at $0.001 per VMS Right at any time prior to the earlier to occur of (i) a person becoming an Acquiring Person or (ii) expiration of the VMS Rights.

Shares of VMS Participating Preferred purchasable upon exercise of the VMS Rights will not be redeemable and will be designed so that each one one-thousandth of a share has economic and voting terms similar to one share of VMS Common Stock. Each share of VMS Participating Preferred will be entitled to a minimum preferential quarterly dividend payment of $2.50 per share but, if greater, will be entitled to an aggregate dividend per share of 1,000 times the dividend declared per share of VMS Common Stock. In the event of liquidation of VMS, the holders of VMS Participating Preferred will be entitled to a minimum preferential liquidation payment of $100.00, provided that they will be entitled to an aggregate payment per share of at least 1,000 times the aggregate payment made per VMS Common Stock. Each share of VMS Participating Preferred will have one thousand votes, voting together with the VMS Common Stock. These rights are protected by customary anti-dilution provisions.

Transfer Agent and Rights Agent

The transfer agent for the VMS Common Stock and the Rights Agent under the VMS Rights Plan is First Chicago Trust Company of New York.

              LIMITATION OF LIABILITY AND INDEMNIFICATION MATTERS

The Certificate of Incorporation of VMS that will be in effect following the Distribution (the "VMS Charter") will provide that a director will not be personally liable to VMS or its stockholders for monetary damages for any breach of fiduciary duty as a director, except in certain cases where liability is mandated by the Delaware General Corporation Law (the "DGCL"). The VMS Charter and/or By-Laws of VMS that will be in effect following the Distribution (the "VMS By-Laws") also provide for indemnification, to the fullest extent permitted by law, of any person who is or was involved in any manner in any pending, threatened or completed investigation, claim or other proceeding by reason of the fact that such person is or was a director, officer employee or agent of VMS, or, at the request of VMS, is or was serving as a director, officer, employee or agent of another entity, against all expenses, liabilities, losses and claims incurred or suffered by such person in connection with the investigation, claim or other proceeding. VMS has entered into, and intends in the future to enter into, agreements to provide indemnification for directors and officers in addition to the indemnification provided for in the VMS Charter and By-Laws. These agreements, among other things, will indemnify directors and officers to the fullest extent permitted by law for certain expenses (including attorneys' fees) and all losses, claims, liabilities, judgments, fines and settlement amounts incurred by such person arising out of or in connection with such person's service as a director or officer of VMS or another entity for which such person was serving as an officer or director at the request of VMS and will provide for advancement of such expenses to such persons. Other than as described herein, there is no pending litigation or proceeding involving a director, officer, employee or other agent of VMS or any other entity as to which indemnification is being sought under these provisions from VMS, and VMS is not aware of any pending or threatened litigation that may result in claims for indemnification under these provisions by a director, officer, employee or other agent.

             DELAWARE LAW AND CERTAIN CHARTER AND BY-LAW PROVISIONS

Delaware Law

VMS is subject to the provisions of Section 203 of the DGCL ("Section 203"). In general, Section 203 prohibits a publicly held Delaware corporation from engaging in a "business combination" with an "interested stockholder" for a period of three years after the date of the transaction in which the person became an interested stockholder, unless the business combination is approved in a prescribed manner. A "business combination" includes a merger, asset sale or other transaction resulting in a financial benefit to the interested stockholder. An "interested stockholder" is a person who, together with affiliates and associates, owns (or, in certain cases, within three years prior, did own) 15% or more of the corporation's voting stock. Under Section 203, a business combination between the corporation and an interested stockholder is prohibited unless it satisfies one of the following conditions:
(i) the board of directors must have previously approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder; or (ii) on consummation of the transaction that resulted in the stockholders becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation, outstanding at the time the transaction commenced (excluding, for purposes of determining the number of shares outstanding, shares owned by (a) persons who are directors and also officers and (b) employee stock plans, in certain instances); or (iii) the business combination is approved by the board of directors and authorized at an annual or special meeting of the stockholders by the affirmative vote of at least 66 2/3% of the outstanding voting stock which is not owned by the interested stockholder.

Certain Charter and By-Law Provisions

The VMS Charter contains provisions that will make more difficult the acquisition of control of VMS by means of a tender offer, open market purchases, a proxy fight or otherwise that are not approved by the VMS Board. The VMS By-Laws also contain provisions that could have an anti-takeover effect.

The purposes of such provisions of the VMS Charter and By-Laws are to discourage certain types of transactions, which may involve an actual or threatened change of control of VMS and to encourage persons seeking to acquire control of VMS to negotiate the terms of any proposed business combination or offer with the VMS Board. These provisions will help ensure that the VMS Board, if confronted by a surprise proposal from a third party, will have sufficient time to review the proposal and appropriate alternatives to the proposal and to act in what it believes to be the best interests of the stockholders.

These provisions, individually and collectively, may impede or discourage a merger, tender offer or proxy fight, even if such transaction or occurrence may be favorable to the interests of the stockholders, and may delay or frustrate the assumption of control by a holder of a large block of VMS Common Stock and the removal of incumbent management, even if such removal might be beneficial to stockholders. By discouraging takeover attempts these provisions might have the incidental effect of inhibiting certain changes in management (some or all of the members of which might be replaced in the course of a change of control) and also the temporary fluctuations in the market price of the stock which often result from actual and rumored takeover attempts.

Set forth below is a description of such provisions in the Charter and By-Laws for VMS. Such description is intended as a summary only and is qualified in its entirety by reference to the full text of the VMS Charter and By-Laws to be filed as an exhibit to VMS's next Quarterly Report on Form 10-Q under the Exchange Act. Capitalized terms used and not defined herein are defined in the VMS Charter or By-Laws.

Classified Boards of Directors

The VMS Charter provides for the VMS Board to be divided into three classes serving staggered terms. The classification of directors will have the effect of making it more difficult for stockholders to change the composition of the board of directors in a relatively short period of time. At least two annual meetings of stockholders, instead of one, will generally be required to effect a change in a majority of the board of directors. Such a delay may help ensure that the VMS Board, if confronted by a stockholder's attempt to force a stock repurchase at a premium above market price, a proxy contest or an extraordinary corporate transaction, will have sufficient time to review the proposal and appropriate alternatives to the proposal and to act in what they believe are the best interests of the stockholders. VMS also believes that a classified board of directors will help to assure the continuity and stability of the VMS Board and the business strategies and policies of VMS as determined by the VMS Board, because generally a majority of the directors at any given time will have had prior experience as directors of VMS.

The classified board provision could have the effect of discouraging a third party from making a tender offer or otherwise attempting to obtain control of VMS even though such an attempt might be beneficial to VMS and its stockholders. The classified board provision could thus increase the likelihood that incumbent directors will retain their positions.

Number of Directors

The VMS Charter provides that the specific number of directors (which must be at least three) shall be fixed by resolution of the board of directors. Accordingly, the existing board members could limit the ability of a stockholder to obtain majority representation on the VMS Board by enlarging such board of directors and filling the new directorships with its own nominees.

Special Meetings

The VMS By-Laws provide that, subject to the rights of holders of any series of the relevant preferred stock, special meetings of stockholders can be called only by the Chairman of the Board, the Chief Executive Officer, the Vice-Chairman of the Board (if any) or the VMS Board. Stockholders are not permitted to call a special meeting or to require that the VMS Board call a special meeting of stockholders. Moreover, the business permitted to be conducted at any special meeting of stockholders will be limited to the purpose or purposes of the meeting as stated in the notice of the meeting. A stockholder could not force stockholder consideration of a proposal over the opposition of the VMS Board by calling a special meeting of stockholders prior to the time the VMS Board believed such consideration to be appropriate.

Advance Notice Provisions for Stockholder Nominations and Stockholder Proposals

The VMS By-Laws establish an advance notice procedure with regard to the nomination, other than by or at the direction of the VMS Board, of candidates for election as directors (the "Nomination Procedure") and with regard to certain matters to be brought before an annual meeting of stockholders (the "Business Procedure").

Pursuant to the VMS By-Laws, the Nomination Procedure provides that only persons who are nominated by, or at the direction of, the VMS Board or by a stockholder of record who has given timely prior written notice to the Secretary prior to the meeting at which directors are to be elected will be eligible for election as directors. The Business Procedure provides that at an annual meeting only such business can be conducted as has been brought before the meeting pursuant to the notice of the meeting, by, or at the direction of, the VMS Board or by a stockholder of record who has given timely prior written notice to the Secretary of such stockholder's intention to bring such business before the meeting. To be timely, notice must generally be received by not less than 60 days nor more than 90 days prior to the first anniversary of the mailing of the proxy statement in connection with the previous year's annual meeting. For notice of a stockholder nomination to be made at a special meeting at which directors are to be elected to be timely, such notice must be received not earlier than the 90th day before such meeting and not later than the later of (1) the 60th day prior to such meeting and (2) the tenth day after public announcement of the date of such meeting is first made.

Under the Nomination Procedure, notice from a stockholder who proposes to nominate a person at a meeting for election as director must contain certain information about that person, including such person's consent to be nominated and such information as would be required to be included in a proxy statement soliciting proxies for the election of the proposed nominee, and certain information about the stockholder proposing to nominate that person or the beneficial owner, if any, on whose behalf the nomination is made. Under the Business Procedure, notice relating to the conduct of business must contain certain information about such business and about the stockholder who proposes to bring the business before the meeting including a brief description of the business the stockholder proposes to bring before the meeting, the reasons for conducting such business at such meeting, the class and number of shares of stock beneficially owned by such stockholder, and by the beneficial owner, if any, on whose behalf the proposal is made, and any material interest of such stockholder, and such beneficial owner in the business so proposed. If the Chairman or other officer presiding at a meeting determines that a person was not nominated in accordance with the Nomination Procedure, such person will not be eligible for election as a director, or if he or she determines that other business was not properly brought before such meeting in accordance with the Business Procedure, such business will not be conducted at such meeting.

The purpose of the Nomination Procedure is, by requiring advance notice of nominations by stockholders, to afford the VMS Board a meaningful opportunity to consider the qualifications of the proposed nominees and, to the extent deemed necessary or desirable by the VMS Board, to inform stockholders about such qualifications. The purpose of the Business Procedure is, by requiring advance notice of proposed business, to provide a more orderly procedure for conducting annual meetings of stockholders and, to the extent deemed necessary or desirable by the VMS Board to provide the VMS Board with a meaningful opportunity to inform stockholders, prior to such meeting, of any business proposed to be conducted at such meetings, together with any recommendation as to the VMS Board's position or belief as to action to be taken with respect to such business, so as to enable stockholders better to determine whether they desire to attend such meeting or grant a proxy to the VMS Board as to the disposition of any such business. Although the VMS By-Laws will not give the VMS Board any power to approve or disapprove stockholder nominations for the election of directors or of any other business desired by a stockholder to be conducted at an annual meeting, the By-Laws may have the effect of precluding a nomination for the election of directors or precluding the conducting of business at a particular annual meeting if the proper procedures are not followed, and may discourage or deter a third party from conducting a solicitation of proxies to elect its own slate of directors or otherwise attempting to obtain control of VMS even if the conduct of such solicitation or such attempt might be beneficial to VMS and its stockholders.

Preferred Stock

The VMS Charter authorizes and the VMS Board to establish series of Preferred Stock and to determine, with respect to any series of Preferred Stock, the voting powers, full or limited, or no voting powers, and such designations, preferences and relative, participating, optional or other special rights and such qualifications, limitations or restrictions thereof as are stated in the board resolutions providing for such series. The number of authorized shares of VMS Preferred Stock is 1,000,000.

VMS believes that the availability of such preferred stock will provide VMS with increased flexibility in structuring possible future financing and acquisitions, and in meeting other corporate needs which might arise. Having such authorized shares available for issuance will allow VMS to issue shares of Preferred Stock without the expense and delay of a special stockholders' meeting. The authorized shares of Preferred Stock, as well as shares of VMS Common Stock, will be available for issuance without further action by stockholders, unless such action is required by applicable law or the rules of any stock exchange on which the securities may be listed. Although the VMS Board has no intention at the present time of doing so, it could issue a series of Preferred Stock that could, subject to certain limitations imposed by the securities laws and stock exchange rules, depending on the terms of such series, impede the completion of a merger, tender offer or other takeover attempt. For instance, such series of Preferred Stock might impede a business combination by including class-voting rights that would enable the holder to block such a transaction. The VMS Board will make any determination to issue such shares based on its judgment as to the best interests of VMS and its then existing stockholders. The VMS Board, in so acting, could issue Preferred Stock having terms which could discourage an acquisition attempt or other transaction that some, or a majority, of the stockholders might believe to be in their best interests or in which stockholders might receive a premium for their stock over the then market price of such stock. The authorized and unissued Preferred Stock of VMS, as well as the authorized and unissued VMS Common Stock would be available, and the VMS Charter explicitly authorizes use of capital stock, for the above purposes.

In connection with the Rights Plan, the VMS Board has authorized 50,000 shares of VMS Participating Preferred Stock. No such shares of VMS Participating Preferred Stock are outstanding. For a description of the rights, powers and preferences of the VMS Participating Preferred Stock, see "Description of the Capital Stock - Rights Plans."

Common Stock

The VMS Charter authorizes the issuance of 99,000,000 shares of VMS Common
Stock.

The authorized but unissued VMS Common Stock will provide VMS with the ability to meet future capital needs and to provide shares for possible acquisitions and stock dividends or stock splits. The VMS Board would have the ability, in the event of a proposed merger, tender offer or other attempt to gain control of VMS that was not approved by the VMS Board, to issue additional VMS Common Stock that would dilute the stock ownership of the acquiror.

Rights Plan

Varian has entered into the Rights Plan. The Rights to be distributed in accordance with this Rights Plan will have certain anti-takeover effects. The Rights will cause substantial dilution to a person or group that attempts to acquire VMS and thereby effect a change in the composition of the VMS Board on terms not approved by the VMS Board, including by means of a tender offer at a premium to the market price. The Rights should not interfere with any merger or business combination approved by the VMS Board, since the Rights may be redeemed by VMS at the applicable redemption price prior to the time that a person or group has become an Acquiring Person. See "Description of the Capital Stock - Rights Plan."

                             AVAILABLE INFORMATION

Varian is (and, after the Distribution, VMS will be) subject to the informational requirements of the Exchange Act, and, in accordance therewith, files (and, after the Distribution, VMS will file) reports and other information with the Commission. The reports and other information filed by Varian (and, after the Distribution, to be filed by VMS) with the Commission in accordance with the Exchange Act may be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N. W., Washington, DC 20549, and at the following regional offices of the Commission: Seven World Trade Center, Suite 1300, New York, New York 10048, and Northwest Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such material or any part thereof may also be obtained from the Public Reference Section of the Commission, 450 Fifth Street, N.W., Washington, DC 20549, at prescribed rates or may be accessed electronically on the Commission's Web site at http://www.sec.gov. The Varian Common Stock is listed on the New York Stock Exchange, Inc. (the "NYSE") and the Pacific Exchange (the "PE") and the VMS Common Stock will be listed on the NYSE and the PE, and reports and other information concerning Varian can be inspected at the offices of the NYSE, 20 Broad Street, New York, New York, 10005, and of the PE, 301 Pine Street, San Francisco, California, 94104.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

This Information Statement incorporates documents by reference with respect to Varian that are not presented herein or delivered herewith. These documents (excluding exhibits thereto, unless such exhibits are specifically incorporated by reference into such documents) are available without charge to any person, including any holder of Varian Common Stock, to whom this Information Statement is delivered, upon written or oral request to the Secretary, Varian Associates, Inc., 3050 Hansen Way, Palo Alto, California 94304-1000, telephone (650) 493-4000. In addition, documents incorporated herein are made available by the Commission to any person through (i) the public reference facilities maintained by the Commission by calling the Commission at (800) SEC-0330 and (ii) the Commission's Internet site at http://www.sec.gov.

The following documents filed by Varian with the Commission pursuant to Section 13 of the Exchange Act are incorporated herein by reference: (i) the Annual Report on Form 10-K for the fiscal year ended October 2, 1998, (ii) the Quarterly Report on Form 10-Q for the first quarter ended January 1, 1999 and
(iii) the Current Reports on Form 8-K filed with the Commission on November 24, 1998 and January 26, 1999.

All reports and other documents filed by Varian pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Information Statement shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such reports and other documents. Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Information Statement, to the extent that a statement contained herein or in any other subsequently filed document which also is incorporated or deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Information Statement.